Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
by and among
AUTONATION, INC.,
as Borrower,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as Lender,
and
BANK OF AMERICA, N.A., TRUIST BANK, SUCCESSOR BY MERGER TO SUNTRUST BANK, and WELLS FARGO BANK, NATIONAL ASSOCIATION
as Syndication Agents and as Lenders,
and
TOYOTA MOTOR CREDIT CORPORATION, MERCEDES-BENZ FINANCIAL SERVICES USA LLC, MIZUHO BANK, LTD. and U.S. BANK NATIONAL ASSOCIATION
as Documentation Agents and as Lenders,
and
THE LENDERS PARTY HERETO FROM TIME TO TIME
March 26, 2020
JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC., SUNTRUST ROBINSON HUMPHREY, INC., and WELLS FARGO SECURITIES, LLC
Co-Lead Arrangers and Joint Bookrunners

1

ARTICLE IV

Change in Circumstances
4.1	Increased Cost and Reduced Return	37
4.2	Alternate Rate of Interest.	39
4.3	Illegality	40
4.4	Treatment of Affected Loans	40
4.5	Compensation	41
4.6	Taxes	41
4.7	Replacement Lenders	44
4.8	Defaulting Revolving Lenders	44

ARTICLE V

Conditions to Making Loans and Issuing Letters of Credit
5.1	Conditions to Effectiveness and the Initial Advance	46
5.2	Conditions of Loans	47
5.3	Supplements to Schedules	47

ARTICLE VI

Representations and Warranties
6.1	Representations and Warranties	48

ARTICLE VII

Affirmative Covenants
7.1	Financial Reports, Etc.	51
7.2	Maintain Properties	52
7.3	Existence, Qualification, Etc.	52
7.4	Regulations and Taxes	53
7.5	Insurance	53
7.6	True Books	53
7.7	Right of Inspection	53
7.8	Observe all Laws	53
7.9	Governmental Licenses	53
7.10	Covenants Extending to Subsidiaries	53
7.11	Officer’s Knowledge of Default	53
7.12	Suits or Other Proceedings	53
7.13	Notice of Discharge of Hazardous Material or Environmental Complaint	53
7.14	Environmental Compliance	54
7.15	Notice of Change of Beneficial Ownership Certification	54
7.16	Continued Operations	54
7.17	Use of Proceeds	54

7.18	Guarantors	54

ARTICLE VIII

Negative Covenants
8.1	Financial Covenants	54
8.2	Indebtedness	55
8.3	Liens	55
8.4	Merger, Consolidation or Fundamental Changes	57
8.5	Fiscal Year	57
8.6	[Reserved]	57
8.7	Manufacturer Consents	57
8.8	Use of Proceeds	57

ARTICLE IX

Events of Default and Acceleration
9.1	Events of Default	57
9.2	Administrative Agent to Act	59
9.3	Cumulative Rights	59
9.4	No Waiver	59
9.5	Allocation of Proceeds	59

ARTICLE X

The Administrative Agent
10.1	Appointment	60
10.2	Delegation of Duties	60
10.3	Exculpatory Provisions	60
10.4	Reliance by Administrative Agent	61
10.5	Notice of Default	61
10.6	Non-Reliance on Agents and Other Lenders	61
10.7	Indemnification	61
10.8	Agent in its Individual Capacity	62
10.9	Successor Administrative Agent	62
10.10	Other Agents, Etc.	62
10.11	Certain ERISA Matters	62

ARTICLE XI

Miscellaneous
11.1	Assignments and Participations	63
11.2	Notices	66
11.3	Right of Set-off; Adjustments	67
11.4	Survival	67

11.5	Expenses	67
11.6	Amendments and Waivers	68
11.7	Counterparts; Electronic Execution	68
11.8	Termination	69
11.9	Indemnification; Limitation of Liability	69
11.10	Severability	70
11.11	Entire Agreement	70
11.12	Agreement Controls	70
11.13	Usury Savings Clause	70
11.14	Governing Law; Waiver of Jury Trial	70
11.15	Confidentiality	71
11.16	Releases of Facility Guarantees	72
11.17	Guarantor Release	72
11.18	MANUFACTURER CONSENTS	72
11.19	USA Patriot Act Notice	72
11.20	Effect of Amendment and Restatement	72
11.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	73
11.22	Acknowledgement Regarding Any Supported QFCs	73

EXHIBIT A	Revolving Credit Commitments
EXHIBIT B	Form of Assignment and Assumption
EXHIBIT C	Notice of Appointment (or Revocation) of Authorized Representative
EXHIBIT D	Form of Borrowing Notice
EXHIBIT E	Compliance Certificate
EXHIBIT F	Form of Interest Rate Selection Notice
EXHIBIT G	Form of Competitive Bid Quote Request
EXHIBIT H	Form of Competitive Bid Quote
EXHIBIT I	[Intentionally Omitted]
EXHIBIT J	Form of Facility Guaranty
EXHIBIT K	Form of Commitment Increase Agreement
EXHIBIT L	Form of Added Lender Agreement
EXHIBIT M	Form of U.S. Tax Compliance Certificate

Schedule 1.1(a)	Closing Date Existing Issuing Banks and Closing Date Existing Letters of Credit
Schedule 1.1(b)	Manufacturer Consents
Schedule 1.1(c)	Existing Vehicle Lenders
Schedule 6.1(g)	Litigation
Schedule 6.1(l)	ERISA
Schedule 6.1(n)	Environmental Issues
Schedule 8.3	Existing Liens

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 26, 2020 (the “Agreement”), is made by and among:
AUTONATION, INC., a Delaware corporation (the “Borrower”); and
JPMORGAN CHASE BANK, N.A., a national banking association organized and existing under the laws of the United States of America (“JPMorgan Chase Bank”), each other lender signatory hereto on the Closing Date, each Person which may hereafter execute and deliver an Assignment and Assumption with respect to this Agreement pursuant to Section 11.1 and each Person which hereafter becomes an Added Lender pursuant to Section 2.18 (hereinafter JPMorgan Chase Bank and such other lenders and Added Lenders may be referred to individually as a “Lender” or collectively as the “Lenders”); and
JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”);
W I T N E S S E T H:
WHEREAS, the Borrower is party to the Existing Credit Agreement;
WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated in order to make certain amendments as provided in this Agreement; and
WHEREAS, the Lenders that are signatories hereto have agreed to amend the Existing Credit Agreement in such respects and to restate the Existing Credit Agreement as so amended and restated as provided in this Agreement (and, in that connection, certain lenders not currently party to the Existing Credit Agreement shall become a party as lenders hereunder), effective upon the satisfaction of certain conditions precedent set forth in Article V;
NOW, THEREFORE, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree that on the Closing Date (as defined below) the Existing Credit Agreement shall be amended and restated as follows:
ARTICLE I

Definitions

1.1    Definitions. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

“Absolute Rate” has the meaning assigned to such term in Section 2.5(c)(ii)(C) hereof.
“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it is exercised by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.
“Acquisition Adjustments” means with respect to any Permitted Acquisition the adjustments provided for in Section 1.3.
“Added Lender” means the Added Revolving Credit Lender or the Added Term Lender, as applicable.
“Added Revolving Credit Commitments” has the meaning assigned to such term in Section 2.18 hereof.
“Added Revolving Credit Lender” has the meaning assigned to such term in Section 2.18 hereof.
“Added Term Lender” has the meaning assigned to such term in Section 2.18 hereof.

“Added Term Loan” has the meaning assigned to such term in Section 2.18 hereof.
“Adjusted Consolidated EBITDA” means Consolidated EBITDA minus any Consolidated Interest Expense related to Vehicle Secured Indebtedness.
“Administrative Agent” has the meaning assigned to such term in the preamble hereto.
“Advance” means a borrowing under (i) the Revolving Credit Facility, consisting of the aggregate principal amount of a Base Rate Loan or a Eurodollar Loan, as the case may be, or (ii) the Competitive Bid Facility consisting of a Competitive Bid Loan.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.
“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of JPMorgan Chase Bank in its capacity as the Administrative Agent, J.P. Morgan Securities LLC), and the officers, directors, employees and attorneys-in-fact of such Persons and Affiliates.
“Agents” means the collective reference to the Administrative Agent and the Syndication Agents and Documentation Agents referred to on the cover page hereof.
“Agreement” has the meaning assigned to such term in the preamble hereto, as amended, restated, supplemented or otherwise modified from time to time.
“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Outstanding Revolving Credit Obligations then in effect.
“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Base Rate Margin” means that number of basis points per annum set forth in the Pricing Grid under the heading “Applicable Base Rate Margin”.
“Applicable Commitment Fee” for each Revolving Credit Lender means (a) that number of basis points per annum set forth on the Pricing Grid under the heading “Applicable Commitment Fee”, multiplied by (b) such Lender’s Available Revolving Credit Commitment.
“Applicable Eurodollar Margin” means that number of basis points per annum set forth on the Pricing Grid under the heading “Applicable Eurodollar Margin”.
“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” means the Applicable Base Rate Margin or Applicable Eurodollar Margin, as applicable.
“Applications and Agreements for Letters of Credit” means, collectively, the applications for Letters of Credit executed by the Borrower from time to time and delivered to the applicable Issuing Bank to support the issuance of Letters of Credit.

“Arrangers” means the collective reference to JPMorgan Chase Bank, N.A., BofA Securities, Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC.
“ASC” means Accounting Standards Codification.
“Assignment and Assumption” shall mean an Assignment and Assumption substantially in the form of Exhibit B (with blanks appropriately filled in) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement pursuant to Section 11.1.
“Authorized Representative” means (i) with respect to financial matters, the Chief Financial Officer or Treasurer of the Borrower and (ii) for all other purposes, any of the Executive Chairman, Chairman, Vice Chairmen, President, Chief Executive Officer, Chief Financial Officer, Treasurer, Executive Vice Presidents or Vice Presidents of the Borrower or any other person expressly designated by the Board of Directors of the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, in each case, as set forth from time to time in a certificate in the form attached hereto as Exhibit C.
“Auto-Releasing Credit Facility” has the meaning assigned to such term in Section 11.17.
“Automobile Retailing Activities” means new and used vehicle retailing, renting, leasing, financing, servicing, repairing and related or complementary activities, including but not limited to the selling of finance and insurance related products and other aftermarket parts and accessories.
“Available Revolving Commitment” means, as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) the sum of such Lender’s Revolving Credit Loans then outstanding and such Lender’s Participation in the Letter of Credit Outstandings.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means the sum of:
(a)for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the NYFRB Rate in effect on such day plus ½ of 1% and (iii) the Interbank Offered Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Interbank Offered Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day, plus
(b)the Applicable Base Rate Margin.
Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Interbank Offered Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Interbank Offered Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.2 hereof, then clause (a) of the Base Rate shall be the greater of clause (a)(i) and (a)(ii) above and shall be determined without reference to clause (a)(iii) above. For the avoidance of doubt, if the rate in clause (a) of the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Base Rate Loan” means a Loan for which the rate of interest is determined by reference to the Base Rate.
“Base Rate Refunding Loan” means a Base Rate Revolving Credit Loan made to satisfy Reimbursement Obligations arising from a drawing under a Letter of Credit.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or

(ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Interbank Offered Rate for U.S. dollar-denominated syndicated credit facilities substantially similar to this Facility for Persons similarly situated to the Borrower and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined (in consultation with the Borrower) by the Administrative Agent in its sole discretion.
“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Interbank Offered Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Interbank Offered Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities substantially similar to this Facility at such time for Persons similarly situated to the Borrower (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement, in each case, in consultation with the Borrower).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Interbank Offered Rate: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Screen Rate permanently or indefinitely ceases to provide the Screen Rate; or (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Interbank Offered Rate:
(a) a public statement or publication of information by or on behalf of the administrator of the Screen Rate announcing that such administrator has ceased or will cease to provide the Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate;
(b) a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Screen Rate, a resolution authority with jurisdiction over the administrator for the Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Screen Rate, in each case which states that the administrator of the Screen Rate has ceased or will cease to provide the Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate; and/or
(c) a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate announcing that the Screen Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent, the Borrower or the Required Lenders, as applicable, by notice to the Borrower (in the case of such notice by the Administrative

Agent or the Required Lenders), the Administrative Agent (in the case of such notice by the Required Lenders or the Borrower) and the Lenders (in the case of such notice by the Administrative Agent or the Borrower).
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Interbank Offered Rate and solely to the extent that the Interbank Offered Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Interbank Offered Rate for all purposes hereunder in accordance with Section 4.2 and (y) ending at the time that a Benchmark Replacement has replaced the Interbank Offered Rate for all purposes hereunder pursuant to Section 4.2.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System (or any successor body).
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Borrowing Notice” means the notice delivered by an Authorized Representative in connection with an Advance under the Revolving Credit Facility, in the form attached hereto as Exhibit D.
“Business Day” means (i) with respect to any Eurodollar Loan or any Competitive Bid Loan at the Eurodollar Competitive Rate, any day which is a Business Day, as described below, and on which the relevant international financial markets are open for the transaction of business contemplated by this Agreement in New York City and in the relevant interbank eurodollar market, and (ii) with respect to any other Loan and for any other purposes hereof, any day which is not a Saturday, Sunday or a day on which banks in the State of New York are authorized or obligated by law, executive order or governmental decree to be closed.
“Change in Control” means (i) if any Person or group of Persons acting in concert, other than the Permitted Investors, shall own or control, directly or indirectly, more than 35% of the outstanding securities (on a fully diluted basis and taking into account any Voting Securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Borrower having voting rights in the election of directors; or (ii) the replacement or resignation (other than by reason of death, illness or incapacity), within any two-year period, of a majority of the members of the Board of Directors of the Borrower (the “Board of Directors”) or a change in the size of the Board of Directors, within any two-year period, which results in members of the Board of Directors who were in office at the beginning of such two-year period constituting less than a majority of the members of the Board of Directors (unless such replacement, resignation or change in size of the Board of Directors shall have been effected or initiated by a majority of the members of the Board of Directors in office at the beginning of such two-year period or whose Board of Directors nomination or appointment were previously so approved).
“Closing Date” means the date as of which this Agreement is executed by the Borrower, the Lenders and the Administrative Agent and on which the conditions set forth in Section 5.1 have been satisfied or waived.
“Closing Date Existing Issuing Banks” means those financial institutions which have issued the Closing Date Existing Letters of Credit, as described on Schedule 1.1(a) attached hereto.
“Closing Date Existing Letters of Credit” means those Letters of Credit issued by the Closing Date Existing Issuing Banks, which are outstanding on the Closing Date and which are described in Schedule 1.1(a) attached hereto.
“Code” means the Internal Revenue Code of 1986, as amended, any successor provision or provisions and any regulations promulgated thereunder.

“Commitment” means, as to any Lender, the Revolving Credit Commitment of such Lender.
“Competitive Bid Borrowing” has the meaning assigned to such term in Section 2.5(b) hereof.
“Competitive Bid Facility” means the facility described in Section 2.5 hereof providing for Competitive Bid Loans to the Borrower.
“Competitive Bid Loans” means the Loans bearing interest at an Absolute Rate or a Eurodollar Competitive Rate provided for in Section 2.5 hereof.
“Competitive Bid Quote” means an offer in accordance with Section 2.5 hereof by a Revolving Credit Lender to make a Competitive Bid Loan with one single specified interest rate.
“Competitive Bid Quote Request” has the meaning assigned to such term in Section 2.5(b) hereof.
“Compliance Certificate” means a certificate in the form of Exhibit E furnished to the Administrative Agent and Lenders by the Borrower pursuant to Section 7.1 hereof.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(a)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(b)if, and to the extent that, the Administrative Agent determines (in consultation with the Borrower) that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines (in consultation with the Borrower) in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities substantially similar to this Facility at such time for Persons similarly situated to the Borrower;

provided, further, that if the Administrative Agent decides (in consultation with the Borrower) that any such rate, methodology or convention determined in accordance with clause (a) or clause (b) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Consenting Party” has the meaning assigned to such term in Section 2.19(b) hereof.
“Consolidated Capitalization Ratio” means the ratio of (a) the sum of Consolidated Funded Indebtedness plus Vehicle Secured Indebtedness to (b) the sum of Consolidated Total Capitalization plus Vehicle Secured Indebtedness.
“Consolidated EBITDA” means, with respect to the Borrower and its Subsidiaries for any period of computation thereof during such period, the sum of, without duplication, (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense during such period, plus (iii) taxes on income during such period, plus (iv) amortization during such period, plus (v) depreciation during such period (excluding depreciation on any Vehicles other than Vehicles used for operational purposes), plus (vi) non-cash charges arising from share-based payments (as defined in accordance with GAAP) to employees and directors, plus (vii) to the extent reflected as a charge in the statement of Consolidated Net Income for such period, the amortization or expense of all premiums, fees and expenses payable to the extent related to Indebtedness, plus (viii) to the extent reflected as a charge in the statement of Consolidated Net Income for such period, any non-cash impairment charge or asset write-off of the Borrower and its Subsidiaries to the extent reflected as a charge pursuant to FASB ASC Topic 350 “Intangibles -- Goodwill and Other” or FASB ASC Topic 360 “Property, Plant and Equipment” and the amortization of intangibles or non-cash write-off of assets arising pursuant to FASB ASC Topic 805 “Business Combinations” (or any revisions or successor standards with respect to such FASB ASC Topics covering substantially the same subject matter), plus (ix) to the extent reflected as a charge or realized or unrealized loss in the statement of Consolidated Net Income for such period, any downward adjustment, realized loss or non-cash impairment charge related to any equity investment pursuant to FASB ASC Topic 321 “Investments - Equity Securities” (or any revisions or successor standards with respect to such FASB ASC Topics covering substantially the same subject matter), plus (x) to the extent reflected as a charge in the statement of Consolidated Net Income for such period, all fees, cash and non-cash charges, and other cash expenses associated with the exit or disposal of a business, and minus (xi) to the extent reflected as a realized or unrealized gain in the statement of Consolidated Net Income for such period, any upward adjustment or realized gain related to any equity investment pursuant to FASB ASC Topic 321 “Investments - Equity Securities” (or any revisions or successor standards with respect to such FASB ASC Topics covering substantially the same subject matter); the foregoing to be determined on a consolidated basis in accordance with GAAP subject to the Acquisition Adjustments.
“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries, including without limitation (i) the amortization of debt discounts and (ii) the portion of any liabilities incurred in connection with Finance Leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP, subject to the Acquisition Adjustments.
“Consolidated Leverage Ratio” means, as at the date of computation thereof, the ratio of (a) Consolidated Funded Indebtedness (determined as at such date) to (b) Adjusted Consolidated EBITDA (for the Four-Quarter Period ending on (or most recently ended prior to) such date).
“Consolidated Net Income” means, for any period of computation thereof, the net income from continuing operations of the Borrower and its Subsidiaries, but excluding all significant unusual or infrequently occurring items, all as determined in accordance with GAAP, subject to Acquisition Adjustments.
“Consolidated Shareholders’ Equity” means at any time as of which the amount thereof is to be determined, the sum of the following in respect of the Borrower and its Subsidiaries (determined on a consolidated basis and excluding intercompany items among the Borrower and its Subsidiaries and the amount of any foreign currency translation adjustment which is included in the equity section of the consolidated balance sheet (whether positive or negative)): (i) the amount of issued and outstanding share capital, plus (ii) the amount of additional paid-in capital and retained income (or, in the case of a deficit, minus the amount of such deficit), minus (iii) the absolute value of any treasury stock and the absolute value of any stock subscription receivables, plus (iv) to the extent deducted in calculating the foregoing amount in clauses (i) through (iii), any non-cash impairment charge or asset write-off of the Borrower and its Subsidiaries pursuant to FASB ASC Topic 350 “Intangibles -- Goodwill and Other” or FASB ASC Topic 360 “Property, Plant and Equipment” and the amortization of intangibles or non-cash write-off of assets arising pursuant to FASB ASC Topic 805 “Business Combinations” and any downward adjustment, realized loss or non-cash impairment charge related to any equity investment pursuant to FASB ASC Topic 321 “Investments - Equity Securities” (or any revisions or successor standards with respect to any such FASB ASC Topics covering substantially the same subject matter) and all fees, cash and non-cash charges, and other cash expenses associated with the exit or disposal of a business, and minus (v) to the extent added in calculating the foregoing amount in clauses (i) through (iii), any upward adjustment or realized gain related to any equity investment pursuant to FASB ASC Topic 321 “Investments - Equity Securities” (or any revisions or successor standards with respect to any such FASB ASC Topics covering substantially the same subject matter), in each case with respect to clause (iv) and clause (v) to the extent occurring after December 31, 2019 and only to the extent no cash payments have been subsequently made in respect of such items, plus (v) $1,587,000,000; the foregoing to be determined on a consolidated basis in accordance with GAAP.
“Consolidated Tangible Assets” means Consolidated Total Assets minus (i) all current liabilities of the Borrower and its Subsidiaries reflected in the consolidated balance sheet for the most recently ended fiscal quarter of the Borrower for which a consolidated balance sheet of the Borrower and its Subsidiaries is available (excluding any current liabilities for borrowed money having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the Borrower) and (ii) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets of such Person and its Subsidiaries reflected in such balance sheet, in each case calculated on a consolidated basis in accordance with GAAP.
“Consolidated Total Assets” means the total assets of the Borrower and its Subsidiaries, as determined as of the most recently ended fiscal quarter of the Borrower for which a consolidated balance sheet of the Borrower and its Subsidiaries is available, calculated on a consolidated basis in accordance with GAAP.
“Consolidated Total Capitalization” means, as at any time as of which the amount thereof is to be determined, the sum of Consolidated Funded Indebtedness plus Consolidated Shareholders’ Equity.
“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to Section 2.12 hereof of a Loan of one Type as a Loan of the same Type from one Interest Period to the next Interest Period.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 2.12 of one Type of Loan into another Type of Loan.
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the Interbank Offered Rate.
“Covered Entity” means any of the following:
(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 11.22.
“Declining Party” has the meaning assigned to such term in Section 2.19(b) hereof.
“Default” means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.
“Default Rate” means an interest rate equal to (a) with respect to a Base Rate Loan under the Revolving Credit Facility, the Base Rate otherwise applicable to such Loan plus 2% per annum; (b) with respect to a Eurodollar Loan under the Revolving Credit Facility, the Eurodollar Rate otherwise applicable to such Loan plus 2% per annum; and (c) with respect to a Competitive Bid Loan under the Revolving Credit Facility, the Absolute Rate or Eurodollar Competitive Rate otherwise applicable to such Loan plus 2% per annum; in each case to the fullest extent permitted by applicable law.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that (a) in the case of any Revolving Credit Lender, has (i) failed to fund any portion of its Revolving Credit Loans or Participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder and such failure is continuing unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Credit Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) failed, within three (3) Business Days after receipt of request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Credit Loans and Participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (b) in the case of any Lender, has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement, or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, or has had a receiver, conservator, trustee, administrator, assignee for the benefit creditors or similar Persons, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with organization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (b)(i), the Borrower and the Administrative Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder or (ii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Lender.
“Dollars” and the symbol “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.
“Early Opt-in Election” means the occurrence of:
(a) (i) a determination by the Administrative Agent, (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) or (iii) a notification by the Borrower to the Administrative Agent (with a copy to the Required Lenders), in the case of subclauses (ii) or (iii), that the Required Lenders have or the Borrower has, as applicable, determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 4.2 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Interbank Offered Rate, and
(b) (i) the election by the Administrative Agent, (ii) the election by the Required Lenders or (iii) the election by the Borrower, in each case, to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders or the Borrower, as applicable, of written notice of such election to the Administrative Agent.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Special Purpose Entity” means any Person which is or is not a Subsidiary of the Borrower which has been formed by or for the benefit of the Borrower or any Subsidiary for the purpose of (i) financing or refinancing, leasing, selling or securitizing Vehicles or related receivables and which finances, refinances or securitizes Vehicles or related receivables of, leases Vehicles to or purchases Vehicles or related receivables from the Borrower or any Subsidiary; or (ii) financing or refinancing consumer receivables, leases, loans or retail installment contracts; provided that AutoNation Financial Services Corp. shall not be deemed an Eligible Special Purpose Entity.
“Employee Benefit Plan” means (i) any employee benefit plan, including any Pension Plan, within the meaning of Section 3(3) of ERISA which (A) is maintained for employees of the Borrower or any of its Subsidiaries or ERISA Affiliates or is assumed by the Borrower or any of its Subsidiaries or ERISA Affiliates in connection with any Acquisition or (B) has at any time within the last six (6) years been maintained for the employees of the Borrower or any current or former Subsidiary or ERISA Affiliate and (ii) any plan, arrangement, understanding or scheme maintained by the Borrower or any Subsidiary or ERISA Affiliate that provides retirement, deferred compensation, employee or retiree medical or life insurance, severance benefits or any other benefit covering any employee or former employee and which is administered under any Foreign Benefit Law or regulated by any Governmental Authority other than the United States of America.

“Environmental Laws” means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other “Superfund” or “Superlien” law or any other applicable statute, law, ordinance, code, rule, regulation, order or decree, of the United States or any foreign nation or any province, territory, state, protectorate or other political subdivision thereof, regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate”, as applied to the Borrower, means any (a) Person or trade or business which is a member of a group which is under common control with the Borrower, who together with the Borrower, is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code or (b) entity, whether or not incorporated, that is under common control within the meaning of Section 4001(a)(14) of ERISA with the Borrower.
“ERISA Event” means any of the following: (a) a Termination Event; (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; or (c) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, any Subsidiary or any ERISA Affiliate.
“Escrow Indebtedness” means Indebtedness (a) incurred in connection with any Acquisition or investment for so long as the proceeds thereof have been irrevocably deposited or are otherwise held in trust or under an escrow or other funding arrangement with a trustee or other agent under or with respect to such Indebtedness to secure such Indebtedness pending the application of such proceeds to finance such Acquisition or investment or (b) to the extent and for so long as funds or securities have been irrevocably deposited or are otherwise held in trust or under an escrow or other funding arrangement with a trustee or other agent under or with respect to such Indebtedness for the sole purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging or otherwise acquiring or retiring such Indebtedness.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Competitive Rate” means, for the Interest Period for any Competitive Bid Loan at a Eurodollar Competitive Rate, the rate of interest per annum determined pursuant to the following formula:

Eurodollar Competitive Rate	=	Interbank Offered Rate	+ or -	a margin

“Eurodollar Loan” or “Eurodollar Rate Loan” means a Loan for which the rate of interest is determined by reference to the Eurodollar Rate.
“Eurodollar Rate” means, for the Interest Period for any Eurodollar Loan, the rate of interest per annum determined pursuant to the following formula:

Eurodollar Rate	=	Interbank Offered Rate	+	Applicable Eurodollar Margin
“Event of Default” means any of the occurrences set forth as such in Section 9.1 hereof, provided that any requirement for notice or lapse of time, or both, has been satisfied.

“Excluded Subsidiaries” means, collectively, (a) all Eligible Special Purpose Entities, (b) each Subsidiary organized solely for the purpose of engaging in the insurance business, (c) any Subsidiary organized or incorporated outside of the United States and (d) any Immaterial Subsidiary.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or the Administrative Agent or required to be withheld or deducted from a payment to a Lender or the Administrative Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender or the Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.7) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.6, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender or Administrative Agent’s failure to comply with Section 4.6(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of October 19, 2017, by and among the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, as amended, supplemented or otherwise modified immediately prior to the Closing Date.
“Existing Revolving Credit Loans” means the Revolving Credit Loans (as defined in the Existing Credit Agreement) outstanding on the Closing Date immediately prior to the effectiveness of this Agreement.
“Existing Vehicle Lenders” means those financial institutions listed on Schedule 1.1(c).
“Existing Vehicle Secured Indebtedness” means Indebtedness arising under new and used floorplan financing arrangements secured by new and used vehicles and related assets with the Existing Vehicle Lenders described on Schedule 1.1(c).
“Exiting Lender” means each Lender as defined in and under the Existing Credit Agreement which is not a Lender under this Agreement on the Closing Date.
“Extension Date” has the meaning assigned to such term in Section 2.19(b) hereof.
“Facility” means each of the Revolving Credit Facility and any tranche of Added Term Loans established pursuant to Section 2.18, as applicable.
“Facility Guaranty” means each Guaranty Agreement between one or more Guarantors and the Administrative Agent for the benefit of the Administrative Agent and the Lenders, delivered pursuant to Section 7.18, as the same may be amended, modified or supplemented.
“Facility Termination Date” means such date as all of the following shall have occurred: (a) termination of the Revolving Credit Facility, the Letter of Credit Facility, the Competitive Bid Facility and payment in full of all Revolving Credit Outstandings, the outstanding principal of all Competitive Bid Loans and, except as provided in clause (b), all Letter of Credit Outstandings, together with all accrued and unpaid interest and fees thereon, (b) the undrawn portion of Letters of Credit and all letter of credit fees relating thereto accruing after such date to the respective expiry dates of the Letters of Credit (which fees shall be payable solely for the account of the applicable Issuing Bank and shall be computed based on interest rates and the Applicable Eurodollar Margin then in effect) shall be fully cash collateralized in a manner consistent with the terms of Section 9.1(B) or otherwise provided for pursuant to arrangements satisfactory to the applicable Issuing Bank; and (c) the Borrower shall have fully paid and satisfied in full all other Obligations then due and owing (except for Obligations consisting of continuing indemnities and other contingent Obligations that may be owing to any Agent-Related Person or any Lender pursuant to the Loan Documents that expressly survive termination of this Agreement).
“FASB” means the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements related thereto, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Finance Leases” means all leases which have been or should be classified as finance leases in accordance with GAAP (pursuant to FASB ASC Topic 842 “Leases”).
“Fiscal Year” means the period of the Borrower beginning on the first day of January of each calendar year and ending on December 31 of such calendar year.
“Foreign Benefit Law” means any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Employee Benefit Plan.
“Four-Quarter Period” means a period of four full consecutive fiscal quarterly periods, taken together as one accounting period.
“Funded Indebtedness” means, with respect to the Borrower and its Subsidiaries, without duplication, all indebtedness in respect of money borrowed, including without limitation all Finance Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements), all determined in accordance with GAAP, and all undrawn amounts of letters of credit in excess of $150,000,000 in the aggregate, Guaranty Obligations (excluding Guaranty Obligations with respect to obligations of Subsidiaries that are not Funded Indebtedness) and any reimbursement obligations under letters of credit; provided, Vehicle Secured Indebtedness, Vehicle Receivables Indebtedness and Escrow Indebtedness (but solely for so long as such Indebtedness constitutes Escrow Indebtedness) shall be excluded from the calculation of Funded Indebtedness; and provided further that upon the defeasance or satisfaction and discharge of Funded Indebtedness in accordance with the terms of such Funded Indebtedness, such Funded Indebtedness shall cease to be “Funded Indebtedness” hereunder (for the avoidance of doubt, including upon the giving or mailing of a notice of redemption and redemption funds being irrevocably deposited or otherwise held in trust or under an escrow or other funding arrangement with a trustee or other agent for the sole purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging or otherwise acquiring or retiring such Indebtedness).
“GAAP” means those principles of accounting set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC), rules and interpretive releases of the Securities and Exchange Commission (SEC), and principles set forth by other authoritative sources of GAAP as established in FASB ASC Topic 105 “Generally Accepted Accounting Principles,” as such principles are from time to time supplemented and amended.
“Government Securities” means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America.
“Governmental Authority” shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, agency or instrumentality or political subdivision thereof, any central bank or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government, any court or any arbitrator, in each case whether a state of the United States, the United States or foreign nation, state, province or other governmental instrumentality.
“Guarantor Release” has the meaning assigned to such term in Section 11.17.
“Guarantors” means, at any date and to the extent required pursuant to Section 7.18, the Subsidiaries which are required to be parties to a Facility Guaranty at such date.
“Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation payable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by such Person to an obligee of any other Person with respect to the payment of an obligation by, or the financial condition of, such other Person, whether direct or indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be computed at the amount which, in the light of all facts and circumstances existing at the time, represents the present value of the amount which can reasonably be expected to become an actual or matured liability.
“Hazardous Material” means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.
“Immaterial Subsidiary” means at any time, any Subsidiary of the Borrower (i) having aggregate total assets (as determined in accordance with GAAP) in an amount of less than 5% of Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the immediately preceding fiscal quarter for which financial statements are available and (ii) contributing in the aggregate less than 5% to Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which financial statements are available. In the event that total assets of all Immaterial Subsidiaries exceed 10% of Consolidated Total Assets as of the last day of the immediately preceding fiscal quarter for which financial statements are available or the total contribution to Consolidated EBITDA of all Immaterial Subsidiaries exceeds 10% of Consolidated EBITDA for the most recent period of four consecutive fiscal quarters for which financial statements are available, as the case may be, the Borrower will designate Subsidiaries which would otherwise constitute Immaterial Subsidiaries to be excluded from qualifying as Immaterial Subsidiaries until the total assets and total contribution to Consolidated EBITDA of all Subsidiaries constituting Immaterial Subsidiaries are, in each case, less than or equal to such 10% thresholds.
“Impacted Interest Period” has the meaning provided in the definition of “Interbank Offered Rate”.
“Increased Commitment Date” has the meaning assigned to such term in Section 2.18 hereof.
“Increasing Revolving Credit Lender” has the meaning assigned to such term in Section 2.18 hereof.
“Indebtedness” means with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, including all Funded Indebtedness, all Vehicle Secured Indebtedness, all Vehicle Receivables Indebtedness, and all Rate Hedging Obligations (but excluding any premiums, fees and deposits received in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable or other like obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of others described in clauses (a) through (i) (other than this clause (f)) of this definition, (g) all Finance Lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.
“Indemnified Liabilities” has the meaning therefor provided in Section 11.9.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Interbank Offered Rate” means, with respect to any Eurodollar Rate Loan or any Competitive Bid Loan at a Eurodollar Competitive Rate, for any Interest Period, the Screen Rate as of the Specified Time on the Quotation Day for such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Interbank Offered Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).
“Interest Period” (a) for each Eurodollar Loan means a period commencing on the date such Eurodollar Loan is made or Converted or Continued and each subsequent period commencing on the last day of the immediately preceding Interest Period for such Eurodollar Loan, and ending, at the Borrower’s option, on the date one week or one, two, three or six months thereafter or, subject to market availability to all Lenders, twelve months thereafter, as notified to the Administrative Agent by the Authorized Representative three (3) Business Days prior to the beginning of such Interest Period; provided, that,
(i)if the Authorized Representative fails to notify the Administrative Agent of the length of an Interest Period three (3) Business Days prior to the first day of such Interest Period, the Loan for which such Interest Period was to be determined shall be deemed to be a Base Rate Loan bearing interest at the Base Rate, as of the first day thereof;
(ii)if an Interest Period for a Eurodollar Loan would end on a day which is not a Business Day such Interest Period shall be extended to the next Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end on the immediately preceding Business Day); and
(iii)on any day, with respect to all Revolving Credit Loans and Competitive Bid Loans, there shall not be in effect more than fifteen (15) Interest Periods;
(b)    for each Competitive Bid Loan at an Absolute Rate means the period commencing on the date of such Loan and ending on such date as may be mutually agreed upon by the Borrower and the Lender or Lenders making such Competitive Bid Loan or Loans, as the case may be, comprising such Competitive Bid Loan; provided that no Interest Period for a Competitive Bid Loan at an Absolute Rate shall be for a period of less than seven (7) or greater than ninety (90) days; and
(c)    for each Competitive Bid Loan at a Eurodollar Competitive Rate means the period commencing on the date such Competitive Bid Loan is made and ending, at the Borrower’s option, on the date one week or one, two, three, six or (to the extent available) twelve months thereafter as notified by the Borrower to such Lender by the Authorized Representative three (3) Business Days prior to the beginning of such Interest Period; provided that if an Interest Period for such Loan would end on a day which is not a Business Day, such Interest Period shall be extended to the next Business Day (unless such extension would cause the applicable Interest Period to end in the succeeding calendar month, in which case such Interest Period shall end in the immediately preceding Business Day).
“Interest Rate Selection Notice” means the written notice delivered by an Authorized Representative in connection with the election of a subsequent Interest Period for any Eurodollar Loan or Competitive Bid Loan bearing interest at a Eurodollar Competitive Rate or the Conversion of any Eurodollar Rate Loan or Competitive Bid Loan bearing interest at a Eurodollar Competitive Rate into a Base Rate Loan or the Conversion of any Base Rate Loan into a Eurodollar Rate Loan or Competitive Bid Loan bearing interest at a Eurodollar Competitive Rate, in the form of Exhibit F.
“Interpolated Rate” means at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select.
“Issuing Banks” means the Lenders who agree from time to time (upon the request of Borrower) to issue (provided that no Lender shall be obligated to do so) Letters of Credit (including the Closing Date Existing Issuing Banks) in accordance with Section 3.1 and “Issuing Bank” means any one of such Issuing Banks. On any date of determination, no more than four (4) Lenders (including the Closing Date Existing Issuing Banks) may be Issuing Banks hereunder.
“JPMorgan Chase Bank” shall have the meaning assigned to such term in the preamble hereto.
“LCA Election” shall have the meaning assigned to such term in Section 1.7.
“LCA Test Date” shall have the meaning assigned to such term in Section 1.7.
“Lender” shall as of any date have the meaning assigned to such term in the preamble hereto so long as such Lender still holds a Revolving Credit Loan, a Revolving Credit Commitment or an Added Term Loan as of such date.

“Letter of Credit” means (a) a standby letter of credit issued by an Issuing Bank for the account of the Borrower in favor of a Person advancing credit or securing an obligation on behalf of the Borrower or any of its Subsidiaries and (b) each of the Closing Date Existing Letters of Credit.
“Letter of Credit Commitment” means with respect to each Revolving Credit Lender, the obligation of such Lender to acquire Letter of Credit Participations up to an aggregate stated amount at any one time outstanding equal to such Lender’s Revolving Percentage of the Total Letter of Credit Commitment as the same may by increased or decreased from time to time pursuant to this Agreement.
“Letter of Credit Facility” means the facility described in Article III hereof providing for the issuance by the Issuing Banks for the account of the Borrower of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding the Total Letter of Credit Commitment.
“Letter of Credit Outstandings” means all undrawn amounts of Letters of Credit plus Reimbursement Obligations.
“Lien” means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owners of any property which either of them have acquired or hold subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.
“Limited Condition Acquisition” means an Acquisition the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.
“Limited Condition Acquisition Agreement Representations” means each representation and warranty made by the seller, the target and their respective subsidiaries or affiliates, as applicable, in the definitive documentation for a Limited Condition Acquisition that is material to the interests of the Added Term Lenders, but only to the extent that the Borrower or any of its Subsidiaries or Affiliates, as applicable, has the right to terminate its obligations (or otherwise decline to consummate such Limited Condition Acquisition) under such definitive documentation as a result of a breach of the applicable representation or warranty (determined without regard as to whether any notice is required to be delivered by the Borrower or any of its Subsidiaries or Affiliates, as applicable, pursuant to such documentation).
“Loan” or “Loans” means any of the Revolving Credit Loans, Competitive Bid Loans or Added Term Loans.
“Loan Documents” means this Agreement, the Notes, the Applications and Agreements for Letters of Credit and any Facility Guaranty (to the extent required pursuant to Section 7.18), in each case, as the same may be amended, modified or supplemented from time to time, and including any amendments, modifications or supplements thereto or waivers thereof.
“Loan Parties” means the collective reference to the Borrower and, to the extent required pursuant to Section 7.18, the Guarantors.
“Manufacturer” means a vehicle manufacturer or distributor which is party to a dealer agreement, franchise agreement or framework agreement with, or binding upon, the Borrower or any Retail Subsidiary.
“Manufacturer Consents” means, collectively, (a) those consent letters described on Schedule 1.1(b) attached hereto on the date hereof, and (b) any additional written consent by a Manufacturer to the Loan Documents and the transactions contemplated thereby which consent is added to Schedule 1.1(b) and is in form and substance reasonably acceptable to the Administrative Agent.
“Margin Capital Stock” means capital stock issued by the Borrower that (i) constitutes “margin stock” within the meaning of such term under Regulation U as now or from time to time hereafter in effect and (ii) would, taking into account all other “margin stock” (within the meaning of such term under Regulation U as now or from time to time hereafter in effect) held by the Borrower or any of its Subsidiaries, cause the value of all such “margin stock” to exceed 25% of the value of all assets of the Borrower and its Subsidiaries that directly or indirectly secure (within the meaning of Regulation U) the Obligations.

“Material Adverse Effect” means a material adverse effect on (i) the business, properties, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to pay or perform its payment obligations under the Loan Documents to which it is a party as such payment becomes due in accordance with the terms thereof, or (iii) the rights, powers and remedies of the Administrative Agent or any Lender under the Loan Documents, taken as a whole, or the validity, legality or enforceability thereof, taken as a whole.
“Material Credit Facilities” means (i) credit facilities with banks, other financial institutions or institutional lenders providing for revolving credit loans or term loans (other than the Revolving Credit Facility), (ii) note purchase agreements and indentures providing for the issuance of debt securities or (iii) agreements that refinance any debt incurred under any arrangement or agreement described in clause (i) or (ii) or this clause (iii), including in each case any successor or replacement arrangement, arrangements, agreement or agreements; provided that “Material Credit Facilities” shall not include (a) any such arrangement or agreement described in clauses (i), (ii) or (iii) above, in each case in an aggregate principal amount less than or equal to $125,000,000 or (b) any trade payables and other current liabilities arising in the ordinary course of business (including, without limitation, any Vehicle Secured Indebtedness and any Vehicle Receivables Indebtedness).
“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation.
“Mortgage Facilities” means one or more debt facilities with banks, manufacturers and/or other entities providing for borrowings by the Borrower or a Subsidiary secured primarily by real estate, in each case as such facilities are amended, modified or supplemented from time to time.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) Fiscal Years.
“Notes” means the collective reference to any promissory note evidencing Loans.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means the obligations, liabilities and Indebtedness of the Borrower with respect to (i) the principal and interest on the Loans, (ii) the Reimbursement Obligations and (iii) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower hereunder, under any one or more of the other Loan Documents or with respect to the Loans or Letters of Credit.
“Operating Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement or other applicable documents relating to the operation, governance or management of such entity.
“Organizational Action” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action), or other similar action, as applicable, taken by such entity.
“Organizational Documents” means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership, certificate of formation or other applicable organizational or charter documents relating to the creation of such entity.
“Original Stated Termination Date” has the meaning assigned to such term in Section 2.19(c) hereof.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising solely from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in any Loan or Loan Document).
“Other Taxes” has the meaning assigned to such term in Section 4.6(b) hereof.
“Outstanding Revolving Credit Obligations” means the sum of (i) the Revolving Credit Outstandings, (ii) Letter of Credit Outstandings, and (iii) outstanding Competitive Bid Loans, all as at the date of determination thereof.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participation” means, with respect to any Revolving Credit Lender (other than the applicable Issuing Bank with respect to a Letter of Credit), the extension of credit represented by the participation of such Lender hereunder in the liability of the applicable Issuing Bank in respect of Letters of Credit issued, and the rights of the applicable Issuing Bank in respect of Reimbursement Obligations, all in accordance with the terms hereof.
“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.
“Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and which (i) is maintained for employees of the Borrower or any of its ERISA Affiliates or is assumed by the Borrower or any of its ERISA Affiliates in connection with any Acquisition or (ii) has at any time during the last six (6) years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.
“Permitted Acquisition” means an Acquisition effected with the consent and approval of the Board of Directors (or the appropriate committee thereof) or other applicable governing body of such Person being acquired and the duly obtained approval of such shareholders or other holders of equity interests in such Person as may be required to be obtained under applicable law, the charter documents of or any shareholder agreements or similar agreements pertaining to such Person, which Person derives the majority of its revenues from Automobile Retailing Activities.
“Permitted Indebtedness” means (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) Indebtedness owing to the Borrower or a Subsidiary.
“Permitted Investor” means each Person and each of its Control Investment Affiliates that, on November 1, 2011, together own more than 10% of the outstanding securities of the Borrower having voting rights in the election of directors.
“Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture, other entity or a government or agency or political subdivision thereof.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pricing Grid” means the applicable table set forth below setting forth the number of basis points to be utilized in calculating each of (i) the Applicable Eurodollar Margin with respect to any Loan, (ii) the Applicable Base Rate Margin with respect to any Loan and (iii) the Applicable Commitment Fee.

Consolidated Leverage Ratio	Applicable Commitment Fee	Applicable Eurodollar Margin	Applicable Base Rate Margin
Greater than or equal to 3.25 to 1.00	20.0	150.0	50.0
Greater than or equal to 2.00 to 1.00 but less than 3.25 to 1.00	17.5	137.5	37.5
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	15.0	125.0	25.0
Less than 1.50 to 1.00	12.5	112.5	12.5

Until the first date after the Closing Date on which financial statements and a Compliance Certificate are delivered to the Lenders pursuant to Section 7.1, the Consolidated Leverage Ratio for the purposes of the Pricing Grid set forth above shall be deemed to be greater than or equal to 2.00 to 1.00 but less than 3.25 to 1.00. For the purposes of the Pricing Grid set forth above, changes in the rates set forth therein resulting from changes in the Consolidated Leverage Ratio shall become effective on the date that is three Business Days after the date on which financial statements and a Compliance Certificate are delivered to the Lenders pursuant to Section 7.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements or the Compliance Certificate referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements and Compliance Certificate are delivered, the highest rate set forth in each column of such Pricing Grid shall apply. Each determination of the Consolidated Leverage Ratio pursuant to such Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 8.1.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Principal Office” means the office of the Administrative Agent at JPMorgan Chase Bank, N.A., Loan & Agency, 500 Stanton Christiana Road, 3rd Floor, Newark, Delaware 19713, or such other office and address as the Administrative Agent may from time to time designate.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 11.22.
“Quotation Date” has the meaning assigned to such term in Section 2.5(b) hereof.
“Quotation Day” means, with respect to any Eurodollar Rate Loan or any Competitive Bid Loan at a Eurodollar Competitive Rate, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the London interbank market with respect to the borrowing of Dollars, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).
“Rate Hedge Value” means, with respect to each contract, instrument or other arrangement creating a Rate Hedging Obligation, the net obligations of the Borrower or any Subsidiary thereunder equal to the termination value thereof as determined in accordance with its provisions (if such Rate Hedging Obligation has been terminated) or the mark to market value thereof as determined on the basis of available quotations from any recognized dealer in, or from Bloomberg or other similar service providing market quotations for, the applicable Rate Hedging Obligation (if such Rate Hedging Obligation has not been terminated).
“Rate Hedging Obligations” means, without duplication, any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options and those commonly known as interest rate “swap” agreements; (ii) all other “derivative instruments” as defined in FASB ASC Topic 815 “Derivatives and Hedging” and which are subject to the reporting requirements of FASB ASC Topic 815 “Derivatives and Hedging”; and (iii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing. For purposes of any computation hereunder, each Rate Hedging Obligation shall be valued at the Rate Hedge Value thereof.
“Rating” means the rating assigned by any Rating Agency to the Loans.
“Rating Agencies” means S&P and Moody’s.
“Reimbursement Obligation” shall mean at any time, the obligation of the Borrower with respect to any Letter of Credit to reimburse the applicable Issuing Bank and the Revolving Credit Lenders to the extent of their respective Participations (including by the receipt by such Issuing Bank of proceeds of Revolving Credit Loans pursuant to Section 3.2) for amounts theretofore paid by such Issuing Bank or the Lenders pursuant to a drawing under such Letter of Credit.
“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.
“Required Lenders” means, as of any date, the holders of more than 50% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Outstanding Revolving Credit Obligations.
“Retail Subsidiary” means a Subsidiary which is engaged in the sale or distribution of new or used motor vehicles, or both, and/or parts and accessories used in connection with motor vehicles.
“Revolving Credit Commitment” means with respect to each Revolving Credit Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower and purchase Participations up to an aggregate principal amount at any one time outstanding, determined with reference to such Lender’s Revolving Percentage as set forth on Exhibit A attached hereto of the Total Revolving Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement.
“Revolving Credit Facility” means the facility described in Section 2.4(a) hereof providing for Revolving Credit Loans to the Borrower by the Revolving Credit Lenders in the aggregate principal amount of the Total Revolving Credit Commitment less the aggregate amount of Outstanding Letters of Credit and outstanding Competitive Bid Loans.
“Revolving Credit Lenders” means each Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans.
“Revolving Credit Loan” means a Loan made pursuant to the Revolving Credit Facility.
“Revolving Credit Outstandings” means, as of any date of determination, the aggregate principal amount of all Revolving Credit Loans then outstanding.
“Revolving Credit Termination Date” means the earlier of (a) the Stated Termination Date and (b) the date the Borrower shall have terminated the Revolving Credit Commitments pursuant to Section 2.10(a).
“Revolving Percentage” means, as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitment (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such

Lender’s Revolving Credit Loans then outstanding constitutes of the Total Revolving Credit Outstandings); provided that each Revolving Percentage of each Revolving Credit Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 11.1 hereof and any voluntary or mandatory reductions in such committed amounts.
“S&P” means Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies.
“Sanctions” means any international economic sanctions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, or the European Union, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Senior Officer” means the President, Chief Executive Officer, Treasurer, Chief Financial Officer or General Counsel of the Borrower.
“Screen Rate” means, for any day and time, with respect to any Eurodollar Rate Loan or any Competitive Bid Loan at a Eurodollar Competitive Rate for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the Screen Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.
“Specified Representations” mean the representations and warranties set forth in Sections 6.1(a) (solely with respect to the Borrower), 6.1(b), 6.1(h), 6.1(i), and 6.1(o).
“Specified Time” means 11:00 a.m., London time.
“Stated Termination Date” means March 26, 2025, subject to extension pursuant to Section 2.19.
“Subsidiary” means any corporation or other entity in which more than 50% of its outstanding voting stock or more than 50% of all equity interests is owned directly or indirectly by the Borrower and/or by one or more of the Borrower’s Subsidiaries.
“Subsidiary Securities” means the shares of capital stock or the other equity interests issued by or equity participations in any Subsidiary, whether or not constituting a “security” under Article 8 of the Uniform Commercial Code as in effect in any jurisdiction.
“Supported QFC” has the meaning assigned to it in Section 11.22.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Taxes” has the meaning assigned to such term in Section 4.6(a) hereof.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Termination Date Extension Request” has the meaning assigned to such term in Section 2.19(a) hereof.
“Termination Event” means: (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than an event for which the 30-day notice requirement has been waived by applicable regulation); or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4062(e) of ERISA; or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal (within the meaning of Title IV of ERISA) of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (viii) any event or condition which results in the insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA; or (x) any event or condition with respect to any Employee Benefit Plan which is regulated by any Foreign Benefit Law that results in the termination of such Employee Benefit Plan or the revocation of such Employee Benefit Plan’s authority to operate under the applicable Foreign Benefit Law.
“Total Letter of Credit Commitment” means an amount not to exceed $200,000,000.
“Total Revolving Credit Commitment” means $1,800,000,000, as the same may be increased or decreased from time to time pursuant to this Agreement, which shall be made available by the Lenders to the Borrower during the period from the date hereof until the Stated Termination Date.
“Type” shall mean any type of Loan (i.e., a Base Rate Loan or a Eurodollar Loan).
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Vehicle Receivables Indebtedness” means Indebtedness incurred by any Eligible Special Purpose Entity to finance, refinance or guaranty the financing or refinancing of consumer receivables, leases, loans or retail installment contracts incurred in the sale, transfer or lease of Vehicles; provided (x) such Indebtedness shall in accordance with GAAP not appear as an asset or liability on the balance sheet of the Borrower or any of its Subsidiaries; (y) no assets other than the Vehicles, consumer receivables, leases, loans, retail installment contracts or related proceeds (including, without limitation, proceeds from insurance, Vehicles and other obligations under such receivables, leases, loans or retail installment contracts) to be so financed or refinanced secure such Indebtedness; and (z) neither the Borrower nor any of its Subsidiaries other than such Eligible Special Purpose Entity shall incur any liability with respect to such Indebtedness other than liability arising by reason of (1) a breach of a representation or warranty or customary indemnities in each case contained in any instrument relating to such Indebtedness or (2) customary interests retained by the Borrower or its Subsidiaries in such assets or Indebtedness.
“Vehicle Secured Indebtedness” means, collectively, (a) the Existing Vehicle Secured Indebtedness and (b) Indebtedness incurred by the Borrower, any Subsidiary or any Eligible Special Purpose Entity to lease, finance or refinance or guaranty the leasing, financing or refinancing of Vehicles or related receivables, which Indebtedness in the case of this clause (b) is secured by the Vehicles or related receivables so financed or refinanced and (but only to the extent permitted by the last sentence of this definition) other assets, to the extent, when incurred, the amount of such Indebtedness does not exceed the depreciated book value of the Vehicles so financed or refinanced or the book value of such related receivables, in each case plus the book value of any other assets securing such Indebtedness (in the aggregate, “Security Book Value”) as determined in accordance with GAAP. It is understood that, to the extent the amount of such Indebtedness exceeds the associated Security Book Value, such excess amount shall not constitute “Vehicle Secured Indebtedness” and, accordingly, shall constitute “Funded Indebtedness”. On the date any Vehicle Secured Indebtedness is incurred and on any date any lien is granted securing such

Indebtedness, the percentage of Security Book Value contributed by Vehicles and related receivables financed or refinanced thereby shall not be less than 85% of the total Security Book Value with respect to such Indebtedness.
“Vehicles” means all now existing or hereafter acquired new and used automobiles, sport utility vehicles, trucks and vans of all types and descriptions, whether held for sale, lease, rental or operational purposes, which relate to the Borrower’s or any Subsidiary’s Automobile Retailing Activities.
“Voting Securities” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Rules of Interpretation.
(a)The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

(b)Except as otherwise expressly provided, references in any Loan Document to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to such Loan Document.

(c)All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.
(d)When used herein or in any other Loan Document, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

(e)References to “including” means including without limiting the generality of any description preceding such term, and such term shall not limit a general statement to matters similar to those specifically mentioned.

(f)Except as otherwise expressly provided, all dates and times of day specified herein shall refer to such dates and times at New York City.

(g)Whenever interest rates or fees are established in whole or in part by reference to a numerical percentage expressed as “___%”, such arithmetic expression shall be interpreted in accordance with the convention that 1% = 100 basis points.

(h)Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.

(i)Any reference to an officer of the Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.

(j)All references to (i) any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and not prohibited by the Loan Documents and (ii) except as otherwise provided in this Agreement, any international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative or executive orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (collectively, a “Law”) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

(k)Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in the Loan Documents shall inure to the benefit of the successors and permitted assigns of the Administrative Agent, the Lenders, or any of them.

1.3    Accounting for Permitted Acquisitions. With respect to any Permitted Acquisition consummated on or after the Closing Date, the following shall apply:
For each Four-Quarter Period that includes the date of a Permitted Acquisition, Consolidated EBITDA and Consolidated Interest Expense shall include the results of operations of the Person or assets so acquired, which amounts shall be determined on a historical pro forma basis and which may include such adjustments as are permitted under Regulation S-X of the Securities and Exchange Commission; provided, however, Consolidated Interest Expense shall be adjusted on a historical pro forma basis to (i) eliminate interest expense accrued during such period on any Indebtedness repaid in connection with such Permitted Acquisition and (ii) include interest expense on any Indebtedness (including Indebtedness hereunder) incurred, acquired or assumed in connection with such Permitted Acquisition (“Incremental Debt”) calculated (x) as if all such Incremental Debt had been incurred as of the first day of such Four-Quarter Period and (y) at the following interest rates: (I) for all periods subsequent to the date of the Permitted Acquisition and for Incremental Debt assumed or acquired in the Permitted Acquisition and in effect prior to the date of Permitted Acquisition, at the actual rates of interest applicable thereto, and (II) for all periods prior to the actual incurrence of such Incremental Debt, equal to the rate of interest actually applicable to such Incremental Debt hereunder or under other financing documents applicable thereto as at the end of each affected Four-Quarter Period.
1.4    Accounting for Derivatives. In making any computation under Section 8.1, all adjustments to such computation or amount resulting from the application of FASB ASC Topic 815 “Derivatives and Hedging” shall be disregarded.

1.5    Accounting and Financial Determinations. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time.

Notwithstanding anything to the contrary herein, if at any time any change in GAAP would materially affect the computation of any financial ratio or other financial calculation set forth in any Loan Document, and either the Borrower or the Required Lenders so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or other financial calculation to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or other financial calculation shall continue to be computed in accordance with GAAP prior to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with GAAP in effect and adopted by the Borrower as of the Closing Date, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other FASB ASC Topic having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.
1.6    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.

1.7    Limited Condition Acquisition. In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires (i) that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower (an “LCA Election”), be deemed satisfied so long as no Default or Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and no Default or Event of Default under Section 9.1(a), Section 9.1(g) (solely with respect to the Borrower) or Section 9.1(h) (solely with respect to the Borrower) exists or would result therefrom on the date any related Added Term Loans are advanced or (ii) that the representations and warranties set forth in Article VI or in any other Loan Document be true and correct, such representations and warranties shall, if the Borrower exercises an LCA Election, refer only to the representations and warranties that constitute Specified Representations and the Limited Condition Acquisition Agreement Representations or, in each case, other customary “SunGard” or “certain funds” representations.
ARTICLE II

The Loans
2.1    [Reserved].
2.2    [Reserved].
2.3    [Reserved].
2.4    Revolving Credit Commitments.
(a)    Commitments. Subject to the terms and conditions of this Agreement, each Revolving Credit Lender severally agrees to make Advances to the Borrower, from time to time from the Closing Date until the Revolving Credit Termination Date, on a pro rata basis as to the total borrowing requested by the Borrower under the Revolving Credit Facility on any day determined by its Revolving Percentage up to but not exceeding the Revolving Credit Commitment of such Lender, provided, however, that the Revolving Credit Lenders will not be required and shall have no obligation to make any Advance (i) so long as not all of the conditions under Section 5.2 hereof have been fulfilled, (ii) so long as a Default or an Event of Default has occurred and is continuing or (iii) if the Administrative Agent has accelerated the maturity of the Revolving Credit Loans as a result of an Event of Default in accordance with Section 9.1 hereof; provided further, however, that immediately after giving effect to each such Advance, the principal amount of Outstanding Revolving Credit Obligations shall not exceed the Total Revolving Credit Commitment. Within such limits, the Borrower may borrow, repay and reborrow hereunder, on any Business Day, from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date; provided, however, that (x) no Eurodollar Loan that is a Revolving Credit Loan shall be made which has an Interest Period that extends beyond the Revolving Credit Termination Date and (y) each Revolving Credit Loan that is a Eurodollar Loan may, subject to the provisions of Section 2.12, be repaid only on the last day of the Interest Period with respect thereto unless the Borrower has paid any amounts due pursuant to Section 4.5 hereof.
(b)    Amounts. The aggregate unpaid principal amount of the Outstanding Revolving Credit Obligations shall not exceed at any time an amount equal to the Total Revolving Credit Commitment. Each Loan under the Revolving Credit Facility, other than a Base Rate Refunding Loan, and each Conversion thereof under Section 2.12, shall be in a principal amount of (i) at least $10,000,000, and, if greater than $10,000,000, an integral multiple of $1,000,000, in the case of Eurodollar Loans, or (ii) at least $5,000,000 and, if greater than $5,000,000, an integral multiple of $1,000,000, in the case of Base Rate Loans.

(c)    Advances and Rate Selection. (i) An Authorized Representative shall give the Administrative Agent (1) except as set forth in clause (2) below, at least three (3) Business Days’ irrevocable telephonic notice of each Revolving Credit Loan that is a Eurodollar Loan (whether representing an additional borrowing hereunder or the Conversion of borrowing hereunder from Base Rate Loans or other Eurodollar Loans to Eurodollar Loans) prior to 12:00 Noon; (2) irrevocable telephonic notice of each Revolving Credit Loan that is a Eurodollar Loan to be made on the Closing Date prior to 12:00 Noon, New York City time, at least two (2) Business Days prior to the Closing Date; and (3) irrevocable telephonic notice of each Revolving Credit Loan that is a Base Rate Loan (other than Base Rate Refunding Loans to the extent the same are effective without notice pursuant to Section 2.4(c)(iv)) representing a borrowing on the Closing Date or an additional borrowing hereunder in each case prior to 1:00 pm on the day of such proposed Base Rate Loan. Each such borrowing notice, which shall be effective upon receipt by the Administrative Agent, shall specify the amount of the borrowing, the Type of Loan, the date of borrowing and, if a Eurodollar Loan, the Interest Period to be used in the computation of interest. The Authorized Representative shall provide the Administrative Agent written confirmation of each such telephonic notice on the same day by telefacsimile transmission in the form of a Borrowing Notice, for additional Advances, or in the form attached hereto as Exhibit F as to selection or Conversion of interest rates as to outstanding Revolving Credit Loans, in each case with appropriate insertions, but failure to provide such confirmation shall not affect the validity of such telephonic notice. The duration of the initial Interest Period for each Revolving Credit Loan that is a Eurodollar Loan shall be as specified in the initial Borrowing Notice. The Borrower shall have the option to elect the duration of subsequent Interest Periods and to Convert the Revolving Credit Loans in accordance with Section 2.12 hereof. If the Administrative Agent does not receive a notice of election of duration of an Interest Period or to Convert by the time prescribed hereby and by Section 2.12 hereof, the Borrower shall be deemed to have elected as to any Revolving Credit

Loan, to Convert such Loan to (or Continue such Loan as) a Base Rate Loan bearing interest at the Base Rate until the Borrower notifies the Administrative Agent in accordance with this Section and Section 2.12.

(ii)Notice of receipt of each Borrowing Notice shall be provided by the Administrative Agent to each Revolving Credit Lender by telefacsimile or telephonic notice with reasonable promptness on the same day as Administrative Agent’s receipt of such Borrowing Notice.

(iii)Not later than 3:00 P.M. on the date specified for each Advance under the Revolving Credit Facility, each Revolving Credit Lender shall, pursuant to the terms and subject to the conditions of this Agreement, make the amount of the Loan or Loans to be made by it on such day available to the Administrative Agent, by depositing or transferring the proceeds thereof in immediately available funds at the Principal Office. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by delivery of the proceeds thereof as shall be directed in the applicable Borrowing Notice by the Authorized Representative.

(iv)If a drawing is made under any Letter of Credit, the Borrower shall reimburse the Issuing Bank for such drawing by paying to the Administrative Agent an amount equal to such drawing not later than 2:00 P.M. on (A) the Business Day (which may be the date such drawing is made) that the Borrower receives notice of such drawing, if the Borrower shall have received such notice prior to 10:00 a.m., or (B) the Business Day immediately following the day that the Borrower receives such notice, if such notice is received by the Borrower on a day other than a Business Day or after 10:00 a.m. on a Business Day. Notwithstanding the foregoing, if a drawing is made under any Letter of Credit, such drawing is honored by the Issuing Bank thereunder prior to the Revolving Credit Termination Date, and the Borrower shall not immediately fully reimburse such Issuing Bank in respect of such drawing as provided above, (y) provided that the conditions to making a Revolving Credit Loan as herein provided shall then be satisfied, the Reimbursement Obligation arising from such drawing shall be paid to such Issuing Bank by the Administrative Agent without the requirement of notice to or from the Borrower from immediately available funds which shall be advanced as a Base Rate Refunding Loan by each Lender under the Revolving Credit Facility in an amount determined with reference to such Revolving Credit Lender’s Revolving Percentage of such Reimbursement Obligation, and (z) if the conditions to making a Revolving Credit Loan as herein provided shall not then be satisfied, each of the Revolving Credit Lenders shall fund by payment to the Administrative Agent (for the benefit of the Issuing Bank) in immediately available funds the purchase from such Issuing Bank of their respective Participations in the related Reimbursement Obligation based on their respective Revolving Percentages. If a drawing is presented under any Letter of Credit in accordance with the terms thereof and the Borrower shall not immediately reimburse the Issuing Bank thereunder in respect thereof as provided above, then notice of such drawing shall be provided promptly by such Issuing Bank to the Administrative Agent and the Administrative Agent shall provide notice to each Revolving Credit Lender by telephone or telefacsimile transmission. If notice to the Revolving Credit Lenders of a drawing under any Letter of Credit is given by the Administrative Agent at or before 2:00 P.M. on any Business Day, each Revolving Credit Lender shall, pursuant to the conditions specified in this Section 2.4(c)(iv), either make a Base Rate Refunding Loan or fund the purchase of its Participation in the amount of such Lender’s Revolving Percentage of such drawing or payment and shall pay such amount to the Administrative Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds before 2:30 P.M. on the same Business Day. If notice to the Revolving Credit Lenders of a drawing under a Letter of Credit is given by the Administrative Agent after 2:00 P.M. on any Business Day, each Revolving Credit Lender shall, pursuant to the conditions specified in this Section 2.4(c)(iv), either make a Base Rate Refunding Loan or fund the purchase of its Participation in the amount of such Lender’s Revolving Percentage of such drawing and shall pay such amount to the Administrative Agent for the account of the Issuing Bank at the Principal Office in Dollars and in immediately available funds before 2:00 P.M. on the next following Business Day. Any such Base Rate Refunding Loans shall be advanced as, and shall continue as, a Base Rate Loan unless and until the Borrower Converts such Base Rate Loan in accordance with the terms of Section 2.12.

2.5        Competitive Bid Loans.

(a)In addition to Revolving Credit Loans, at any time prior to the Revolving Credit Termination Date and provided no Default or Event of Default exists hereunder, the Borrower may, as set forth in this Section 2.5, request the Revolving Credit Lenders to make offers to make Competitive Bid Loans to the Borrower in Dollars. The Revolving Credit Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.5. There may be no more than ten (10) Interest Periods, and no more than one

(1) one-week Interest Periods, for all Revolving Credit Loans and Competitive Bid Loans outstanding at the same time (for which purpose Interest Periods for each Eurodollar Revolving Credit Loan and each Competitive Bid Loan shall be deemed to be different Interest Periods even if they are coterminous). The aggregate principal amount of all Outstanding Revolving Credit Obligations shall not exceed the Total Revolving Credit Commitment at any time. The aggregate principal amount of all outstanding Competitive Bid Loans shall not exceed one hundred percent (100%) of the Total Revolving Credit Commitment at any time.

(b)When the Borrower wishes to request offers to make Competitive Bid Loans, it shall give the Administrative Agent and the Revolving Credit Lenders notice (a “Competitive Bid Quote Request”) to be received no later than 12:00 Noon on (A) the fourth Business Day prior to the date of borrowing proposed therein, in the case of a Competitive Bid Quote Request for Competitive Bid Loans at the Eurodollar Competitive Rate or (B) the Business Day prior to the date of borrowing proposed therein, in the case of a Competitive Bid Quote Request for Competitive Bid Loans at the Absolute Rate (or, in any such case, such other time and date as the Borrower and the Administrative Agent may agree). The Borrower may request offers to make Competitive Bid Loans for up to three (3) different Interest Periods in a single notice; provided that the request for each separate Interest Period shall be deemed to be a separate Competitive Bid Quote Request for a separate borrowing (a “Competitive Bid Borrowing”) and there shall not be outstanding at any one time more than four (4) Competitive Bid Borrowings. Each such Competitive Bid Quote Request shall be substantially in the form of Exhibit G attached hereto and shall specify as to each Competitive Bid Borrowing:

(i)the proposed date of such borrowing, which shall be a Business Day;

(ii)the aggregate amount of such Competitive Bid Borrowing, which shall be at least $10,000,000 (or in increments of $1,000,000 in excess thereof) but shall not cause the limits specified in Section 2.5(a) hereof to be violated;

(iii)the duration of the Interest Period applicable thereto;

(iv)whether the Competitive Bid Quote Request for a particular Interest Period is seeking quotes for Competitive Bid Loans at the Absolute Rate or the Eurodollar Competitive Rate;

(v)whether the Borrower shall have the right to prepay a requested Competitive Bid Loan; and

(vi)the date on which the Competitive Bid Quotes are to be submitted if it is before the proposed date of borrowing (the date on which such Competitive Bid Quotes are to be submitted is called the “Quotation Date”).

Except as otherwise provided in this Section 2.5(b), no more than two (2) Competitive Bid Quote Requests shall be given within five (5) Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request.
(c)(i) Each Revolving Credit Lender may submit one or more Competitive Bid Quotes, each containing an offer to make a Competitive Bid Loan in response to any Competitive Bid Quote Request; provided that, if the Borrower’s request under Section 2.5(b) hereof specified more than one Interest Period, such Lender may make a single submission containing one or more Competitive Bid Quotes for each such Interest Period. Each Competitive Bid Quote must be submitted to the Borrower not later than 9:30 A.M. on (A) the third Business Day prior to the proposed date of borrowing, in the case of a Competitive Bid Quote Request for Competitive Bid Loans at the Eurodollar Competitive Rate or (B) the Quotation Date, in the case of a Competitive Bid Quote Request for Competitive Bid Loans at the Absolute Rate (or, in any such case, such other time and date as the Borrower and the Administrative Agent may agree) provided that if JPMorgan Chase Bank is receiving quotes as provided in Section 2.5(g), any Competitive Bid Quote may be submitted by JPMorgan Chase Bank (or its applicable Lending Office) only if JPMorgan Chase Bank (or such applicable Lending Office) notifies the Borrower of the terms of the offer contained therein not later than 9:15 A.M. on the Quotation Date. Any Competitive Bid Quote so made shall be irrevocable except with the consent of the Administrative Agent given on the instructions of the Borrower.

(ii)    Each Competitive Bid Quote shall be substantially in the form of Exhibit H attached hereto and shall specify:

(A)the proposed date of borrowing and the Interest Period therefor;

(B)the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount shall be at least $5,000,000 (or in increments of $1,000,000 in excess thereof); provided that the aggregate principal amount of all Competitive Bid Loans for which a Lender submits Competitive Bid Quotes may not exceed the principal amount of the Competitive Bid Borrowing for a particular Interest Period for which offers were requested;

(C)in the case of a Competitive Bid Quote for Competitive Bid Loans at an Absolute Rate, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/10,000th of 1%) offered for each such Competitive Bid Loan (the “Absolute Rate”);

(D)in the case of a Competitive Bid Quote for Competitive Bid Loans at the Eurodollar Competitive Rate, the positive or negative margin to be added to or deducted from the Interbank Offered Rate; and

(E)the identity of the quoting Lender.

Unless otherwise agreed by the Administrative Agent and the Borrower, no Competitive Bid Quote shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Competitive Bid Quote Request and, in particular, no Competitive Bid Quote may be conditioned upon acceptance by the Borrower of all (or some specified minimum) of the principal amount of the Competitive Bid Loan for which such Competitive Bid Quote is being made. Any subsequent Competitive Bid Quote submitted by a Revolving Credit Lender that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request shall be disregarded by the Borrower unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote.
(d)The Borrower shall as promptly as practicable after the Competitive Bid Quote is submitted (but in any event not later than 12:00 Noon on (A) in the case of a Competitive Bid Loan at an Absolute Rate, the Quotation Date (or such other time and date as the Borrower and the Administrative Agent may agree) or (B) in the case of a Competitive Bid Loan at a Eurodollar Competitive Rate, the third Business Day prior to the proposed date of borrowing) notify the Administrative Agent and Revolving Credit Lenders of (x) the aggregate principal amount of the Competitive Bid Borrowing for which Competitive Bid Quotes have been received as well as the ranges of bids submitted for each Interest Period requested, (y) the respective principal amounts and Absolute Rates or Eurodollar Competitive Rates, as the case may be, so offered by each Revolving Credit Lender (identifying the Lender that made each Competitive Bid Quote), and (z) its acceptance or nonacceptance of the Competitive Bid Quotes. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part (provided that any Competitive Bid Quote accepted in part shall be at least $5,000,000 or in increments of $1,000,000 in excess thereof); provided that:

(i)the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

(ii)the aggregate principal amount of each Competitive Bid Borrowing shall be at least $5,000,000 (or an increment of $1,000,000 in excess thereof) but shall not cause the limits specified in Section 2.5(a) hereof to be violated;

(iii)except as provided below, acceptance of Competitive Bid Quotes for any Interest Period may be made only in ascending order of Absolute Rates or Eurodollar Competitive Rates, as the case may be, beginning with the lowest rate so offered; and

(iv)the Borrower may not accept any Competitive Bid Quote where such Competitive Bid Quote fails to comply with Section 2.5(c)(ii) hereof or otherwise fails to comply with the requirements of this Agreement (including, without limitation, Section 2.5(a) hereof).

Any of the conditions above notwithstanding, the Borrower may, in its sole discretion, accept a Competitive Bid Quote that does not contain the lowest Absolute Rate or Eurodollar Competitive Rates, as the case may be, where acceptance of the Competitive Bid Quote containing the lowest Absolute Rate or Eurodollar Competitive Rate, as the case may be, would be less favorable to the

Borrower or would cause the principal amount of Outstanding Revolving Credit Obligations to exceed the Total Revolving Credit Commitment.
If Competitive Bid Quotes are made by two or more Revolving Credit Lenders with the same Absolute Rates or Eurodollar Competitive Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which Competitive Bid Quotes are accepted for the related Interest Period after the acceptance of all Competitive Bid Quotes, if any, of all lower Absolute Rates or Eurodollar Competitive Rates, as the case may be, offered by any Revolving Credit Lender for such related Interest Period, the principal amount of Competitive Bid Loans in respect of which such Competitive Bid Quotes are accepted shall be allocated by the Borrower among such Lenders as nearly as possible (in amounts of at least $1,000,000 or in increments of $100,000 in excess thereof) in proportion to the aggregate principal amount of such Competitive Bid Quotes. Determinations by the Borrower of the amounts of Competitive Bid Loans and the lowest bid after adjustment as provided in Section 2.5(d)(iii) shall be conclusive in the absence of manifest error.
(e)Any Revolving Credit Lender whose offer to make any Competitive Bid Loan has been accepted shall, not later than 1:00 P.M. on the date specified for the making of such Loan, make the amount of such Loan available to the Borrower as shall be directed by the Authorized Representative in Dollars and in immediately available funds.

(f)From time to time, the Borrower shall furnish such information to the Administrative Agent as the Administrative Agent may request relating to the making of Competitive Bid Loans, including the amounts, interest rates, dates of borrowings and maturities thereof.

(g)The Borrower may request the Administrative Agent to receive the Competitive Bid Quotes, in which event the Administrative Agent shall (A) in the case of a Competitive Bid Loan at the Absolute Rate, as promptly as practicable after the Competitive Bid Quote is submitted (but in no event later than 10:00 A.M. on the Quotation Date) or (B) in the case of a Competitive Bid Loan at the Eurodollar Competitive Rate, by 10:00 A.M. on the date a Competitive Quote is submitted, notify the Borrower of the terms of any Competitive Bid Quote submitted by a Revolving Credit Lender that is in accordance with Section 2.5(c) hereof. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of the Competitive Bid Borrowing for which Competitive Bid Quotes have been received and (B) the respective principal amounts and Absolute Rates or Eurodollar Competitive Rate, as the case may be, offered by each Revolving Credit Lender (identifying the Lender that made each Competitive Bid Quote). Not later than 12:00 Noon on (A) the third Business Day prior to the proposed date of borrowing, in the case of Competitive Bid Loans at the Eurodollar Competitive Rate or (B) the Quotation Date (or, in any such case, such other time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Administrative Agent of their acceptance or nonacceptance of the Competitive Bid Quotes so notified to it (and the failure of the Borrower to give such notice by such time shall constitute nonacceptance) and the Administrative Agent shall promptly notify each affected Lender. Together with each notice of a request for Competitive Bid Quotes which the Borrower requires the Administrative Agent to issue pursuant to this paragraph (g), the Borrower shall pay to the Administrative Agent for the account of the Administrative Agent a bid administration fee of $1,500.

2.6    Payment of Interest.

(a)The Borrower shall pay interest (i) to the Administrative Agent at the Principal Office for the account of each Lender on the outstanding and unpaid principal amount of each Revolving Credit Loan made by such Lender for the period commencing on the date of such Loan until such Loan shall be due at the Eurodollar Rate or the Base Rate, as elected or deemed elected by the Borrower or otherwise applicable to such Loan as herein provided and (ii) to each Revolving Credit Lender making a Competitive Bid Loan at its Applicable Lending Office, at the applicable Absolute Rate or Eurodollar Competitive Rate, as the case may be; provided, however, that if any amount shall not be paid when due (at maturity, by acceleration or otherwise), all amounts outstanding hereunder shall bear interest thereafter at a fluctuating interest rate per annum equal to the Default Rate, or (in each case) the maximum rate permitted by applicable law, whichever is lower, from the date such amount was due and payable until the date such amount is paid in full.

(b)Interest on the outstanding principal balance of each Loan shall be computed on the basis of (x) in the case of Loans, other than Loans bearing interest based on the Prime Rate, a year of 360 days and calculated for the actual number of days elapsed and (y) in the case of Loans bearing interest based on the Prime Rate, a year of 365-366 days and calculated for the actual number of days elapsed. Interest on the outstanding principal balance of each Loan shall be paid (a) quarterly in arrears, such payment to be made not later than the third (3rd) Business Day of each April, July, October and January, on each Base Rate Loan, (b) on the last day of the applicable Interest Period for each Eurodollar Loan and Competitive Bid Loan, but in no event less frequently than at the end of each three month period and (c) upon payment in full of the principal amount of such Loan at the Revolving Credit Termination Date.

2.7    Payment of Principal. The principal amount of the Revolving Credit Outstandings shall be due and payable to the Administrative Agent for the benefit of each applicable Lender in full on the Revolving Credit Termination Date, or earlier as herein expressly provided. The principal amount of all Competitive Bid Loans shall be due and payable to the Lender making such Competitive Bid Loan in full on the last day of the Interest Period therefor, or earlier as herein expressly provided. The principal amount of Eurodollar Loans may only be prepaid at the end of the applicable Interest Period, unless the Borrower shall pay to the applicable Lenders the amounts, if any, required under Section 4.5. The principal amount of Competitive Bid Loans may only be prepaid at the end of the applicable Interest Period, unless (i) the Borrower shall have retained in the Competitive Bid Quote Request with respect to such Competitive Bid Loans the right of prepayment, and (ii) the Borrower shall have paid to the Lender making such Competitive Bid Loans which bear interest at a Eurodollar Competitive Rate or to the Administrative Agent, as applicable, the amounts, if any, required under Section 4.5. The Borrower shall furnish the Administrative Agent telephonic notice of its intention to make a principal payment (including Competitive Bid Loans) prior to 12:00 noon on the date of such payment. All payments of principal on Loans other than Competitive Bid Loans shall be in the amount of (i) $10,000,000, or such greater amount which is an integral multiple of $1,000,000, in the case of Eurodollar Loans, or (ii) $5,000,000, or such greater amount which is an integral multiple of $1,000,000, in the case of Base Rate Loans. Optional prepayments of Revolving Credit Loans shall be applied ratably to the outstanding balance of the Revolving Credit Loans.

2.8    Non-Conforming Payments.

(a)Each payment of principal (including any prepayment) and payment of interest (other than principal and interest on Competitive Bid Loans which shall be paid to the Lender making such Loans) shall be made to the Administrative Agent at the Principal Office, for the account of each applicable Lender’s Applicable Lending Office, in Dollars and in immediately available funds before 2:00 P.M. on the date such payment is due. The Administrative Agent may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any ordinary deposit account, if any, of the Borrower with the Administrative Agent.

(b)The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made both (a) in Dollars and in immediately available funds and (b) prior to 2:00 P.M. on the date payment is due to be a non-conforming payment. Any such payment shall not be deemed to be received by the Administrative Agent until the time such funds become available funds. The Administrative Agent shall give prompt telephonic notice to the Authorized Representative and each of the applicable Lenders (confirmed in writing) if any payment is non-conforming. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding Business Day) at the applicable rate of interest per annum specified in Section 2.6(a) until the date such amount is paid in Dollars and in immediately available funds.

(c)In the event that any payment hereunder becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest shall continue to accrue during the period of any such extension.

2.9    Pro Rata Payments. Except as otherwise provided herein (including without limitation Sections 2.18 and 2.19), (a) each payment and prepayment on account of the principal of and interest on the Revolving Credit Loans and the fees described in Section 2.13(a) hereof shall be made to the Administrative Agent in the aggregate amount payable to the Revolving Credit Lenders for the account of the Revolving Credit Lenders pro rata based on their Revolving Percentages, (b) each payment of principal and interest on the Competitive Bid Loans shall be made to (i) the Administrative Agent for the account of the respective Lender making such Competitive Bid Loan if the Borrower has elected that the Administrative Agent act under Section 2.5(g) hereof and (ii) otherwise directly to the Lender making such Competitive Bid Loan, (c) all payments to be made by the Borrower for the account of each of the Lenders on account of principal, interest and fees, shall be made without set-off or counterclaim except as provided in Section 4.6, and (e) the Administrative Agent will distribute such payments when received to the Lenders as provided for herein and subject to Section 4.6.

2.10    Reductions and Prepayment.

(a)Reductions. The Borrower shall, by notice from an Authorized Representative, have the right from time to time (but not more frequently than twice during each Fiscal Year), upon not less than three (3) Business Days irrevocable written notice to the Administrative Agent to reduce the Total Revolving Credit Commitment without premium or penalty; provided that a notice of Commitment reduction may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice of Commitment reduction may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. The Administrative Agent shall give each Revolving Credit Lender, within one (1) Business Day of receipt of such notice from the Borrower, telephonic notice (confirmed in writing) of such reduction. Each such reduction shall be in the aggregate amount of $10,000,000 or such greater amount which is in an integral multiple of $1,000,000, and shall permanently reduce the Total Revolving Credit Commitment. No such reduction shall be permitted that results in the payment of any Eurodollar Loan other than on the last day of the Interest Period of such Loan unless such prepayment is accompanied by amounts due, if any, under Section 4.5. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the Revolving Credit Loans to the extent that the aggregate Outstanding Revolving Credit Obligations exceed the Total Revolving Credit Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid. In no event shall the Borrower be entitled to reduce the Total Revolving Credit Commitment if, as a result of and after giving effect to such reduction, the aggregate Outstanding Revolving Credit Obligations exceed the Total Revolving Credit Commitment.

(b)Optional Prepayments. The Borrower may at any time and from time to time, subject to Section 2.7, prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable prior notice which notice may be given by telephone (to be promptly confirmed in writing, including by facsimile) delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto in the case of Eurodollar Rate Loans and no later than 12:00 Noon, New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Rate Loans or Base Rate Loans; provided that a notice of optional prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or any other event, in which case such notice of optional prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Optional prepayments of Revolving Credit Loans shall be applied ratably to the outstanding balance of the Revolving Credit Loans.

2.11    Decrease in Amounts. The amount of the Total Revolving Credit Commitment which shall be available to the Borrower shall be reduced by the aggregate amount of all Letter of Credit Outstandings and all outstanding Competitive Bid Loans.

2.12    Conversions and Elections of Subsequent Interest Periods. Subject to the limitations set forth below and in Article IV hereof, the Borrower may:

(a)upon notice to the Administrative Agent on or before 12:00 noon on any Business Day Convert all or a part of Eurodollar Loans to Base Rate Loans on the last day of the Interest Period for such Eurodollar Loans; and

(b)provided that no Default or Event of Default shall have occurred and be continuing and on three (3) Business Days’ notice to the Administrative Agent on or before 12:00 noon:

i.elect a subsequent Interest Period for all or a portion of Eurodollar Loans to begin on the last day of the current Interest Period for such Eurodollar Loans; or

ii.Convert Base Rate Loans to Eurodollar Loans on any Business Day.
Notice of any such elections or Conversions shall specify the effective date of such election or Conversion and, with respect to Eurodollar Loans, the Interest Period to be applicable to the Loan as Continued or Converted. Each election and Conversion pursuant to this Section 2.12 shall be subject to the limitations on Eurodollar Loans set forth in the definition of “Interest Period” herein and in Article IV hereof. All such Continuations or Conversions of Loans shall be effected pro rata based on the Revolving Percentages of the applicable Lenders, as the case may be.
2.13    Fees.

(a)Commitment Fee. For the period beginning on the Closing Date and ending on the Stated Termination Date, the Borrower agrees to pay to the Administrative Agent, for the benefit of each Revolving Credit Lender based on such Lender’s average daily Available Revolving Commitment, the quarterly portion of the Applicable Commitment Fee for such Lender. Such fees shall be payable quarterly in arrears, such payments to be made not later than the third (3rd) Business Day of each April, July, October and January to and on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Commitments have terminated). Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(b)Agent Fees. The Borrower agrees to pay to the Administrative Agent, for the Administrative Agent’s individual account, an annual Administrative Agent’s fee to be payable in advance and annually thereafter on the anniversary of the Closing Date such amounts as agreed to by the Administrative Agent and the Borrower in writing.

2.14    Deficiency Advances; Failure to Purchase Participations. No Lender shall be responsible for any default of any other Lender in respect of such other Lender’s obligation to make any Loan or Advance hereunder nor shall the Revolving Credit Commitment of any Lender hereunder be increased as a result of such default of any other Lender. Without limiting the generality of the foregoing or the provisions of Section 2.15, in the event any Lender shall fail to advance funds to the Borrower as herein provided, the Administrative Agent may in its discretion, but shall not be obligated to, advance to the Borrower all or any portion of such amount or amounts (each, a “deficiency advance”) and shall thereafter be entitled to payments of principal of and interest on such deficiency advance in the same manner and at the same interest rate or rates to which such other Lender would have been entitled had it made such Advance; provided that, (i) such defaulting Lender shall not be entitled to receive payments of principal, interest or fees with respect to such deficiency advance until such deficiency advance (together with interest thereon as provided in clause (ii)) shall be paid by such Lender and (ii) upon payment to the Administrative Agent from such other Lender of the entire outstanding amount of each such deficiency advance, together with accrued and unpaid interest thereon, from the most recent date or dates interest was paid to the Administrative Agent by the Borrower on each Loan comprising the deficiency advance at the Federal Funds Rate, then such payment shall be credited in full payment of such deficiency advance and the Borrower shall be deemed to have borrowed the amount of such deficiency advance from such other Lender as of the most recent date or dates, as the case may be, upon which any payments of interest were made by the Borrower thereon.

2.15    Intraday Funding. Without limiting the provisions of Section 2.14, unless the Borrower or any Lender has notified the Administrative Agent not later than 12:00 Noon of the Business Day before the date any payment (including in the case of Lenders any Advance) to be made by it is due, that it does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower or each Lender, as the case may be, has timely remitted such payment in the manner required hereunder and may, in its discretion and in reliance thereon, make available such payment (or portion thereof) to the Person entitled thereto as otherwise provided herein. If such payment was not in fact remitted to the Administrative Agent in the manner required hereunder, then:

(i)    if Borrower failed to make such payment, each applicable Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate; and

(ii)    if any Lender failed to make such payment, the Administrative Agent shall be entitled to recover such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Administrative Agent in immediately available funds upon receipt of such demand. The Administrative Agent also shall be entitled to recover interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, (A) from such Lender at a rate per annum equal to the daily Federal Funds Rate or (B) from the Borrower, at a rate per annum equal to the interest rate applicable to the Loan which includes such corresponding amount. Until the Administrative Agent shall recover such corresponding amount together with interest thereon, such corresponding amount shall constitute a deficiency advance within the meaning of Section 2.14. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.16    Use of Proceeds. The proceeds of the Loans and the Letters of Credit issued pursuant to the Letter of Credit Facility shall be used by the Borrower and its Subsidiaries to pay outstanding fees and expenses under the Loan Documents, to finance acquisitions and for working capital, capital expenditures, share repurchases and other general corporate purposes of the Borrower and its Subsidiaries.

2.17    [Reserved].

2.18    Increased Amounts.

(a)(i) The Borrower shall have the right from time to time, without the consent of the Lenders, subject to the terms of this Section 2.18 and provided that the Borrower has obtained any required consents of third parties, to effectuate an increase in the Total Revolving Credit Commitment under this Agreement by adding to this Agreement one or more Persons (other than a natural person or the Borrower or any of its Subsidiaries) acceptable to the Borrower and reasonably acceptable to the Administrative Agent, who shall, upon completion of the requirements of this Section 2.18, constitute a “Revolving Credit Lender” or “Revolving Credit Lenders” hereunder (each an “Added Revolving Credit Lender”), or by allowing one or more Revolving Credit Lenders in their sole discretion to increase their respective Revolving Credit Commitments hereunder (each an “Increasing Revolving Credit Lender”), so that such increased Revolving Credit Commitments shall equal the aggregate increase in the Total Revolving Credit Commitment effectuated pursuant to this Section 2.18; provided that (A) the aggregate addition of or increase in the Revolving Credit Commitment of any Revolving Credit Lender to be effected under this Section 2.18 (collectively, the “Added Revolving Credit Commitments”) shall be in an amount not less than $5,000,000, and, if greater than $5,000,000, an integral multiple of $1,000,000, (B) the sum of Added Revolving Credit Commitments and the aggregate principal amount of all Added Term Loans shall not exceed $500,000,000 and the sum of the Total Revolving Credit Commitment (after giving effect to all Added Revolving Credit Commitments) and the aggregate principal amount of all Added Term Loans shall not exceed $2,300,000,000, (C) no Lender’s Revolving Credit Commitment shall be increased under this Section 2.18 without the consent of such Lender, and (D) there shall not exist any Default or Event of Default immediately prior to and immediately after giving effect to any such Added Revolving Credit Commitment.

(ii)The Borrower shall have the right from time to time, without the consent of the Lenders, subject to the terms of this Section 2.18 and provided that the Borrower has obtained the consents of any Lenders providing such tranche of Added Term Loans (defined below), to effectuate during the period commencing on the Closing Date the establishment of one or more tranches of new term loans (the “Added Term Loans”); provided that each tranche of Added Term Loans (A) shall have terms and conditions reasonably satisfactory to the Borrower and each Added Term Lender (as defined below), (B) shall rank pari passu in right of payment with the Revolving Credit Loans, (C) shall be treated substantially similar to the Revolving Credit Loans; provided that (i) the terms and conditions applicable to any tranche of Added Term Loans maturing after the Stated Termination Date may provide for material additional or different financial or other covenants applicable only during periods after the Stated Termination Date, (ii) the Added Term Loans may be priced differently than the Revolving Credit Loans (including without limitation in respect of the interest rate margins, upfront fees, original issue discount, any interest rate floors and any arrangement or commitment fees applicable to the Added Term Loans), (iii) the terms of any such Added Term Loan may provide for the inclusion, as appropriate, of Added Term Lenders in any required vote or action of the Required Lenders or of the Lenders of each tranche hereunder and may provide class protection for any additional credit facilities, and (iv) the prepayment provisions with respect to any Added Term Loans may differ from those applicable to the Revolving Credit Loans, (D) shall be in an aggregate principal amount that is not less than $50,000,000, and, if greater than $50,000,000, an integral multiple of $1,000,000 and (E) shall have a final stated maturity date that is on or later than the Stated Termination Date and may provide for customary amortization; provided, further that (1) the aggregate principal amount of all Added Term Loans, plus the Total Revolving Credit Commitment hereunder, shall not exceed $2,300,000,000, (2) no Lender shall be obligated to provide all or any portion of any Added Term Loan under this Section 2.18 without the consent of such Lender, and (3) there shall not exist any Default or Event of Default immediately prior to and immediately after giving effect to any such Added Term Loans. Any Lender extending such Added Term Loans (each an “Added Term Lender”) shall be acceptable to the Borrower; provided that in no event shall any such Lender be a natural person or the Borrower or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, any Added Term Loans the proceeds of which will be used to finance a Limited Condition Acquisition shall be subject to the provisions of Section 1.7.

(b)The Borrower shall deliver or pay, as applicable, to the Administrative Agent not later than five (5) Business Days prior to any such increase in the Total Revolving Credit Commitment or establishment of a new tranche of Added Term Loans, as applicable, each of the following items with respect to each Added Lender and Increasing Revolving Credit Lender:

(i)a written notice of Borrower’s intention to increase the Total Revolving Credit Commitment or establish a new tranche of Added Term Loans, as applicable, pursuant to this Section 2.18, which shall specify each Added Lender and Increasing Revolving Credit Lender, the proposed effective date for the increase in Revolving Credit Commitments or the new tranche of Added Term Loans, as applicable, the amounts of the Added Revolving Credit Commitments or the Added Term Loans, as applicable, of each such

Lender that will result (which amounts shall be subject to confirmation by the Administrative Agent), and such other information as is reasonably requested by the Administrative Agent;

(ii)(A) documents in the form of Exhibit K or Exhibit L, as may be required by the Administrative Agent, executed and delivered by each Added Lender and each Increasing Revolving Credit Lender, pursuant to which it becomes a party hereto or increases its Revolving Credit Commitment or extends Added Term Loans, as applicable and (B) in the case of Added Term Loans, an amendment to this Agreement to the extent necessary in order to effect such Added Term Loans, which amendment shall only be required to be signed by the Borrower, the Administrative Agent and each Added Term Lender to the extent that such amendment relates only to such Added Term Loans or affects only the Lenders providing such Added Term Loans;

(iii)a non-refundable processing fee of $3,500 with respect to each Added Lender or Increasing Revolving Credit Lender for the sole account of the Administrative Agent.

(c)Upon receipt of any notice referred to in clause (b) above, the Administrative Agent shall promptly notify each Lender thereof and shall distribute an amended Exhibit A (which shall be deemed effective as of the Increased Commitment Date referred to below and thereupon incorporated into this Agreement) to reflect any changes therein resulting from such increase. Upon execution and delivery of the documents and the payment of the fee as described above, and (i) upon delivery to the Administrative Agent (1) in the case of an increase of the Revolving Credit Commitments, by each Added Revolving Credit Lender and Increasing Revolving Credit Lender for further delivery to the Borrower or other Revolving Credit Lenders (as applicable) of immediately available, freely transferable funds in an amount equal to, for each Added Revolving Credit Lender, such Added Lender’s Revolving Percentage (after giving effect to all Added Revolving Credit Commitments) of Revolving Credit Outstandings, and funded Participations and, for each Increasing Lender, the product of the increase in such Increasing Lender’s Revolving Percentage (after giving effect to all Added Revolving Credit Commitments) multiplied by the sum of Revolving Credit Outstandings and funded Participations, as applicable or (2) in the case of the Added Term Loans, by each Added Term Lender for further delivery to the Borrower of immediately available, freely transferable funds in an amount equal to such Added Term Loans being made by such Added Term Lender (in each case, the “Increased Commitment Date”), (x) each such Added Revolving Credit Lender shall constitute a “Revolving Credit Lender”, each such Added Lender in respect of an Added Term Loan shall constitute an “Added Term Lender”, and each such Added Term Lender and Added Revolving Credit Lender shall constitute a “Lender”, in each case for all purposes under this Agreement and related documents and without any acknowledgment by or the consent of the other Lenders, with a Commitment as specified in such documents and revised Exhibit A, (y) each such Increasing Revolving Credit Lender’s Revolving Credit Commitment shall increase as specified in such documents and revised Exhibit A, and each such Increasing Revolving Credit Lender’s Revolving Percentage shall be adjusted to reflect the Added Revolving Credit Commitments and shall be specified in such revised Exhibit A. As of the Increased Commitment Date, (i) the respective Revolving Percentages of the Lenders shall be deemed modified as appropriate to correspond to such Added Revolving Credit Commitments and (ii) on the Increased Commitment Date with respect to Revolving Credit Commitments, to the extent necessary to keep all outstanding Revolving Credit Loans and funded Participations ratable among all Revolving Credit Lenders in accordance with any revised Revolving Percentages arising from any Added Revolving Credit Commitments under this Section 2.18, all Interest Periods then outstanding shall be deemed to be terminated without further action or consent of the Borrower and the Borrower shall pay any additional amounts required pursuant to Section 4.5 in connection therewith). In addition, with respect to increases of the Revolving Credit Commitments, if there are at such time outstanding any Revolving Credit Outstandings and funded Participations, each Revolving Credit Lender whose Revolving Percentage has been decreased as a result of the increase in the Total Revolving Credit Commitment shall be deemed to have assigned, without recourse, to each Added Revolving Credit Lender and Increasing Revolving Credit Lender such portion of such Lender’s Revolving Credit Outstandings or funded Participations as shall be necessary to effectuate such adjustment in Revolving Percentages. Each Increasing Revolving Credit Lender and Added Revolving Credit Lender with respect to increases of the Revolving Credit Commitments, (i) shall be deemed to have assumed such portion of such Revolving Credit Outstandings and funded Participations and (ii) shall fund to each other Revolving Credit Lender on the Increased Commitment Date the amount of Revolving Credit Outstandings and funded Participations assigned to it by such Lender. The Borrower agrees to pay to the Revolving Credit Lenders on demand any and all amounts required pursuant to Section 4.5 resulting from any such assignment of Revolving Credit Outstandings.

(d)This Section 2.18 shall supersede any provisions in Sections 11.1 and 11.6 (other than the last paragraph of Section 11.6) to the contrary.

2.19    Extension of Termination Date. (a) The Borrower may, by delivery of written requests (each, a “Termination Date Extension Request”) to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 60 days prior to the Stated Termination Date, request that the Lenders extend the Stated Termination Date for an additional period of at least one year; provided, that (i) such request shall be made to all Lenders on the same terms and (ii) one Facility may be extended even if each of the other Facilities are not also extended pursuant to such request. Such Termination Date Extension Request shall set forth (A) any changes to interest rate margins, fees or other pricing that will apply to the extensions of credit by the Lenders that elect to agree to such Termination Date Extension Request (which may be higher or lower than those that apply before giving effect to such Termination Date Extension Request) and (B) any covenants or other terms that will apply solely to any period after the latest Stated Termination Date (if any) applicable to any Lender that elects to agree to such Termination Date Extension Request. Other than the extended Stated Termination Date and the changes described in clauses (A) and (B) of the immediately preceding sentence, the terms applicable to the Lenders that elect to agree to such Termination Date Extension Request shall be identical to those that applied before giving effect thereto.

(b)Each Lender, the Administrative Agent and each Issuing Bank shall, by notice to the Borrower and the Administrative Agent given not later than the 15th day after the date of the Administrative Agent’s receipt of the Borrower’s Termination Date Extension Request (or such other date as the Borrower and the Administrative Agent may agree; such date, the “Extension Date”), advise the Borrower whether or not it agrees to the requested extension (each Lender and each of the Administrative Agent and each Issuing Bank agreeing to a requested extension being called a “Consenting Party”, and each Lender, the Administrative Agent and each Issuing Bank declining to agree to a requested extension being called a “Declining Party”). The Administrative Agent shall use reasonable efforts to contact each Lender and Issuing Bank to obtain a prompt response to the Termination Date Extension Request. Any Lender or Administrative Agent or each Issuing Bank that has not so advised the Borrower and the Administrative Agent by such Extension Date shall be deemed to have declined to agree to such extension and shall be a Declining Party.

(c)The Stated Termination Date shall, as to each Consenting Party, be extended to the date requested in the Termination Date Extension Request. The decision to agree or withhold agreement to any Termination Date Extension Request shall be at the sole discretion of each Lender and shall not require the consent of the Administrative Agent or any Issuing Bank; provided, that (i) the consent of the Administrative Agent and each Issuing Bank shall be required for such Person to continue its respective obligations and duties under the Loan Documents (but not for the extension of the Stated Termination Date), (ii) the obligations and duties under the Loan Documents of the Administrative Agent or each Issuing Bank, as applicable who does not consent to the requested extension shall terminate on the Stated Termination Date in effect prior to any such extension (such Stated Termination Date being called the “Original Stated Termination Date”) (and for the purposes of the second sentence of Section 3.1, the Original Stated Termination Date shall govern the permitted expiry date of any Letter of Credit issued by such Issuing Bank) and (iii) the Borrower and the Consenting Parties shall have the right to appoint a successor Administrative Agent or Issuing Bank to replace any such Person that does not consent to continue its respective obligations and duties under the Loan Documents in connection with such extension. The Commitment of any Lender that is a Declining Party shall terminate on the Original Stated Termination Date. The principal amount of any outstanding Loans made by a Declining Party, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Party hereunder, shall be due and payable on the Original Stated Termination Date, and on the Original Stated Termination Date the Borrower shall also make such other prepayments of Loans pursuant to Section 2.3 or 2.7, as applicable, as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Parties pursuant to this sentence, the total Aggregate Exposure of all Lenders would not exceed the total Commitments of all Lenders.

(d)Notwithstanding the foregoing provisions of this Section 2.23, the Borrower shall have the right, pursuant to Section 4.7, at any time prior to the Original Stated Termination Date, to replace a Declining Party with a bank or other financial institution that will agree to the applicable Termination Date Extension Request (provided that each such bank or other financial institution, if not already a Lender (or an Affiliate of a Lender) hereunder, shall be reasonably acceptable to the Administrative Agent), and any such replacement Person shall for all purposes constitute a Consenting Party.

(e)This Section 2.19 shall supersede any provisions in Sections 11.1 and 11.6 (other than the last paragraph of Section 11.6) to the contrary.

ARTICLE III

Letters of Credit
3.1    Letters of Credit. The Issuing Banks agree, subject to the terms and conditions of this Agreement, upon request of the Borrower, to issue from time to time for the account of the Borrower Letters of Credit upon delivery to the applicable Issuing Bank of an Application and Agreement for Letter of Credit relating thereto in form and content acceptable to such Issuing Bank; provided, that (i) no Issuing Bank shall issue (or renew) any Letter of Credit if it has been notified by the Administrative Agent or has actual knowledge that a Default or Event of Default has occurred and is continuing, (ii) the aggregate Letter of Credit Outstandings shall not exceed the Total Letter of Credit Commitment and (iii) no Letter of Credit shall be issued

(or renewed) if, after giving effect thereto, Letter of Credit Outstandings plus Revolving Credit Outstandings plus outstanding Competitive Bid Loans shall exceed the Total Revolving Credit Commitment. No Letter of Credit shall have an expiry date (including all rights of the Borrower or any beneficiary named in such Letter of Credit to require renewal, but not any renewal options that are subject to the approval of the Issuing Bank) or payment date occurring later than the earlier to occur of one year after the date of its issuance or the fifth Business Day prior to the Stated Termination Date. Each request by the Borrower for the issuance or renewal of a Letter of Credit, whether pursuant to an Application and Agreement for Letter of Credit or otherwise, shall constitute its certification that the conditions specified in Section 5.2 with respect to such issuance or renewal have been satisfied. At any one time during the term of this Agreement, not more than four (4) different Revolving Credit Lenders (including any Closing Date Existing Issuing Banks) shall be allowed to act as an Issuing Bank.

3.2    Reimbursement and Participations.

(a)The Borrower hereby unconditionally agrees to pay to the applicable Issuing Bank immediately on demand at its Applicable Lending Office all amounts required to pay all drafts drawn under any Letters of Credit in accordance with Section 2.4(c)(iv) and all reasonable expenses incurred by an Issuing Bank in connection with the Letters of Credit, and in any event and without demand to place in possession of the applicable Issuing Bank (which shall include Advances under the Revolving Credit Facility if permitted by Section 2.4) sufficient funds to pay all debts and liabilities arising under any Letter of Credit. The Borrower’s obligations to pay an Issuing Bank under this Section 3.2, and such Issuing Bank’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. Each Issuing Bank agrees to give the Borrower prompt notice of any request for a draw under a Letter of Credit, but failure to provide such notice shall not affect the parties’ Obligations with respect thereto. Each Issuing Bank may charge any account the Borrower may have with it for any and all amounts such Issuing Bank pays under a Letter of Credit, plus reasonable charges and reasonable expenses as from time to time agreed to by such Issuing Bank and the Borrower; provided that to the extent permitted by Section 2.4(c)(iv), such amounts shall be paid pursuant to Advances under the Revolving Credit Facility. The Borrower agrees that an Issuing Bank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents. The Borrower agrees to pay an Issuing Bank interest on any Reimbursement Obligations not paid when due hereunder at the Default Rate.

(b)In accordance with the provisions of Section 2.4(c), each Issuing Bank shall notify the Administrative Agent (and shall also notify the Borrower) of any drawing under any Letter of Credit as promptly as practicable following the receipt by the Issuing Bank of such drawing, but failure to provide such notice shall not affect the parties’ Obligations with respect thereto.

(c)Each Revolving Credit Lender (other than the applicable Issuing Bank) shall automatically acquire on the date of issuance thereof, a Participation in the liability of such Issuing Bank in respect of each Letter of Credit in an amount equal to such Lender’s Revolving Percentage of such liability, and to the extent that the Borrower is obligated to pay such Issuing Bank under Section 3.2(a), each Revolving Credit Lender (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to such Issuing Bank, its Revolving Percentage of the liability of such Issuing Bank under such Letter of Credit in the manner and with the effect provided in Section 2.4(c)(iv). With respect to drawings under any of the Letters of Credit, each Revolving Credit Lender, upon receipt from the Administrative Agent of notice of a drawing in the manner described in Section 2.4(c)(iv), shall promptly pay to the Administrative Agent for the account of the applicable Issuing Bank, prior to the applicable time set forth in Section 2.4(c)(iv), its Revolving Percentage of such drawing. Simultaneously with the making of each such payment by a Revolving Credit Lender to an Issuing Bank, such Lender shall, automatically and without any further action on the part of such Issuing Bank or such Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest accrued prior to the date such Lender made its payment) in the related Reimbursement Obligation of the Borrower. The Reimbursement Obligations of the Borrower shall be immediately due and payable upon notice to the Borrower (subject to Section 2.4(c)(iv)), whether in Advances made in accordance with Section 2.4(c)(iv) or otherwise. Each Revolving Credit Lender’s obligation to make payment to the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.4(c)(iv) and this Section 3.2(c), and the right of such Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be made without any offset, abatement, withholding or reduction whatsoever. In the event the Revolving Credit Lenders have purchased Participations in any Reimbursement Obligation as set forth above, then at any time payment (in fully collected, immediately available funds) of such Reimbursement Obligation, in whole or in part, is received by the applicable Issuing Bank or the Administrative Agent from the Borrower, such Issuing Bank or Administrative Agent shall promptly pay to each Revolving Credit Lender an amount equal to its Revolving Percentage of such payment from the Borrower. If any Revolving Credit Lender is obligated to pay but does not pay amounts to the Administrative Agent for the account of an Issuing Bank in full upon such request as required by this Section 3.2(c), such Lender shall, on demand, pay to the Administrative Agent for the account of such Issuing Bank interest on the unpaid amount for each day during the period commencing on the date of notice given to such Lender pursuant to Section 2.4(c) until such Lender pays such amount to the Administrative Agent for the account of such Issuing Bank in full at the Federal Funds Rate.

(d)As soon as practical following the issuance of a Letter of Credit, the applicable Issuing Bank shall notify the Administrative Agent, and the Administrative Agent shall notify each Revolving Credit Lender, of the date of issuance of such Letter of Credit, the stated amount and the expiry date of such Letter of Credit. Promptly following the end of each calendar quarter, each Issuing Bank shall deliver to the Administrative Agent a notice describing the aggregate undrawn amount of all Letters of Credit at the end of such quarter. Upon the request of any Revolving Credit Lender from time to time, each Issuing Bank shall deliver to the Administrative Agent, and the Administrative Agent shall deliver to such Lender, any other information reasonably requested by such Lender with respect to the Letter of Credit Outstandings.

(e)Each issuance by an Issuing Bank of a Letter of Credit shall, in addition to the conditions precedent set forth in Article V, be subject to the conditions that (x) such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank consistent with the then current practices and procedures of such Issuing Bank with respect to similar letters of credit, (y) the issuance of such Letter of Credit shall not violate any written policy of the Issuing Bank, and (z) the Borrower shall have executed and delivered such other instruments and agreements relating to such Letters of Credit as the Issuing Bank shall have reasonably requested consistent with such practices and procedures. Except as otherwise provided therein, all Letters of Credit shall be governed by the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

(f)Without limiting the generality of the provisions of Section 11.9, the Borrower hereby agrees to indemnify and hold harmless each Issuing Bank, each other Revolving Credit Lender and the Administrative Agent from and against any and all claims and damages, losses, liabilities, and reasonable costs and expenses which such Issuing Bank, such other Revolving Credit Lender or the Administrative Agent may incur (or which may be claimed against such Issuing Bank, such other Revolving Credit Lender or the Administrative Agent) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify an Issuing Bank, any other Revolving Credit Lender or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the willful misconduct or gross negligence of the party to be indemnified or (ii) caused by the failure of an Issuing Bank to pay under any Letter of Credit after the presentation to it of a request for payment strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree or failure to pay is permitted under the terms of the Applicable Letter of Credit. The indemnification and hold harmless provisions of this Section 3.2(f) shall survive repayment of the Obligations, occurrence of the Revolving Credit Termination Date, the Facility Termination Date and expiration or termination of this Agreement.

(g)Without limiting the provisions of Section 3.2(f), the obligation of the Borrower to immediately reimburse an Issuing Bank for drawings made under Letters of Credit and each Issuing Bank’s right to receive such payment shall be absolute, unconditional and irrevocable, and such obligations of the Borrower shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related Application and Agreement for any Letter of Credit, under all circumstances whatsoever, including the following circumstances:

(i)any lack of validity or enforceability of the Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Related LC Documents”);

(ii)any amendment or waiver of or any consent to or departure from all or any of the Related LC Documents;

(iii)the existence of any claim, setoff, defense (other than the defense of payment in accordance with the terms of this Agreement) or other rights which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, the Lenders or any other Person, whether in connection with the Loan Documents, the Related LC Documents or any unrelated transaction;

(iv)any breach of contract or other dispute between the Borrower and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), the Administrative Agent, the Lenders or any other Person;

(v)any draft, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

(vi)any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by the Administrative Agent, with or without notice to or approval by the Borrower in respect of any of Borrower’s Obligations; or

(vii)any other circumstance or happening whatsoever where the applicable Issuing Bank has acted in good faith, whether or not similar to any of the foregoing;
provided, however, that nothing contained herein shall be deemed to release an Issuing Bank or any other Lender of any liability for actual loss arising as a result of its gross negligence or willful misconduct or out of the wrongful dishonor by an Issuing Bank of a proper demand for payment made under and strictly complying with the terms of any Letter of Credit.
3.3    Governmental Action. No Issuing Bank shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it, unless the Borrower agrees to compensate the Issuing Bank for such restriction, reserve, capital requirement, loss, cost or expense on terms satisfactory to the Issuing Bank.

3.4    Letter of Credit Fee. The Borrower agrees to pay (i) to the Administrative Agent, for the pro rata benefit of the Revolving Credit Lenders based on their Revolving Percentages, a fee on the aggregate amount available to be drawn on each Letter of Credit Outstanding at a rate equal to the Applicable Eurodollar Margin with respect to the Revolving Credit Facility as in effect from time to time, and (ii) to the applicable Issuing Bank, as issuer of each Letter of Credit, an issuance fee in such amount as may be agreed by such Issuing Bank and the Borrower from time to time. Such payments of fees provided for in this Section 3.4 shall be due with respect to each Letter of Credit quarterly in arrears, such payment to be made not later than the third (3rd) Business Day of each April, July, October and January, commencing on the first such date following the issuance of a Letter of Credit under this Agreement. Such fees shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

3.5    Administrative Fees. The Borrower shall pay to any Issuing Bank such standard administrative fee and other standard fees, if any, in connection with the Letters of Credit in such amounts and at such times as such Issuing Bank and the Borrower shall agree from time to time.

ARTICLE IV

Change in Circumstances

4.1    Increased Cost and Reduced Return.

(a)If after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

(i)shall subject such Lender (or its Applicable Lending Office) to any increase in the cost (other than Taxes and Other Taxes) of making or maintaining any Eurodollar Loans, any Competitive Bid Loans bearing interest at a Eurodollar Competitive Rate or its obligation to make Eurodollar Loans or Competitive Bid Loans at the Eurodollar Competitive Rate;

(ii)shall impose, modify, or deem applicable any reserve, special deposit, assessment or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Revolving Credit Commitment of such Lender hereunder;

(iii)shall impose on such Lender (or its Applicable Lending Office) or on the London interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments; or

(iv)shall subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender or the Administrative Agent (or its Applicable Lending Office), by an amount deemed material by such Lender or the Administrative Agent, as the case may be, of making, Converting into, Continuing, or maintaining any Loans or to reduce any sum received or receivable by such Lender or the Administrative Agent (or its Applicable Lending Office) under this Agreement in each case with respect to any Eurodollar Rate Loans or any Competitive Bid Loans bearing interest at a Eurodollar Competitive Rate (or in the case of clause (iv), any Loans), then, within ten (10) Business Days of the Borrower’s receipt of a request certifying in reasonable detail calculations of such amount and in reasonable detail, the basis therefor, the Borrower shall pay to such Lender or the Administrative Agent such amount or amounts as will compensate such Lender or the Administrative Agent for such increased cost or reduction; provided, that no Lender shall be entitled to claim any such amount or amounts for such increased cost or reduction incurred more than 90 days prior to the delivery of such request and such amounts shall be no greater than amounts that such Lender charges other borrowers or account parties on loans or letters of credit (as the case may be) similarly situated to the Borrower in connection with substantially similar facilities; provided further that, if the adoption or change of any law, rule or regulation (or change in the interpretation thereof) giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof but in no event shall be extended to a total period greater than 180 days; provided finally that, in any such case, the Borrower may, notwithstanding anything to the contrary herein, elect to convert the Eurodollar Loans made by such Lender hereunder to Base Rate Loans by giving the Administrative Agent at least two Business Days’ notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 4.1(a). If any Lender requests compensation by the Borrower under this Section 4.1(a), the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Continue Loans of the Type with respect to which such compensation is requested, or to Convert Loans of any other Type into Loans of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 4.4 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(b)If after the date hereof any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or liquidity requirements or any change therein after the date hereof or in the interpretation or administration thereof after the date hereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive made or issued after the date hereof regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder by an amount deemed material by such Lender and to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy or liquidity), then, within ten (10) Business Days of the Borrower’s receipt of a request certifying in reasonable detail calculations of such amount and in reasonable detail, the basis therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction, provided, that no Lender shall be entitled to claim any such amount or amounts for such increased cost incurred more than 90 days prior to the delivery of such request and such amounts shall be no greater than amounts that such Lender charges other borrowers or account parties on loans or letters of credit (as the case may be) similarly situated to the Borrower in connection with substantially similar facilities.

(c)Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 4.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 4.1 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender shall act reasonably and in good faith and may use any reasonable averaging and attribution methods.

(d)The provisions of this Section 4.1 shall continue in effect notwithstanding the Facility Termination Date.

(e)Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(f)The Borrower shall pay to each Lender, without duplication, as long as such Lender shall be required to maintain reserves (including any basic, emergency, supplemental or other marginal reserve requirement) with respect to a Eurodollar Loan or a Competitive Rate Loan under regulations issued from time to time by the Board (or other Governmental Authority) having jurisdiction with respect thereto for determining the maximum reserve requirement with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System, additional interest on the unpaid principal amount of each Eurodollar Loan and/or Competitive Rate Loan, as applicable, equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive); provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice ten days prior to the relevant interest payment date, such additional interest shall be due and payable ten days from receipt of such notice.

4.2    Alternate Rate of Interest.

(a)If at least two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Rate Loan or a Competitive Bid Loan at a Eurodollar Competitive Rate:

(i)provided that no Benchmark Transition Event shall have occurred at such time, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Interbank Offered Rate (including, without limitation, because the Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)the Administrative Agent is advised by the Required Lenders (or, in the case of a Competitive Bid Loan at a Eurodollar Competitive Rate, the Lender that is required to make such Loan) that the Interbank Offered Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request pursuant to Section 2.12 that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Rate Loan or a Competitive Bid Loan at a Eurodollar Competitive Rate shall be ineffective and any such Loan shall be continued as or converted to, as the case may be, a Base Rate Loan, (B) if any request pursuant to Section 2.4 requests a Eurodollar Rate Loan, such Loan shall be made as a Base Rate Loan and (C) any request by the Borrower for a Competitive Bid Loan at a Eurodollar Competitive Rate shall be ineffective; provided that (x) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for a Competitive Bid Loan at a Eurodollar Competitive Rate may be made to Lenders that are not affected thereby and (y) if the circumstances giving rise to such notice affect only one Type of Loans, then the other Type of Loans shall be permitted.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Interbank Offered Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of Interbank Offered Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c)In connection with the implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and, if applicable, Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 4.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.2.

(e)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any request pursuant to Section 2.12 that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Rate Loan or a Competitive Bid Loan at a Eurodollar Competitive Rate shall be ineffective and, with respect to any Eurodollar Rate Loan, any such Eurodollar Rate Loan shall be continued as or converted to, as the case may be, a Base Rate Loan, (ii) if any Borrowing Notice requests a Eurodollar Rate Loan, such Loan shall be made as a Base Rate Loan and (iii) any request by the Borrower for a Competitive Bid Loan at a Eurodollar Competitive Rate shall be ineffective.

4.3    Illegality. Notwithstanding any other provision of this Agreement, in the event that, after the date hereof, it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Loans or Competitive Bid Loans bearing interest at the Eurodollar Competitive Rate hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make or Continue Eurodollar Rate Loans or Competitive Bid Loans bearing interest at the Eurodollar Competitive Rate and to Convert other Types of Loans into Eurodollar Rate Loans or Competitive Bid Loans bearing interest at the Eurodollar Competitive Rate shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Rate Loans (in which case the provisions of Section 4.4 shall be applicable).

4.4    Treatment of Affected Loans. If the obligation of any Lender to make a Eurodollar Rate Loan or a Competitive Bid Loan bearing interest at a Eurodollar Competitive Rate or to Continue, or to Convert Loans of any other Type into, Loans of a particular Type shall be suspended pursuant to Section 4.1 or 4.3 hereof (Loans of such Type being herein called “Affected Loans” and such Type being herein called the “Affected Type”), such Lender’s Affected Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Affected Loans (or, in the case of a Conversion required by Section 4.3 hereof, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1 or 4.3 hereof that gave rise to such Conversion no longer exist:
(a)to the extent that such Lender’s Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans; and

(b)all Loans that would otherwise be made or Continued by such Lender as Loans of the Affected Type shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Loans of the Affected Type shall be Converted instead into (or shall remain as) Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1 or 4.3 hereof that gave rise to the Conversion of such Lender’s Affected Loans pursuant to this Section 4.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) as selected by the Borrower for such outstanding Loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such

Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Revolving Percentages.
4.5    Compensation. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan or Competitive Bid Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan notwithstanding satisfaction of all conditions precedent thereto) to prepay, borrow, Continue (including by reason of any prepayment) or Convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 4.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan or Competitive Bid Loan made by it at the Interbank Offered Rate used in determining the Eurodollar Rate or Eurodollar Competitive Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
The provisions of this Section 4.5 shall continue in effect notwithstanding the Facility Termination Date.

Notwithstanding anything herein to the contrary, each Lender party hereto on the Closing Date hereby agrees that the Borrower shall not be required to make payments to such Lender under this Section 4.5 solely to the extent such payments would arise from the continuation of the Revolving Credit Loans of such Lender in each case on the Closing Date.
4.6    Taxes.

(a)Except as required by applicable law, any and all payments by or on behalf of any Loan Party to or for the account of any Lender or the Administrative Agent hereunder or under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”). If any Withholding Agent shall, in its good faith determination, be required by law to deduct or withhold any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Administrative Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 4.6) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)The Loan Parties agree to timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any and all present or future stamp, court, or documentary, intangible, recording, filing taxes and any other excise or property taxes or charges or similar Taxes which arise from any payment made under this Agreement or any other Loan Document or from the execution, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)The Borrower agrees to indemnify each Lender and the Administrative Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.6) payable or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.6(d)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing,

(1)each Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, two executed copies of U.S. Internal Revenue Service (“IRS”) Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2)each Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), whichever of the following is applicable:

(A)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two executed copies of IRS Form W-8BEN or W-8BEN-E, establishing an exemption from, or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, two executed copies of IRS Form W-8BEN or W-8BEN-E, establishing an exemption from, or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)two executed copies of IRS Form W-8ECI;

(C) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit M to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and two executed copies of the applicable IRS Form W-8, W-8BEN, W-8BEN-E; or

(D) to the extent a Non-U.S. Lender is not the beneficial owner, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such

Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M on behalf of each such direct and indirect partner.

(3)Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Lender shall not be required to deliver any form pursuant to this Section that such Lender is not legally able to deliver.

(4)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(f)If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 4.6, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Lender, is not otherwise disadvantageous to such Lender.

(g)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.6, such Loan Party shall furnish to the Administrative Agent the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other reasonably acceptable documentation evidencing such payment.

(h) If any party determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.6 (including by the payment of additional amounts pursuant to this Section 4.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i)The provisions of this Section 4.6 shall continue in effect notwithstanding the Facility Termination Date.

(j)For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

4.7    Replacement Lenders. The Borrower may, in its sole discretion, on prior written notice to the Administrative Agent and a Lender, cause a Lender that (a) is or may become entitled to receive any indemnification payment, additional amount or other compensation under this Article IV or that fails to make Loans for the reasons provided in this Article IV, (b) is a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained) to (and such Lender shall) assign pursuant to Section 11.1 hereof (with such Lender being deemed to have executed an Assignment and Assumption for the purpose of effecting such assignment), all of its rights and obligations under this Agreement to another Lender, an Affiliate of another Lender or a Person reasonably acceptable to the Administrative Agent and designated by the Borrower which is willing to become a Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender, together with any accrued but unpaid interest on such Loans, any accrued but unpaid fees with respect to such Lender’s Revolving Credit Commitment and any other amounts payable to such Lender under this Agreement; provided, that any expenses or other amounts which would be owing to such Lender pursuant to any indemnification provision hereunder shall be payable by the Borrower to such Lender. The replacement Lender under this Section shall pay the applicable processing fee under Section 11.1. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

4.8    Defaulting Revolving Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Credit Lender is a Defaulting Lender:

(a)commitment fees shall cease to accrue on the Available Revolving Credit Commitment (if any) of such Defaulting Lender pursuant to Section 2.13(a)(ii);

(b)if any Letter of Credit Outstandings exist at the time such Lender becomes a Defaulting Lender then:

(i)all or any part of such Letter of Credit Outstandings shall be reallocated among the non-Defaulting Revolving Credit Lenders in accordance with their respective Revolving Percentages but only to the extent (w) the sum of all non-Defaulting Revolving Credit Lenders’ Outstanding Revolving Credit Obligations does not exceed the total of all non-Defaulting Revolving Credit Lenders’ Revolving Credit Commitments, (x) such reallocation does not cause the aggregate Revolving Credit Loans and Letter of Credit Outstandings of any non-Defaulting Revolving Credit Lender to exceed such non-Defaulting Revolving Credit Lender’s Revolving Credit Commitment and (y) the conditions set forth in Section 5.2 are satisfied at such time; and

(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, within one Business Day following notice by the Administrative Agent, (1) if a drawing is made under any Letter of Credit, the Borrower shall reimburse the Issuing Bank in accordance with Section 2.4(c)(iv) and (2) if a Letter of Credit is requested by the Borrower in accordance with Section 3.1(a) during any period where there is a Defaulting Lender, the Borrower shall enter into an arrangement reasonably satisfactory to the Issuing Bank to cover in whole or in part (which such arrangement may include cash collateralization) the exposure of the Issuing Bank related to the participating interests of such Defaulting Lender in such newly issued Letter of Credit Outstandings (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Lender is a Defaulting Lender or until such Lender is replaced pursuant to Section 4.7;

(iii)if and so long as the Borrower cash collateralizes any portion of such Defaulting Lender’s Revolving Percentage of Letter of Credit Outstandings pursuant to Section 4.8(b)(ii), then, in the case of any such Defaulting Lender that is a Revolving Credit Lender, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.4 with respect thereto;

(iv)upon any reallocation described in clause (i) above, the fees payable to the Revolving Credit Lenders pursuant to Sections 2.13(a)(ii) and 3.4 shall be adjusted accordingly; and

(v)if any such Defaulting Lender’s Revolving Percentage of Letter of Credit Outstandings is neither cash collateralized nor reallocated pursuant to Section 4.8(b)(i), then, if such Defaulting Lender is a Revolving Credit Lender, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all letter of credit fees payable under Section 3.4 with respect to such Defaulting Lender’s Revolving Percentage of Letter of Credit Outstandings shall be payable to the relevant Issuing Bank until such cash collateralization and/or reallocation occurs;

(c)no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure will be covered in whole or in part by the Revolving Credit Commitments of the non-Defaulting Revolving Credit Lenders and/or cash collateral or other arrangements will be provided by the Borrower in accordance with Section 4.8(b)(ii), and participating interests in any such newly issued or increased Letter of Credit shall be (i) allocated among non-Defaulting Revolving Credit Lenders and/or (ii) covered by arrangements made by the Borrower pursuant to Section 4.8(b)(ii) in a manner consistent with Section 4.8(b)(i) and (ii) (and any such Defaulting Lenders shall not participate therein); and

(d)in the case of any Defaulting Lender that is a Revolving Credit Lender, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.3 but excluding Section 4.7) shall, in lieu of being distributed to such Defaulting Lender and without duplication, be retained by the Administrative Agent in a segregated interest-bearing account reasonably satisfactory to the Administrative Agent and the Borrower and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder, (iii) third, if so determined by the Administrative Agent or requested by an Issuing Bank, held in such account as cash collateral for existing or (unless such Defaulting Lender has no remaining unutilized Revolving Credit Commitment) future funding obligations of the Defaulting Lender in respect of any existing or (unless such Defaulting Lender has no remaining unutilized Revolving Credit Commitment) future Participation in any Letter of Credit, (iv) fourth, as the Borrower may request (so long as no Event of Default has occurred and is continuing), to the funding of any Revolving Credit Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, unless such Defaulting Lender has no remaining unutilized Revolving Credit Commitment, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Revolving Credit Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to any Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by such Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower or any Guarantor as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Guarantor against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, that, with respect to this clause (viii), if such payment is (x) a prepayment of the principal amount of any Revolving Credit Loans or Reimbursement Obligations as to which a Defaulting Lender has funded its Participation and (y) made at a time when the conditions set forth in Section 5.2 are satisfied, such payment shall be applied solely to prepay the Revolving Credit Loans of, and Reimbursement Obligations owed to, all non-Defaulting Revolving Credit Lenders pro rata prior to being applied to the prepayment of any Revolving Credit Loans of, or Reimbursement Obligations owed to, any Defaulting Lender.

(e)Upon not less than three Business Days’ prior notice to such Defaulting Lender and the Administrative Agent (which the Administrative Agent will promptly provide to the Lenders and the Issuing Banks), the Borrower shall have the right to terminate the then unutilized Revolving Credit Commitment of such Defaulting Lender, after taking into account the portion of such Revolving Credit Commitment, if any, which theretofore has been, or substantially contemporaneous therewith is being, assigned pursuant to Section 4.7. In the event of any such termination, future extensions of credit under the Revolving Credit Facility shall be allocated to the non-Defaulting Revolving Credit Lenders in a manner that disregards the existence of any remaining Revolving Credit Commitment of such Defaulting Lender.

(f)The Revolving Credit Commitment and Outstanding Revolving Credit Obligations of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.6); provided, that this clause (f) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender directly affected thereby that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders.

In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that any such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Letter of Credit Outstandings of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage and (ii) any arrangements made by the Borrower pursuant to Section 4.8(b)(ii) shall be terminated and any cash collateral or arrangement provided by the Borrower in accordance thereto will be terminated or promptly returned to the Borrower, as applicable.
The provisions of this Agreement relating to funding, payment and other matters with respect to the Revolving Credit Facility may be adjusted by the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld), to the extent necessary to give effect to the provisions of this Section 4.8. The provisions of this Section 4.8 may not be amended, supplemented or modified without, in addition to consents required by Section 11.6, the prior written consent of the Administrative Agent, the Issuing Banks and the Borrower.

ARTICLE V

Conditions to Making Loans and Issuing Letters of Credit
5.1    Conditions to Effectiveness and the Initial Advance. The effectiveness of this Agreement and the obligation of the Lenders to make the initial Advance (if any) under the Revolving Credit Facility, and of the Issuing Banks to issue Letters of Credit (if any) on the Closing Date, is subject to the conditions precedent that the Administrative Agent shall have received on the Closing Date, in form and substance satisfactory to the Administrative Agent, the following:

(a)a copy of this Agreement executed and delivered by the Borrower and each Lender, together with all schedules and exhibits hereto;

(b)the favorable written opinion or opinions with respect to the Loan Documents and the transactions contemplated thereby of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Borrower, dated the Closing Date, addressed to the Administrative Agent and the Lenders and reasonably satisfactory to the Administrative Agent;

(c)resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of the Borrower certified by its secretary or assistant secretary as of the Closing Date, approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;

(d)specimen signatures of officers or other appropriate representatives executing the Loan Documents on behalf of the Borrower, certified by the secretary or assistant secretary of such Borrower as of the Closing Date;

(e)a copy, certified as of a recent date by a duly authorized officer of the Borrower to be true and correct, of the Organizational Documents and Operating Documents of the Borrower;

(f)certificates issued as of a recent date by the Secretary of State (or other appropriate office) of the jurisdiction of formation of the Borrower as to the due existence and good standing of the Borrower;

(g)notice of appointment of the initial Authorized Representative(s);

(h)[reserved];

(i)evidence that all reasonable, out-of-pocket fees that have accrued from and after January 15, 2020, to the extent due and payable by the Borrower on the Closing Date to the Administrative Agent, the Arrangers and the Lenders, have been paid in full (including the reasonable, documented, out-of-pocket fees and expenses of one counsel for all

Agent-Related Persons, taken as a whole), in each case to the extent invoiced two Business Days prior to the Closing Date and including reasonably detailed documentation;

(j)evidence that (i) the Borrower shall have paid all accrued and unpaid interest on the Revolving Credit Loans outstanding under (and as defined in) the Existing Credit Agreement and all accrued and unpaid commitment fees and letter of credit fees under the Existing Credit Agreement, accrued to (but not including) the Closing Date and (ii) the payments required pursuant to Section 11.20(b) shall have been made; and

(k)the Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten days prior to the Closing Date.

5.2    Conditions of Loans. The obligations of the Lenders to make any Loans, and of the Issuing Banks to issue, renew or increase the amount of Letters of Credit, hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

(a)the Administrative Agent shall have received a Borrowing Notice if required by Article II;

(b)the representations and warranties of the Borrower and the Guarantors (if any) set forth in Article VI (other than in Section 6.1(e)(ii)) and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance or issuance, renewal or increase of such Letters of Credit with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) and except that the financial statements referred to in Section 6.1(e)(i) shall be deemed (solely for the purpose of the representation and warranty contained in such Section 6.1(e)(i) but not for the purpose of any cross reference to such Section 6.1(e)(i) or to the financial statements described therein contained in any other provision of Section 6.1(e) or elsewhere in Article VI) to be those financial statements most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.1; provided that this Section 5.2(b) shall be subject to Section 1.7 with respect to the making of any Additional Term Loans.

(c)in the case of the issuance, renewal or increase of a Letter of Credit, the Borrower shall have executed and delivered to the applicable Issuing Bank an Application and Agreement for Letter of Credit (or amendment or supplement thereto) in form and content acceptable to such applicable Issuing Bank together with such other instruments and documents as it shall request;

(d)at the time of (and after giving effect to) each Advance or issuance, renewal or increase of each Letter of Credit, no Default or Event of Default shall have occurred and be continuing, or would result from such extension of credit; provided that this Section 5.2(d) shall be subject to Section 1.7 with respect to the making of any Additional Term Loans; and

(e)immediately after giving effect to:

(i)a Loan or Letter of Credit, the aggregate principal balance of all outstanding Loans and Participations for each Lender shall not exceed, respectively, such Lender’s Revolving Credit Commitment or Letter of Credit Commitment; and

(ii)a Loan or Letter of Credit, the Outstanding Revolving Credit Obligations shall not exceed the Total Revolving Credit Commitment.

5.3    Supplements to Schedules. The Borrower may, from time to time, amend or supplement the Schedules, other than Schedules 1.1(a), 1.1(b) and 8.3 to this Agreement by delivering (effective upon receipt) to the Administrative Agent and each Lender a copy of such revised Schedule or Schedules which shall (i) be dated the date of delivery, (ii) be certified by an Authorized Representative as true, complete and correct as of such date and as delivered in replacement for the corresponding Schedule or Schedules previously in effect, and (iii) show in reasonable detail (by blacklining or other appropriate graphic means) the changes from each such corresponding predecessor Schedule. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in the event that the Required Lenders determine based upon such revised Schedule (whether individually or in the aggregate or cumulatively) that there has been a material adverse change since the Closing Date which could reasonably be expected to have a Material Adverse Effect, the Lenders shall have no further obligation to fund additional Advances hereunder.

ARTICLE VI

Representations and Warranties
6.1    Representations and Warranties. The Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans and issuance of Letters of Credit), that:

(a)Organization and Authority.

(i)the Borrower and each Subsidiary is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its incorporation or creation;

(ii)the Borrower and each Subsidiary (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify would have a Material Adverse Effect;

(iii)the Borrower has the power and authority to execute, deliver and perform this Agreement, and to borrow hereunder, and to execute, deliver and perform each of the other Loan Documents to which it is a party;

(iv)when executed and delivered, each of the Loan Documents to which the Borrower is a party will be the legal, valid and binding obligation or agreement of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

(b)Loan Documents. The execution, delivery and performance by the Borrower of each of the Loan Documents to which the Borrower is a party:

(i)have been duly authorized by all Organizational Action of the Borrower, required for the lawful execution, delivery and performance thereof;

(ii)do not violate any provisions of (1) any applicable law, rule or regulation, (2) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on the Borrower or its properties, or (3) the Organizational Documents or Operating Documents of the Borrower;

(iii)do not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time, or both, would constitute an event of default, under any material indenture, agreement or other instrument to which the Borrower is a party, or any material indenture, agreement or other instrument by which the properties or assets of the Borrower is bound, in each case except to the extent that such conflict, breach, default or event of default could not reasonably be expected to have a Material Adverse Effect; and

(iv)do not and will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower, other than Liens permitted by Section 8.3.

(c)[Reserved].

(d)[Reserved].

(e)Financial Condition.

(i)The Borrower has heretofore furnished to each Lender an audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2019, and the notes thereto and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity and the notes thereto for the Fiscal Year then ended as examined and certified by KPMG LLP, or other such independent certified public accountants of recognized national standing selected by the Borrower or such other accountants as are approved by the Administrative Agent (such approval not to be unreasonably withheld) (it being understood that such financial statements shall be deemed to have been furnished on the date on which the Borrower causes such financial statements, reports containing such financial statements or other filings evidencing the items required by this sub-clause (i) to be posted on the Internet at www.sec.gov or at such other website identified by the Borrower in a notice to the Administrative Agent and the Lenders and that is accessible by the Lenders without charge). Except as set forth therein (including, in the case of such audited balance sheet, the notes thereto), such financial statements (including, in the case of such audited balance sheet, the notes thereto) present fairly the financial condition of the Borrower and its Subsidiaries as of the end of such Fiscal Year and results of their operations and the changes in their stockholders’ equity for such Fiscal Year, all in conformity with GAAP; and

(ii)As of the Closing Date, since December 31, 2019, there has been no material adverse change in the financial condition of the Borrower and its Subsidiaries or in the businesses, properties and operations of the Borrower and its Subsidiaries, in each case considered as a whole.

(f)Taxes. The Borrower and its Subsidiaries have filed or caused to be filed all federal, state, local and foreign tax returns which are required to be filed by them and except for taxes and assessments being contested in good faith and against which reserves satisfactory to the Borrower’s independent certified public accountants have been established, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due except, with respect to any of the foregoing, where any failure to do so could not reasonably be expected to have a Material Adverse Effect.

(g)Litigation. Except as set forth in Schedule 6.1(g) attached hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or affecting the Borrower or any Subsidiary or any properties or rights of the Borrower or any Subsidiary, which could reasonably be expected to have a Material Adverse Effect.

(h)Margin Stock. No part of the proceeds of any Loan will be used in violation of Regulation U, as amended (12 C.F.R. Part 221), of the Board; and the Borrower and each of the Subsidiaries will comply with Regulation U at all times. The proceeds of the borrowings made pursuant to Article II hereof will be used by the Borrower and its Subsidiaries only for the purposes set forth in Section 2.16 hereof.

(i)Investment Company. Neither the Borrower nor any Subsidiary is required to be registered as an “investment company” under and as defined in the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-1, et seq.).

(j)No Untrue Statement. Neither this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Borrower or any Guarantor in accordance with or pursuant to any Loan Document, nor any statement, representation or warranty provided by or on behalf of the Borrower or any Guarantor to the Administrative Agent in writing in connection with the negotiation or preparation of the Loan Documents through the Closing Date (other than projections and other forward looking information and information of a general economic or industry nature), taken as a whole (together with any information contained in any filings with the Securities and Exchange Commission prior to the date of this representation), when furnished, contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such representation or statement contained herein or therein not misleading in any material respect.

(k)No Consents, Etc. Neither the respective businesses or properties of the Borrower or any Subsidiary, nor any relationship between the Borrower or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby is such as to require a material consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or other authority or any other Person on the part of the Borrower or any Subsidiary as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by, this Agreement or the other Loan Documents or if so, (i) such material consent, approval, authorization, filing, registration or qualification has been obtained or effected, as the case may be and is in full force and effect or (ii) the absence thereof could not reasonably be expected to have a Material Adverse Effect.

(l)Employee Benefit Plans.

(i)Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code, and all Foreign Benefit Laws, and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans except for the making of any required amendments thereto for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined to be, or the Borrower or its applicable Subsidiary or ERISA Affiliate is in the process of obtaining a determination by the Internal Revenue Service that such Employee Benefit Plan is, so qualified, and each trust related to each such plan has been determined to be exempt under Section 501(a) of the Code. Each Employee Benefit Plan subject to any Foreign Benefit Law has received the required approvals by any Governmental Authority regulating such Employee Benefit Plan or the Borrower or its applicable Subsidiary or ERISA Affiliate is in the process of obtaining such determination or approvals. No material liability has been incurred by the Borrower or any ERISA Affiliate for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan which remains unsatisfied;

(ii)Except as could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has (a) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject it to a tax or penalty on prohibited transactions imposed under Code Section 4975 or Section 502(i) of ERISA, (b) failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA with respect to any Employee Benefit Plan, whether or not waived, or incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no such premium payments which are due and unpaid, (c) failed to make a required contribution or payment to a Multiemployer Plan, (d) failed to make a required installment or other required payment under Section 430(j) of the Code, Section 303(j) of ERISA or the terms of such Employee Benefit Plan, or (e) failed to make any required contribution or payment, required by any Foreign Benefit Law with respect to any Employee Benefit Plan or otherwise failed to operate in compliance with any Foreign Benefit Law regulating any Employee Benefit Plan;

(iii)Except as could not reasonably be expected to result in a Material Adverse Effect, no Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan;

(iv)Except as provided in Schedule 6.1(l), the present value of all vested accrued benefits under each Pension Plan which is subject to Title IV of ERISA, or the funding of which is regulated by any Foreign Benefit Law did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Employee Benefit Plan allocable to such benefits (based on the assumptions used for purposes of FASB ASC Topic 715 “Compensation -- Retirement Benefits” or applicable non-US financial accounting standards) by more than a material amount;

(v)except as could not reasonably be expected to result in a Material Adverse Effect, (A) each Employee Benefit Plan which is subject to Title IV of ERISA or the funding of which is regulated by any Foreign Benefit Law, maintained by the Borrower or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA, applicable Foreign Benefit Law and other applicable laws, regulations and rules, (B) there has been no determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) and (C) neither the Borrower nor any ERISA Affiliate has received any notice of a determination that any Multiemployer Plan is, or is expected to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA);

(vi)Assuming that none of the Lenders is, is acting on behalf of, or is an entity the assets of which constitute the assets of, an “employee benefit plan” (as defined in Section 3(3) of ERISA) or a “plan” (as defined in Section 4975 of the Code) with respect to which the Borrower is a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975 of the Code), the consummation of the Loans and the issuance of the Letters of Credit provided for herein will not involve any “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code which is not subject to a statutory or administrative exemption; and

(vii)No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of the Borrower after due inquiry, is threatened concerning or involving any Employee Benefit Plan.

(m)No Default. There does not exist any Default or Event of Default.

(n)Environmental Laws. Except as listed on Schedule 6.1(n) and except as would not have a Material Adverse Effect, the Borrower and each Subsidiary is in compliance with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals. Except as listed on Schedule 6.1(n) and except as would not have a Material Adverse Effect, neither the Borrower nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation, and neither the Borrower nor any Subsidiary is aware of any facts, which (a) calls into question, or could reasonably be expected to call into question, compliance by the Borrower or any Subsidiary with any Environmental Laws, (b) seeks, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any license, permit or approval necessary for the operation of the Borrower’s or any Subsidiary’s business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, or (c) seeks to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of the Borrower or any Subsidiary to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law.

(o)Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in each case, acting in their capacity as such) with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, the directors, officers, employees and agents of Borrower and its Subsidiaries (in each case, acting in their capacity as such), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or any such Subsidiary, any of their respective directors, officers or employees (in each case, acting in their capacity as such), or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(p)EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE VII

Affirmative Covenants
Until the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and where applicable will cause each Subsidiary to:
7.1    Financial Reports, Etc.

(a)as soon as practical and in any event within 90 days after the end of each Fiscal Year of the Borrower, deliver or cause to be delivered to the Administrative Agent and each Lender (i) the consolidated balance sheets of the Borrower and its Subsidiaries, with the notes thereto, the related consolidated statements of operations, cash flows, and shareholders’ equity and the respective notes thereto for such Fiscal Year, setting forth comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP and containing opinions of KPMG LLP, or other such independent certified public accountants of recognized national standing selected by the Borrower or such other accountants as are approved by the Administrative Agent (such approval not to be unreasonably withheld), which are unqualified as to the scope of the audit performed and as to the “going concern” status of the Borrower (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date occurring within one year from the time such opinion is delivered); and (ii) a Compliance Certificate of an Authorized Representative as to the existence of any Default or Event of Default and demonstrating compliance with Section 8.1 of this Agreement;

(b)as soon as practical and in any event within 55 days after the end of each quarterly period (except the last reporting period of the Fiscal Year), deliver to the Administrative Agent and each Lender (i) the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such reporting period, the related consolidated statements of operations, cash flows, and shareholders’ equity for such reporting period and for the period from the beginning of the Fiscal Year through the end of such reporting period, accompanied by a statement, set forth in the Compliance Certificate, of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Borrower and its Subsidiaries as of the end of such reporting period and the results of their operations and the changes in their financial position for such reporting period in accordance with GAAP, and (ii) a Compliance Certificate of an Authorized Representative as to the existence of any Default or Event of Default and containing computations for such quarter comparable to that required pursuant to Section 7.1(a)(ii);

(c)[reserved];

(d)promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Administrative Agent and each Lender a copy of (i) all regular or special reports or effective registration statements which the Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Borrower to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit of the Borrower or any of its Subsidiaries;

(e)[reserved]; and

(f)(i) promptly, from time to time, deliver or cause to be delivered to the Administrative Agent and each Lender such other information regarding Borrower’s and any Subsidiary’s operations, business affairs and financial condition as the Administrative Agent or such Lender may reasonably request and (ii) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

The Administrative Agent and the Lenders are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to the Lenders (or any Affiliate of any Lender) or to the Administrative Agent, to any Governmental Authority having jurisdiction over the Administrative Agent or any of the Lenders pursuant to any written request therefor or in the ordinary course of examination of loan files, or to any other Person who shall acquire or consider the assignment of, or acquisition of any participation interest in, any Obligation permitted by this Agreement, subject to Section 11.15.
Financial statements required to be delivered by the Borrower pursuant to clauses (a)(i) and (b)(i) of this Section 7.1 and items required to be delivered by the Borrower pursuant to clause (d) of this Section 7.1 shall be deemed to have been delivered on the date on which the Borrower causes such financial statements, reports containing such financial statements or other filings evidencing the items required by Section 7.1(d), to be posted on the Internet at www.sec.gov or at such other website identified by the Borrower in a notice to the Administrative Agent and the Lenders and that is accessible by the Lenders without charge.
7.2    Maintain Properties. Maintain all properties necessary to its operations in good working order and condition (ordinary wear and tear excepted), make all needed repairs, replacements and renewals to such properties, and maintain free from Liens (other than Liens permitted by Section 8.3) all trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property and proprietary information (or adequate licenses thereto), in each case as are reasonably necessary to conduct its business as currently conducted or as contemplated hereby, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.3    Existence, Qualification, Etc. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, trade names, trademarks and permits, except to the extent conveyed or permitted in connection with a transaction permitted under Section 8.4 hereof, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except, with respect to any of the foregoing in this Section 7.3, where any failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.4    Regulations and Taxes. Comply in all material respects with all statutes and governmental regulations and pay all Taxes, assessments and governmental charges which, if unpaid, might become a Lien against any of its properties except liabilities being contested in good faith and against which adequate reserves have been established and except, with respect to any of the foregoing, where any failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.5    Insurance. (i) Keep all of its insurable properties adequately insured at all times with responsible insurance carriers or self-insured against loss or damage by fire and other hazards as are customarily insured against by companies engaged in the same or similar businesses operating in the same or similar locations, (ii) maintain general public liability insurance at all times with responsible insurance carriers or self-insured against liability on account of damage to persons and property in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and (iii) maintain insurance under all applicable workers’ compensation laws (or in the alternative, maintain required reserves if self-insured for workers’ compensation purposes).

7.6    True Books. Keep true books of record and account in which full, true and correct entries will be made in all material respects of all of its dealings and transactions in accordance with customary business practices in order to prepare its financial statements in accordance with GAAP.

7.7    Right of Inspection. Permit any Person designated by any Lender or the Administrative Agent at the Lender’s or Administrative Agent’s expense, as the case may be, to visit and inspect any of the properties, corporate books and financial reports of the Borrower and its Subsidiaries, and to discuss their respective affairs, finances and accounts with their principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice; provided that the Borrower may elect to have one or more Authorized Officers to be present during any discussions with the Borrower’s independent certified public accountants.

7.8    Observe all Laws. Conform to and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any Governmental Authority (including Environmental Laws) with respect to the conduct of its business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in each case, acting in their capacities as such) with Anti-Corruption Laws and applicable Sanctions.

7.9    Governmental Licenses. Obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and as contemplated by the Loan Documents, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.10    Covenants Extending to Subsidiaries. Cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of the Borrower in Sections 7.2 through 7.9, inclusive to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect.

7.11    Officer’s Knowledge of Default. Upon any Senior Officer of the Borrower obtaining knowledge of (a) the occurrence of any Default or Event of Default hereunder or (b) any event, development or occurrence which could reasonably be expected to have a Material Adverse Effect, cause such officer or an Authorized Representative to promptly notify the Administrative Agent of the nature thereof, the period of existence thereof, and what action the Borrower or any Subsidiary proposes to take with respect thereto.

7.12    Suits or Other Proceedings. Upon any Senior Officer of the Borrower obtaining knowledge of any litigation or other proceedings being instituted against the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect, promptly deliver to the Administrative Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.

7.13    Notice of Discharge of Hazardous Material or Environmental Complaint. Promptly provide to the Administrative Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims, or citations received by the Borrower or any Subsidiary relating to any (a) violation or alleged violation by the Borrower or any Subsidiary of any applicable Environmental Laws or OSHA; (b) release or threatened release by the Borrower or any Subsidiary of any Hazardous Material, except where occurring legally; or (c) liability or alleged liability of the Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, which violation, alleged violation, release, threatened release, actual liability or threatened liability described in clause (a), (b) or (c) could reasonably be expected to result in a Material Adverse Effect.

7.14    Environmental Compliance. If the Borrower or any Subsidiary shall receive notice from any Governmental Authority that the Borrower or any Subsidiary has violated any applicable Environmental Laws in any respect that could reasonably be expected to result in a Material Adverse Effect, the Borrower shall promptly (and in any event within the time period permitted by the applicable Governmental Authority) remove or remedy, or the Borrower shall cause the applicable Subsidiary to remove or remedy, such violation.

7.15    Notice of Change in Beneficial Ownership Certification. Furnish to each applicable Lender prompt written notice of any change in the information provided in the Beneficial Ownership Certification, if any, delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

7.16    Continued Operations. Continue at all times (i) to conduct its business and engage principally in a line or lines of business similar or complementary to those heretofore engaged in, including, without limitation, Automobile Retailing Activities, or activities that are reasonably related thereto or similar extensions thereof (subject to the right to make Permitted Acquisitions) and (ii) preserve, protect and maintain free from Liens (other than Liens permitted under Section 8.3 hereof) its material patents, copyrights, licenses, trademarks, trademark rights, trade names, trade name rights, trade secrets and know-how, in each case to the extent necessary or reasonably required in the conduct of its operations.

7.17    Use of Proceeds. Use the proceeds of the Loans solely for the purposes specified in Section 2.16 hereof.

7.18    Guarantors. If any Subsidiary (other than an Excluded Subsidiary) guarantees Indebtedness for money borrowed under any Material Credit Facility of the Borrower, then on or prior to the date that any such Subsidiary guarantees such Indebtedness, the Borrower shall cause to be delivered to the Administrative Agent each of the following documents:

(a)a Facility Guaranty executed by such Subsidiary substantially in the form of Exhibit J;

(b)an opinion of counsel to the Subsidiary dated as of the date of delivery of the Facility Guaranty provided for in this Section 7.18 and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent; and

(c)current copies of the Organizational Documents and Operating Documents of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such Organizational Documents, Operating Documents or applicable law, of the shareholders, members or partners) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this Section 7.18.

For the avoidance of doubt, in no event shall any Subsidiary that guarantees any Indebtedness for money borrowed under any Material Credit Facility of the Borrower (other than this Facility) be deemed to be an Excluded Subsidiary based on clause (d) of the definition thereof.
ARTICLE VIII

Negative Covenants
Until the Facility Termination Date unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it permit any Subsidiary to:
8.1    Financial Covenants.

(a)Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any Four-Quarter Period to be greater than 3.75 to 1.00.

(b)Consolidated Total Capitalization. Permit at any time the Consolidated Capitalization Ratio to be greater than 0.70 to 1.00.

8.2    Indebtedness. Incur, create or assume any Funded Indebtedness (other than Permitted Indebtedness) unless, after giving pro forma effect thereto, the Borrower shall be in compliance with Section 8.1 (with Consolidated EBITDA, for such purpose, being calculated in respect of the most recent period of four consecutive fiscal quarters for which financial statements are available).

8.3    Liens. Incur, create or permit to exist any Lien of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its Subsidiaries, in each case to secure Indebtedness, other than

(i)Liens existing as of the date hereof and as set forth in Schedule 8.3 attached hereto;

(ii)Liens imposed by law for Taxes, assessments or charges of any Governmental Authority for claims not yet due or payable and Liens for judgments or levies, in each case which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(iii)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, laborers, employees or suppliers and other Liens imposed by law or created in the ordinary course of business and in existence less than 120 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(iv)Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance, old age pensions and other types of social security or retirement benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), self insurance general liability insurance programs, public or statutory obligations, stay, surety and appeal bonds posted in the ordinary course of business, letters of credit issued in the ordinary course of business and other similar obligations, or arising as a result of progress payments or partial payments under government contracts or subcontracts;

(v)(i) Liens on property existing at the time of purchase thereof by the Borrower or a Subsidiary and not incurred in connection with, or in contemplation of, such acquisition and (ii) easements (including, without limitation, reciprocal easement agreements and utility agreements), licenses, rights of others for rights-of-way, utilities, sewers, electric lines, telephone or telegraph lines and similar purposes, irregularities in title, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Subsidiary;

(vi)Liens on real property and improvements securing (A) Mortgage Facilities of the Borrower or any Guarantor in an aggregate principal amount not to exceed $500,000,000 at any time outstanding and (B) Rate Hedging Obligations related to such Mortgage Facilities (which Rate Hedging Obligations are owed to any of the respective lenders under such Mortgage Facilities and secured by the same assets as such Mortgage Facilities), provided that the amount of Indebtedness under any Mortgage Facility does not exceed eighty-five percent (85%) of the fair market value of the real property and improvements securing such Indebtedness as of the date such Liens are granted on such real property and improvements;

(vii)Liens to secure the refinancing of any Indebtedness described on Schedule 8.3 to the extent such Liens encumber substantially the same assets in substantially the same manner as the Liens securing the debt being refinanced or to the extent such Liens constitute Liens permitted under this Section 8.3; and any extension, renewal, refinancing or replacement in whole or in part of any Lien described in the foregoing clauses (i) through (vi) so long as no additional collateral is granted as security;

(viii)Liens on claims of the Borrower or any Subsidiary against Persons renting or leasing Vehicles, Persons damaging Vehicles or Persons issuing applicable insurance coverage for such Persons, which claims relate to damage to Vehicles, to the extent that such damage exceeds the renter’s or lessee’s collision damage waiver limitation or insurance deductible;

(ix)Liens securing Vehicle Receivables Indebtedness and Vehicle Secured Indebtedness and Rate Hedging Obligations related to such Indebtedness, which Rate Hedging Obligations are owed to any of the respective lenders of such Indebtedness and secured by the same assets as such Indebtedness;

(x)Liens incurred in compliance with Section 4.8 or Section 9.1(B);

(xi)Liens on Margin Capital Stock that is held by the Borrower as treasury stock;

(xii)Liens arising from legal proceedings, so long as such proceedings are being contested in good faith by appropriate proceedings;

(xiii)Liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into in the ordinary course of business by the Borrower or any of its Subsidiaries; provided that such Liens attach only to the property being leased under such leases;

(xiv)Liens existing on any property or asset of any Person that becomes a Subsidiary or is merged with or into or consolidated with the Borrower or any Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary or is merged with or into or consolidated with the Borrower or any Subsidiary (and on improvements, leases, installations, developments, repairs, renewals, replacements, additions, general intangibles, accessions, and proceeds related thereto); provided that (i) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary, (ii) such Lien shall not have been created in contemplation of such acquisition, merger or consolidation and (iii) such Lien and any replacements thereof shall secure only those commitments and obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary or is merged with or into or consolidated with the Borrower or any Subsidiary, as the case may be, and extensions, renewals, substitutions, refinancings and replacements thereof that do not increase the commitments and obligations thereunder, plus any accreted amount, unpaid accrued interest, premium, underwriting discount, and any other fees, commissions and expenses incurred in connection therewith;

(xv)Liens on property, plant and equipment acquired, constructed, leased, installed, repaired, developed or improved by the Borrower or any Subsidiary; provided that (i) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 270 days after such acquisition or the completion of such construction, lease, installation, repair, development or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing, leasing, installing, repairing, developing or improving such property, plant and equipment and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary (other than improvements, installations, repairs, developments, renewals, replacements, additions and accessions of or to such property);

(xvi)Liens securing Indebtedness of a Subsidiary owing to the Borrower or any other Subsidiary;

(xvii)Liens securing Escrow Indebtedness in favor of escrow agents, account custodians or similar third party intermediaries during the period which any such Escrow Indebtedness is held under escrow or similar contingent release arrangements;

(xviii)bankers’ Liens, rights of setoff, revocation, refund, chargeback or overdraft protection, and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, including those involving pooled accounts and netting arrangements; and

(xix)(A) Liens not otherwise permitted hereby securing Indebtedness of the Borrower and its Subsidiaries so long as, on the date any such Lien is granted, after giving effect to such Indebtedness, the aggregate principal amount of Indebtedness secured by Liens (other than Liens permitted by clauses (i) through (xviii) of this Section 8.3) shall not exceed 15% of Consolidated Tangible Assets calculated as of the date of the creation or incurrence of the Lien and (B) Liens that extend, renew, substitute, replace or refinance (including successive extensions, renewals, substitutions, replacements or refinancings), in whole or in part, any Lien permitted pursuant to clause (xix)(A) of this Section 8.3; provided that the Indebtedness secured by any such Lien is in an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness secured by the Lien which is being extended, renewed, substituted, replaced or refinanced, plus any accreted amount, unpaid accrued interest, premium, underwriting discount, and any other fees, commissions and expenses incurred in connection therewith.

8.4        Merger, Consolidation or Fundamental Changes. (a) Sell, lease, transfer or otherwise dispose (whether effected pursuant to a division or otherwise) of all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole), (b) consolidate with or merge into any other Person, or (c) permit any other Person to merge into it or (d) in the case of the Borrower, liquidate, wind-up or dissolve; provided, however, (i) any Subsidiary of the Borrower may merge or transfer all or substantially all of its assets into or consolidate with the Borrower or any other Subsidiary of the Borrower (which, for the avoidance of doubt, shall be the case so long as (x) in the case of a merger, transfer or consolidation with the Borrower, the surviving or continuing entity shall be the Borrower or (y) in the case of a merger, transfer or consolidation with another Subsidiary of the Borrower, the surviving or continuing entity shall be a Subsidiary and, if not a corporation, directly or indirectly controlled by the Borrower, upon consummation of such merger, transfer or consolidation), (ii) any Person may merge with the Borrower if the Borrower shall be the survivor thereof and such merger shall not otherwise cause, create or result in the occurrence of any Default or Event of Default hereunder, (iii) any Subsidiary may merge with or transfer substantially all of its assets to or consolidate with any other Person so long as such merger, transfer or consolidation does not constitute a sale, lease, transfer or other disposition (whether effected pursuant to a division or otherwise) of all or a majority of the assets of the Borrower and its Subsidiaries (taken as a whole) to such other Person, (iv) any Person (other than the Borrower) may consolidate with or merge into any Subsidiary and (v) the foregoing shall not prohibit dispositions of Margin Capital Stock that is held as treasury stock by the Borrower.
8.5    Fiscal Year. Change the Borrower’s Fiscal Year.

8.6    [Reserved].

8.7    Manufacturer Consents.

(a)To the extent any Facility Guaranty is outstanding, terminate, revoke or violate the terms of any Manufacturer Consent or amend or modify the terms of any Manufacturer Consent in any manner materially adverse to the interests of the Lenders.

(b)To the extent any Facility Guaranty is outstanding, authorize any Manufacturer to amend, modify, terminate, revoke or violate the terms of any Manufacturer Consent or to amend or modify the terms of any Manufacturer Consent in each case in any manner materially adverse to the interests of the Lenders.

8.8    Use of Proceeds. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not directly (or knowingly indirectly) use, shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents (in each case, acting in their capacities as such) shall not directly (or knowingly indirectly) use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person who is required to comply with Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE IX

Events of Default and Acceleration
9.1    Events of Default. If any one or more of the following events (herein called “Events of Default”) shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

(a)if default shall be made in the due and punctual payment of the principal of any Loan or Reimbursement Obligation, when and as the same shall be due and payable whether pursuant to any provision of Article II or Article III hereof, at maturity, by acceleration or otherwise; or

(b)if default shall be made in the due and punctual payment of any amount of interest on any Loan or of any fees or other amounts payable to the Lenders, the Administrative Agent or any Issuing Banks under the Loan

Documents on the date on which the same shall be due and payable and such failure to pay shall continue for a period of three Business Days (after receipt of written notice from the Administrative Agent with respect to amounts other than interest); or

(c)if default shall be made in the performance or observance of any covenant set forth in Sections 7.11(a), 7.17 or Article VIII hereof; or

(d)if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any Loan Document (other than as described in clauses (a), (b) or (c) above) and such default shall continue for thirty (30) or more days after the earlier of receipt of notice of such default by an Authorized Representative from the Administrative Agent, or if any material provision of any Loan Document ceases to be in full force and effect (other than by reason of any action by the Administrative Agent or any Lender), or if without the written consent of the Administrative Agent and the Lenders, this Agreement or any other Loan Document shall be disaffirmed by the Borrower or any of its Subsidiaries or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Administrative Agent or any Lender); or

(e)if a default shall occur, which is not cured or waived, (i) in the payment of any principal, interest, premium or other amounts with respect to any Indebtedness (other than the Loans) of the Borrower or of any Subsidiary in an outstanding aggregate amount not less than $100,000,000, or (ii) in the performance, observance or fulfillment of any term or covenant (other than any term or covenant in any way restricting the Borrower’s or any such Subsidiary’s right or ability to sell, pledge or otherwise dispose of Margin Capital Stock) contained in any agreement or instrument under or pursuant to which any such Indebtedness described in clause (i) above may have been issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, and in the case of each of clauses (i) and (ii) such default shall continue for more than the period of grace, if any, therein specified, and if such default shall permit the holder of any such Indebtedness to accelerate the maturity thereof; or

(f)if any representation, warranty or other statement of fact contained herein or any other Loan Document or in any document or other written statement delivered to the Agent or any Lender by the Borrower or any Guarantor pursuant to or in connection with this Agreement or the other Loan Documents, shall be false or misleading in any material respect when given or made or deemed given or made; or

(g)if the Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency, reorganization, bankruptcy, receivership or similar law, domestic or foreign; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute, federal, state or foreign; or

(h)if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against the Borrower or any Subsidiary (other than an Immaterial Subsidiary) seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign country, province or other political subdivision, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against the Borrower or any Subsidiary (other than an Immaterial Subsidiary) any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign country, province or other political subdivision which proceeding or petition remains undismissed for a period of thirty (30) days; or if the Borrower or any Subsidiary (other than an Immaterial Subsidiary) takes any action to indicate its consent to or approval of any such proceeding or petition;

(i)if (i) any judgments where the aggregate amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $100,000,000, are rendered against the Borrower or any Subsidiary (other than an Immaterial Subsidiary), or (ii) there are attachments, injunctions or executions against any of the Borrower’s or any Subsidiary’s (other than an Immaterial Subsidiary) properties for an aggregate amount in excess of $100,000,000; and such judgments, attachments, injunctions or executions referred to in clauses (i) and (ii) above remain unpaid, unstayed, undischarged, unbonded or undismissed for a period of sixty (60) days;

(j)if an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, could reasonably be expected to result in a Material Adverse Effect; or

(k)if a Change in Control shall have occurred;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall be continuing,
(A)either or both of the following actions may be taken: (i) the Administrative Agent may with the consent of the Required Lenders, and at the direction of the Required Lenders shall, declare any obligation of the Lenders to make further Loans or of the Issuing Banks to issue Letters of Credit terminated, whereupon the obligation of each Lender to make further Loans or of the Issuing Banks to issue Letters of Credit hereunder shall terminate immediately, and (ii) the Administrative Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Administrative Agent, the Lenders and the Issuing Banks, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (g) or (h) above with respect to the Borrower, then the obligation of the Lenders to lend and of the Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Administrative Agent or the Required Lenders or notice to or from the Administrative Agent or the Lenders;

(B)at any time after the Administrative Agent has received the consent or direction of the Required Lenders to take action under clause (A)(i) or (A)(ii) above (or if an Event of Default described under clause (g) or (h) has occurred with respect to the Borrower) the Borrower shall, upon demand of the Administrative Agent or the Required Lenders, deposit cash with the Administrative Agent in an amount equal to the amount of any Letters of Credit remaining undrawn or unpaid, as collateral security for the repayment of any future drawings or payments under such Letters of Credit and the Borrower shall forthwith deposit and pay such amounts and such amounts shall be held by the Administrative Agent as cash collateral for the Borrower’s obligations in respect thereof; and

(C)the Administrative Agent and the Lenders shall have all of the rights and remedies available under the Loan Documents or under any applicable law.

9.2    Administrative Agent to Act. In case any one or more Events of Default shall occur and be continuing, the Administrative Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

9.3    Cumulative Rights. No right or remedy herein conferred upon the Lenders or the Administrative Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

9.4    No Waiver. No course of dealing between the Borrower and any Lender or the Administrative Agent or any failure or delay on the part of any Lender or the Administrative Agent in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

9.5    Allocation of Proceeds. If an Event of Default has occurred and is continuing and the maturity of the Loans has been accelerated pursuant to Article IX hereof, all payments received by the Administrative Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder (other than amounts deposited with the Administrative Agent pursuant to Section 9.1(B), which shall be applied to repay any unreimbursed drawings or payments under the Letters of Credit) shall be applied by the Administrative Agent in the following order:

(i)amounts due to the Issuing Banks, JPMorgan Chase Bank and the Lenders pursuant to Sections 2.13, 3.4 and 11.5 hereof;

(ii)amounts due to (A) any Issuing Bank pursuant to Section 3.5 hereof, and (B) the Administrative Agent pursuant to Section 2.13(b) hereof;

(iii)payments of interest on Loans, to be applied for the ratable benefit of the Lenders;

(iv)payments of principal on Loans, to be applied for the ratable benefit of the Lenders;

(v)payment of cash amounts to the Administrative Agent in respect of Letter of Credit Outstandings pursuant to Section 9.1(B) hereof;

(vi)payments of all remaining Obligations, if any, to be applied for the ratable benefit of the Lenders; and

(vii)any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.

ARTICLE X

The Administrative Agent
10.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
10.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

10.3    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4    Reliance by Administrative Agent.

(a)The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

(b)For purposes of determining compliance with the conditions specified in Section 5.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from a Lender prior to the proposed Closing Date specifying its objection thereto.

10.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

10.7    Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so to the extent required by Section 11.9 hereof), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8    Agent in its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9.1(g) or (h) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10    Other Agents, Etc. None of the Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “Syndication Agent,” “Documentation Agent,” “Co-Lead Arranger” or “Joint Bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.11    Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional

Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any Arranger, any other Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)The Administrative Agent, each Arranger and each other Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XI

Miscellaneous
11.1    Assignments and Participations.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) (other than (w) a natural person, (x) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, (y) a Defaulting Lender or (z) the Borrower and its Subsidiaries), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 9.1(a), (b), (g) or (h) has occurred and is continuing, any other Person (in which case the Borrower shall instead be promptly notified of such assignment by the assigning Lender unless the Assignee is an Affiliate of such assigning Lender); provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or an Approved Fund (as defined below).

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee shall not be reimbursed by the Borrower); and

(C)the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 11.1, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1, 4.5, 4.6 and 11.9). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register, including the total ownership interest of the relevant Loan that the Assignee owns subsequent to the assignment. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than (w) a natural person, (x) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, (y) a Defaulting Lender or (z) the Borrower and its Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement (including with respect to the matters described in this Section 11.1(c)(i)) and (D) such participations shall be in a minimum amount equal to the lesser of $5,000,000 or the remaining portion of a Lender’s rights and obligations hereunder which are not subject to a pre-existing participation. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 11.6(a) or (b) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.5 and 4.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3(a) as though it were a Lender, provided such Participant shall be subject to Section 11.3(b) as though it were a Lender.

(ii)A Participant shall not be entitled to receive any greater payment under Section 4.1, 4.5 or 4.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 4.6 unless such Participant complies with Section 4.6(d).

(iii)Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is reasonably necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue a Note to any Lender requiring such Note to facilitate transactions of the type described in this paragraph (d).

(e)Notwithstanding anything to the contrary herein, no Lender will assign or sell participations in all or a portion of its Loans or Commitments to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders.

11.2    Notices. Any notice shall be conclusively deemed to have been received by any party hereto and be effective (i) on the day on which delivered (including hand delivery by commercial courier service) to such party (against receipt therefor), (ii) on the date of transmission to such party, in the case of notice by telefacsimile (where the proper transmission of such notice is either acknowledged by the recipient or electronically confirmed by the transmitting device), or (iii) on the fifth Business Day after the day on which mailed to such party, if sent prepaid by certified or registered mail, return receipt requested, in each case delivered, transmitted or mailed, as the case may be, to the address or telefacsimile number, as appropriate, set forth below or such other address or number as such party shall specify by notice hereunder:

(a)if to the Borrower:

AutoNation, Inc.
200 Southwest 1st Avenue
Ft. Lauderdale, Florida 33301
Attn: Treasurer
Telephone: (954) 769-3125
Telefacsimile: (954) 769-4521
Email: schoenbornd@autonation.com
with a copy to:
AutoNation, Inc.
200 Southwest 1st Avenue
Ft. Lauderdale, Florida 33301
Attn: General Counsel
Telephone: (954) 769-2039
Telefacsimile: (954) 769-6340
Email: edmundsc@autonation.com

(b)if to the Administrative Agent:

JPMorgan Chase Bank, N.A.
Loan & Agency
500 Stanton Christiana Road, 1st Floor
Newark, Delaware 19713
Attn: Kevin Campbell
Telephone: (302) 634-5280
Telefacsimile: 12012443577@tls.ldsprod.com
Email: kevin.c.campbell@chase.com
with a copy to:
JPMorgan Chase Bank, N.A.
8181 Communications Pkwy, Building B, 6th Floor
Plano, TX 75024-0239
Attn: Sean Bodkin
Telephone: (972) 324-1749
Email: sean.bodkin@chase.com

(c)if to the Lenders:

At the addresses set forth in administrative questionnaires furnished by the Lenders to the Administrative Agent;

(d)    if to any Guarantor, at the address set forth in clause (a) above.
Notwithstanding the foregoing, notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent, the Borrower or any Subsidiary may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto or as set forth in this Agreement; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.
11.3    Right of Set-off; Adjustments.

(a)Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender; provided that if any Defaulting Lender shall exercise any such right of setoff against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with Section 4.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

(b)If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any collateral in respect of such Loans or interest thereon (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender or is repaid in whole or in part by such benefited Lender in good faith settlement of a pending or threatened avoidance claim, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery or settlement payment, but without interest.. The Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 11.3 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrower in the amount of such participation.

11.4    Survival. All covenants, agreements, representations and warranties made herein shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit and the execution and delivery to the Lenders of this Agreement and shall continue in full force and effect until the Facility Termination Date, subject to Section 11.8.

11.5    Expenses. The Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, limited, in the case of counsel, to the reasonable and documented fees and expenses of one counsel for the Administrative Agent (and an additional single local counsel in each applicable local jurisdiction) with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under the Loan Documents; provided that any legal fees and expenses incurred in connection with the initial negotiation, execution, preparation and delivery of this Agreement and any other Loan Documents executed on the Closing Date, an invoice in respect of which is not provided to the Borrower at least 2 Business Days prior to the Closing Date, shall not be reimbursed by the Borrower unless an invoice with respect thereto shall be provided to the Borrower within 30 days after the Closing Date. The Borrower further agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and, during the continuance of any Event of Default, the Lenders, if any (limited, in the case of counsel, to the reasonable and documented attorneys’ fees and expenses of one counsel to the Administrative Agent (and, during the continuance of any Event of Default, the Lenders, taken as a whole), an additional single local counsel in each applicable local jurisdiction for the Administrative Agent (and, during the continuance of any Event of Default, the Lenders, taken as a whole) and, to the extent reasonably necessary in the case of an actual or perceived conflict of interest, one additional counsel for all similarly situated affected persons), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.

11.6    Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed (or consented to in writing) by the Borrower or other applicable Loan Party party to such Loan Document and (except as provided in Section 2.18, Section 2.19, Section 4.2(b), Section 4.2(c) and clauses (a) and (b) below) either the Required Lenders or (as to Loan Documents other than this Agreement) the Administrative Agent with the consent of the Required Lenders (and, if Article X hereof or the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that

(a)no such amendment or waiver shall, (i) increase the Revolving Credit Commitments of any Lender without the consent of such Lender, (ii) reduce (x) the principal of or rate of interest on any Revolving Credit Loan or Competitive Bid Loan made by any Lender without the consent of such Lender; provided that the implementation of a Benchmark Replacement or Benchmark Replacement Conforming Changes pursuant to Section 4.2(b) or Section 4.2(c), as applicable, shall not constitute a reduction in the rate of interest for purposes of this subclause (x), (y) the amounts of any Reimbursement Obligations owed to any Lender hereunder without the consent of such Lender or (z) any fees payable to any Lender hereunder without the consent of such Lender, except that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” hereunder or to waive any obligation of the Borrower to pay interest at the Default Rate, (iii) (except as provided in Section 2.19) postpone any date scheduled for the payment of principal, interest or fees payable to any Lender hereunder (other than any mandatory prepayments) without the consent of such Lender or for termination of any Revolving Credit Commitment of any Lender without the consent of such Lender, (iv) (except as provided in Section 2.18 or 2.19) adversely change any pro rata provisions of Section 2.9 without the consent of each Lender directly adversely affected thereby or (v) without the consent of each Lender directly adversely affected thereby, reduce the specified percentage amount below 50% in the definition of Required Lenders or, except as provided in Section 2.18, the percentage of the Revolving Credit Commitments or outstanding Loans held by any Lender, as applicable, which shall be required for the Lenders or any of them to take any action under this Section 11.6(a); and provided, further, that no such amendment or waiver that affects the rights, privileges or obligations of any Issuing Bank as issuer of Letters of Credit, shall be effective unless signed in writing by such Issuing Bank; and

(b)to the extent Guarantors are required pursuant to Section 7.18, no such amendment or waiver shall, unless signed by each Lender directly affected thereby, release all or substantially all of the Guarantors, or subordinate all or substantially all of the Facility Guarantees, except as otherwise provided in this Agreement or as contemplated in the applicable Loan Documents.

Any such waiver and any such amendment or modification pursuant to this Section 11.6 shall be binding upon the Borrower, the Guarantors, the Lenders, the Administrative Agent and all future holders of the Loans. Except as otherwise set forth in such waiver, any Default or Event of Default that is waived pursuant to this Section 11.6 shall not be deemed to be a Default or Event of Default during the period of such waiver.
No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender’s or the Administrative Agent’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
Furthermore, notwithstanding anything in this Agreement or the other Loan Documents to the contrary, (i) the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, omission, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, (ii) this Agreement may be amended to permit modifications to terms governing new tranches of Added Term Loans or any other additional facilities that may be implemented hereunder (“Additional Facilities”) with the consent of the Administrative Agent (not to be unreasonably withheld), the Borrower and the lenders providing such Added Term Loans or Additional Facilities (and without the consent of any other Lender) to the extent that such changes relate only to such Added Term Loans or Additional Facilities, as applicable, or directly affect only the lenders providing such Added Term Loans or Additional Facilities, as applicable, subject in each case with respect to the Added Term Loans to the limitations set forth in Section 2.18 and (iii) this Agreement may be amended to permit modifications permitted to be made by Section 2.19 with the consent of the Administrative Agent (not to be unreasonably withheld), the Borrower and the Lenders that elect to agree to the applicable Termination Date Extension Request (and without the consent of any other Lender).
11.7    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Nothing contained in this Section shall limit the provisions of Section 10.4.

11.8    Termination. This Agreement and the other Loan Documents shall terminate on the Facility Termination Date, except that (x) those provisions which by the express terms thereof continue in effect notwithstanding the Facility Termination Date, and (y) obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable, shall continue in effect. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, the Administrative Agent, any Issuing Bank or any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason or elects to repay any such amount in good faith settlement of a pending or threatened avoidance claim, (i) this Agreement (including the provisions pertaining to Participations in Letters of Credit and Reimbursement Obligations) and the other Loan Documents shall continue in full force (or be reinstated, as the case may be) and the Borrower shall be liable to, and shall indemnify and hold the Administrative Agent, such Issuing Bank or such Lender harmless for, the amount of such payment surrendered until the Administrative Agent, such Issuing Bank or such Lender shall have been finally paid in full, and (ii) in the event any portion of any amount so required to be surrendered by the Administrative Agent or any Issuing Bank shall have been distributed to the Lenders, the Lenders shall promptly repay such amounts to the Administrative Agent or such Issuing Bank on demand therefor. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, any Issuing Bank or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s, any Issuing Bank’s or the Lenders’ rights under this Agreement and the other Loan Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

11.9    Indemnification; Limitation of Liability.

(a)Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify and hold harmless each Agent-Related Person and each Lender and each of their Affiliates and their respective officers, directors, employees, agents, and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, and reasonable, documented out-of-pocket costs and expenses (limited, in the case of counsel, to the reasonable and documented attorneys’ fees of one primary counsel to the Indemnified Parties, taken as a whole, and an additional single local counsel in each applicable local jurisdiction for all such Indemnified Parties (and, to the extent reasonably necessary in the case of an actual or perceived conflict of interest, one additional counsel for all similarly situated affected Indemnified Parties)) that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or the Letters of Credit (all of the foregoing, collectively, the “Indemnified Liabilities”), except to the extent that any such Indemnified Liability (i) is found by a judgment or determination of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Party or such Indemnified Party’s affiliates, directors, officers, employees, advisors or agents, (ii) is found by a judgment or determination of a court of competent jurisdiction to have resulted from a breach in any material respect of the obligations of such Indemnified Party under the Loan Documents or (iii) arises out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of the Borrower’s affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than any such claim, litigation, investigation or proceeding brought against any Indemnified Party solely in its capacity as such or in fulfillment of its role as an Agent, Arranger or similar role under the Revolving Credit Facility). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.9 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, any of its Subsidiaries, any Guarantor, or any security holders or creditors thereof arising out of, related to or in connection with the transactions contemplated herein, except to the extent that such liability is found by a judgment or determination of a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct. Neither any Agent-Related Person, nor any Lender, nor any of their Affiliates, nor any of their respective directors, officers, employees, attorneys, agents or advisors (collectively, the “Agent/Lender Entities”) shall be liable, on any theory of liability, for (and the Borrower and its Affiliates agree not to assert any claim against any Agent/Lender Entity for) any special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated therein or the actual or proposed use of the proceeds of the Loans. Neither the Borrower nor any of the Borrower’s affiliates nor any of their respective directors, officers, employees, attorneys, agents and advisors (collectively, the “Borrower Entities”) shall be liable, on any theory of liability, for (and Agent-Related Persons, Lenders and their respective Affiliates agree not to assert any claim against any Borrower Entities for) any special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated therein or the actual or proposed use of the proceeds of the Loans (other than in respect of any such damages incurred or paid by any Indemnified Party to a third party in circumstances in which such Indemnified Party is otherwise entitled to indemnification in accordance with the terms of this Section 11.9).

(b)The agreements and obligations of the Borrower contained in this Section 11.9 shall continue in effect notwithstanding the Facility Termination Date.

11.10    Severability. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

11.11    Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments and other communications between or among the parties, both oral and written, with respect thereto.

11.12    Agreement Controls. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any express term of this Agreement, the terms and provisions of this Agreement shall control to the extent of such conflict.

11.13    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged hereunder, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

11.14    Governing Law; Waiver of Jury Trial.

(a)THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)THE BORROWER AND THE OTHER PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY AGREE AND CONSENT THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTIES HERETO EXPRESSLY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT GENERALLY AND UNCONDITIONALLY TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c)THE PARTIES HERETO AGREE THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF SUCH PARTY PROVIDED IN SECTION 11.2, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

(d)IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING. ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY OBJECTION THEY MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION THEY HAVE SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

11.15    Confidentiality. Each of the Administrative Agent and each Lender (together, the “Lending Parties”, and individually a “Lending Party”) agrees to keep confidential the Information (as defined below); provided that nothing herein shall prevent any Lending Party from disclosing such Information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party, in each case who shall be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to any other Person approved by the Borrower (such consent not to be unreasonably withheld) if reasonably incidental to the administration of the credit facility provided herein so long as such Person is bound by the provisions of this Section 11.15, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority; provided that, to the extent commercially practical and not prohibited by applicable law or court order, and except in the case of any such request in connection with a regular or routine examination of the financial condition of such Lender in the ordinary course of its business by a governmental or regulatory agency or authority purporting to have jurisdiction over it, the Administrative Agent or applicable Lender, shall notify the Borrower of any request by any regulatory agency or authority for disclosure of any non-public information prior to disclosure of such information, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement or by any confidentiality agreement to which such Lending Party is a party, (g) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party; provided that to the extent commercially feasible and not prohibited by applicable law or court order the Borrower shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such disclosed information prior to such disclosure, (h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document; provided that to the extent commercially feasible and not prohibited by applicable law or court order the Borrower shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such disclosed information prior to such disclosure, and (i) to any actual or proposed participant or assignee that is subject to provisions substantially similar to those contained in this Section 11.15. For the purposes of this Section 11.15, “Information” means all information received from the Borrower relating to the Borrower or any of its Subsidiaries or its or their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 11.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information of similar nature.

11.16    Releases of Facility Guarantees. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.6) to, and the Administrative Agent shall, take any action requested by the Borrower, at the Borrower’s expense, having the effect of releasing any Facility Guaranty to the extent necessary to (a) permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.6 or (b) release any Guarantor pursuant to Section 11.17. Further, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Guarantor from its obligations under its Facility Guaranty if such Guarantor is or becomes an Excluded Subsidiary and the Borrower would be in compliance with Section 7.18 and (ii) if such Subsidiary is an Excluded Subsidiary on the basis that it is an Immaterial Subsidiary, the thresholds set forth in the definition of “Immaterial Subsidiary,” in each case after giving effect to such release; provided that the Administrative Agent shall have received a certificate of a Senior Officer of the Borrower stating that (i) such Guarantor is or has become an Excluded Subsidiary and that any related transaction causing such Guarantor to become an Excluded Subsidiary is permitted by this Agreement and the Borrower is in compliance with Section 7.18 and (ii) if such Subsidiary is an Excluded Subsidiary on the basis that it is an Immaterial Subsidiary, the thresholds set forth in the definition of “Immaterial Subsidiary,” in each case after giving effect to such release.

11.17    Guarantor Release. To the extent any Facility Guaranty is outstanding, the Guarantors shall be released from all obligations under the Credit Agreement and the Facility Guarantees at such time as all Guarantors cease to guarantee Indebtedness for borrowed money, other than a discharge through payment thereon, under all Material Credit Facilities of the Borrower (the “Guarantor Release”); provided that no Event of Default shall have occurred and be continuing at the time of or after giving effect to such Guarantor Release; provided further that the foregoing shall not require the prior release of any guarantee under any Material Credit Facility which, by its terms, will be released upon the release of such Guarantors’ guarantee of the Revolving Credit Facility (each, an “Auto-Releasing Credit Facility”).

11.18    MANUFACTURER CONSENTS. IT IS ACKNOWLEDGED, UNDERSTOOD AND AGREED THAT, TO THE EXTENT ANY FACILITY GUARANTY IS OUTSTANDING (EXCEPT TO THE EXTENT THE RESPECTIVE MANUFACTURER WAIVES ANY OF THE TERMS OF A MANUFACTURER CONSENT OR A MANUFACTURER CONSENT IS TERMINATED OR CEASES TO BE IN EFFECT): (A) THE EXERCISE BY THE ADMINISTRATIVE AGENT OR ANY LENDER (WHETHER THROUGH THE ADMINISTRATIVE AGENT OR OTHERWISE) OF REMEDIES UNDER ANY FACILITY GUARANTY WILL BE SUBJECT TO THE TERMS OF THE MANUFACTURER CONSENTS, (B) IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE MANUFACTURER CONSENTS AND THE TERMS OF ANY FACILITY GUARANTY, THE TERMS OF THE MANUFACTURER CONSENTS WILL CONTROL, (C) THE ADMINISTRATIVE AGENT AGREES TO FURNISH SUCH NOTICES AS IT IS REQUIRED TO FURNISH UNDER SUCH MANUFACTURER CONSENTS, AND (D) THE MANUFACTURERS PROVIDING SUCH MANUFACTURER CONSENTS SHALL BE THIRD PARTY BENEFICIARIES OF THIS SECTION. PARTICIPATION BY AN AFFILIATE OR SUBSIDIARY OF A MANUFACTURER AS A LENDER SHALL NOT CONSTITUTE A WAIVER OF THE TERMS OF ANY MANUFACTURER CONSENT GRANTED BY SUCH MANUFACTURER.

11.19    USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Act.

11.20    Effect of Amendment and Restatement.

(a)Upon the Closing Date, (i) this Agreement shall amend, and restate as amended, the Existing Credit Agreement, but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to Loans and representations and warranties made thereunder) except as such rights or obligations are amended or modified hereby and (ii) the Commitments (as defined in the Existing Credit Agreement) provided for in the Existing Credit Agreement shall cease to be in effect and shall be replaced in full by the Commitments pursuant to this Agreement. The Existing Credit Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Credit Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications to the Existing Credit Agreement contained herein were set forth in an amendment to the Existing Credit Agreement in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement, the Existing Credit Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto.

(b)Upon the Closing Date, the Existing Revolving Credit Loans shall automatically, without any action on the part of any Person, be designated for all purposes of this Agreement and the other Loan Documents as Revolving Credit Loans, and the Closing Date Existing Letters of Credit shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement. The Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure in respect of the Existing Revolving Credit Loans and the Existing Letters of Credit as are necessary in order that each such Lender’s Outstanding Revolving Credit Obligations hereunder on the Closing Date reflects such Lender’s Aggregate Exposure Percentage on the Closing Date. On the Closing Date, the commitments of each Exiting Lender under the Existing Credit Agreement shall be terminated, all outstanding amounts due under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) to such Exiting Lender on the Closing Date shall be paid in full, and each Exiting Lender shall not be a Lender under this Agreement (it being understood that each Lender under this Agreement shall not have been deemed to assume the commitments of the Exiting Lenders under the Existing Credit Agreement). Concurrently therewith, the Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Commitments as set forth in Exhibit A hereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this Section 11.20(b).

11.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
11.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

AUTONATION, INC.

By:    /s/ V. Mathew Giunta
Name: V. Mathew Giunta
Title: Vice President, SSC

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:    /s/ Sean Bodian
Name: Sean Bodian
Title: Vice President

Bank of America, N.A., as a Lender

By:    /s/ David T. Smith
Name: David T. Smith
Title: Senior Vice President

Truist Bank, as successor by merger to Sun Trust Bank,
as a Lender

By:    /s/ Max Greer
Name: Max Greer
Title: Senior Vice President

Wells Fargo Bank, National Association, as a Lender

By:    /s/ Jeffrey E. Bullard, Sr.
Name: Jeffrey E. Bullard, Sr.
Title: Senior Vice President

TOYOTA MOTOR CREDIT CORPORATION,
as a Lender

By:    /s/ Gerald Jules
Name:    Gerald Jules
Title:    National Manager, National Accounts

Mercedes-Benz Financial Services USA LLC., as a Lender

By:    /s/ Michele Nowak
Name: Michele Nowak
Title: Credit Director, National Accounts

Mizuho Bank, Ltd., as a Lender

By:    /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

U.S. Bank National Association, as a Lender

By:    /s/ Brett M. Justman
Name: Brett M. Justman
Title: Vice President

PNC Bank, National Association, as a Lender

By:    /s/ Ryan Garr
Name: Ryan Garr
Title: Vice President

Citizens Bank, N.A., as a Lender

By:    /s/ Douglas M. Kennedy
Name: Douglas M. Kennedy
Title: Senior Vice President

BMW Financial Services NA, LLC, as a Lender

By:    /s/ Thomas Rumfola
Name: Thomas Rumfola
Title: General Manager, Commercial Finance Credit

By:    /s/ Alexander Calcasola
Name: Alexander Calcasola
Title: Commercial Credit Manager

American Honda Finance Corporation., as a Lender

By:    /s/ Matt Weitzer
Name: Matt Weitzer
Title: DFS Manager

TD Bank, N.A., as a Lender

By:    /s/ Judy C. Johnson
Name: Judy C. Johnson
Title: VP, Market Credit Manager, Major Accounts

Ally Bank, as a Lender

By:    Richard A. Taylor
Name:    Richard A. Taylor
Title:    Regional Executive Director

Santander Bank, N.A., as a Lender

By:    /s/ Nicolas Mavrikos
Name: Nicolas Mavrikos
Title: Vice President

NISSAN MOTOR ACCEPTANCE CORPORATION, as a Lender

By:    /s/ Mark Lubbers
Name: Mark Lubbers
Title: Senior Manager

Hua Nan Commercial Bank, Ltd., Los Angeles Branch, as a Lender

By:    /s/ Gary Hsu
Name: Gary Hsu
Title: VP & General Manager

EXHIBIT A

Revolving Credit Commitments

Lender	Revolving Credit Commitment
JPMorgan Chase Bank, N.A.	$180,000,000.00
Bank of America, N.A.	$180,000,000.00
Truist Bank, N.A.	$180,000,000.00
Wells Fargo Bank, National Association	$180,000,000.00
Toyota Motor Credit Corporation	$175,000,000.00
Mercedes-Benz Financial Services USA LLC	$175,000,000.00
Mizuho Bank, Ltd.	$130,000,000.00
U.S. Bank National Association	$130,000,000.00
PNC Bank, National Association	$100,000,000.00
Citizens Bank, N.A.	$100,000,000.00
BMW Financial Services NA, LLC	$75,000,000.00
American Honda Finance Corporation	$50,000,000.00
TD Bank, N.A.	$50,000,000.00
Ally Bank	$35,000,000.00
Santander Bank, N.A.	$30,000,000.00
Nissan Motor Acceptance Corporation	$20,000,000.00
Hua Nan Commercial Bank Ltd., Los Angeles Branch	$10,000,000.00
Total	$1,800,000,000.00

EXHIBIT B
FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:        ______________________________

2.    Assignee:        ______________________________
[and is an Affiliate/Approved Fund of [identify Lender Select as applicable1.]]

3.	Borrower: AutoNation, Inc.

4.    Administrative Agent:    JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement

5.    Credit Agreement:    The Third Amended and Restated Credit Agreement dated as of March 26, 2020 by and among AutoNation, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

______________________
1 Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date:______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures, Section 11.15 of the Credit Agreement and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

_________________________________
NAME OF ASSIGNOR

By:______________________________
Title:

ASSIGNEE

_________________________________
NAME OF ASSIGNEE

By:______________________________
Title:

______________________
2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”).
3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By_________________________________
Title:

[Consented to:]5

AUTONATION, INC.

By________________________________
Title:

[NAME OF ANY OTHER RELEVANT PARTY]

By________________________________
Title:

______________________
4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1 to EXHIBIT B

Third Amended and Restated Credit Agreement, dated as of March 26, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AutoNation, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”)

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

Notice of Appointment (or Revocation) of Authorized Representative

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of March 26, 2020 (as amended, supplemented or otherwise modified from time to time, the “Agreement”) by and among AutoNation, Inc., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto from time to time. Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

The Borrower hereby nominates, constitutes and appoints each individual named below as an Authorized Representative under the Loan Documents, and hereby represents and warrants that (i) set forth opposite each such individual’s name is a true and correct statement of such individual’s office (to which such individual has been duly elected or appointed), a genuine specimen signature of such individual and an address for the giving of notice, and (ii) each such individual has been duly authorized by the Borrower to act as Authorized Representative under the Loan Documents:

Name and Address	Office	Specimen Signature

_________________	_________________	_________________
_________________
_________________

Borrower hereby revokes (effective upon receipt hereof by the Administrative Agent) the prior appointment of ________________ as an Authorized Representative.

This the ___ day of __________________, ____.

AUTONATION, INC.

By:    _________________________
Name:    _________________________
Title:    _________________________

EXHIBIT D

Form of Borrowing Notice

To:	JPMorgan Chase Bank, N.A.
Loan & Agency
500 Stanton Christiana Road, 1st Floor
Newark, Delaware 19713
Attn: Kevin Campbell

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of March 26, 2020 (as amended, supplemented or otherwise modified from time to time, the “Agreement”) by and among AutoNation, Inc. (the “Borrower”), JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto from time to time. Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

The Borrower through its Authorized Representative hereby gives notice to the Administrative Agent that Loans of the type and amount set forth below be made on the date indicated:

Type of loan (check one)	Interest Period(1)	Aggregate Amount(2)	Date of Loan(3)

Revolving Credit Loan
Base Rate Loan

Eurodollar Rate Loan

______________________

(1)	For any Eurodollar Rate Loan, one week or one, two, three, six or (to the extent available) twelve months.

(2)	For a Base Rate Loan, must be $5,000,000, or, if greater, an integral multiple of $1,000,000. For a Eurodollar Loan, must be $10,000,000 or, if greater, an integral multiple of $1,000,000.

(3)	At least three (3) Business Days later if a Eurodollar Rate Loan.

The Borrower hereby requests that the proceeds of Loans described in this Borrowing Notice be made available to the Borrower as follows: [insert transmittal instructions].

The undersigned hereby certifies that:

1.    No Default or Event of Default has occurred and is continuing either now or after giving effect to the borrowing described herein;

2.    All the representations and warranties set forth in Article VI of the Agreement (other than in Section 6.1(e)(ii) thereof) and in each of the other Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) and except that the financial statements referred to in Section 6.1(e)(i) shall be deemed (solely for the purpose of the representation and warranty contained in such Section 6.1(e)(i) but not for the purpose of any cross reference to such Section 6.1(e)(i) or to the financial statements described therein contained in any other provision of Section 6.1(e) or elsewhere in Article VI of the Agreement) to be those financial statements most recently delivered to the Administrative Agent and the Lenders pursuant to Section 7.1 of the Agreement; and

3.    All other conditions contained in Section 5.2 of the Agreement to the making of any Loan requested hereby have been met or satisfied in full or waived.

AUTONATION, INC.

BY:	____________________
Authorized Representative

DATE:	_________________

EXHIBIT E

Compliance Certificate

JPMorgan Chase Bank, N.A.
Loan & Agency
500 Stanton Christiana Road, 1st Floor
Newark, Delaware 19713
Attn: Kevin Campbell

Ladies and Gentlemen:

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of March 26, 2020 (as amended, supplemented or otherwise modified from time to time, the “Agreement”) by and among AutoNation, Inc., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto from time to time. Capitalized terms used but not otherwise defined herein shall have the respective meanings therefor set forth in the Agreement. The undersigned, a duly authorized and acting Authorized Representative, hereby certifies to you as of ____________________ as follows:

1.    Calculations:

See attached Schedule I.

2.    No Default

A.    No Default or Event of Default has occurred and is continuing as of the date hereof.

B.    If a Default or Event of Default has occurred and is continuing as of the date hereof, the Borrower proposes to take the following action with respect to such Default or Event of Default: _________________________________________________________________________.
(Note, if no Default or Event of Default has occurred, insert “Not Applicable”).

[The financial statements delivered to you on the date hereof present fairly the financial position of the Borrower and its Subsidiaries as of the end of such reporting period and the results of their operations and the changes in their financial position for such reporting period, in accordance with GAAP.]6

IN WITNESS WHEREOF, I have executed this Certificate this _____ day of __________, ____.

AUTONATION, INC.

By:    _________________
Authorized Representative

__________________
6To be inserted for all deliveries of financial statements under Section 7.1(b).

SCHEDULE I

AutoNation, Inc.
Covenant Compliance Calculations (See Third Amended and Restated Credit Agreement definitions for actual calculation)

8.1 Financial Covenants
(a) Consolidated Leverage Ratio:

	Consolidated Funded Indebtedness	0.0

	Consolidated Net Income	0.0
+	Consolidated Interest Expense	0.0
+	Taxes on Income	0.0
+	Amortization	0.0
+	Depreciation (excluding depreciation on any Vehicles other than Vehicles used for operational purposes)	0.0
+	Non-cash charges arising from share-based payments to employees and directors	0.0
+	Amortization or expense of all premiums, fees and expenses payable related to Indebtedness, to the extent reflected as a charge in the statement of Consolidated Net Income for such period	0.0
+	Non-cash impairment charge or asset write-off, to the extent reflected as a charge in the statement of Consolidated Net Income for such period pursuant to FASB ASC Topic 350, 360 or 805	0.0
+	to the extent reflected as a charge or realized or unrealized loss in the statement of Consolidated Net Income for such period, any downward adjustment, realized loss or non-cash impairment charge related to any equity investment pursuant to FASB ASC Topic 321	0.0
+	to the extent reflected as a charge in the statement of Consolidated Net Income for such period, all fees, cash and non-cash charges, and other cash expenses associated with the exit or disposal of a business	0.0
-	to the extent reflected as a realized or unrealized gain in the statement of Consolidated Net Income for such period, any upward adjustment or realized gain related to any equity investment pursuant to FASB ASC Topic 321	0.0
=	Consolidated EBITDA	0.0
-	Consolidated Interest Expense related to Vehicle Secured Indebtedness	0.0
=	Adjusted Consolidated EBITDA	0.0

	Consolidated Leverage Ratio = Consolidated Funded Indebtedness / Adjusted Consolidated EBITDA
	Actual Ratio:	[●]x
	Required Covenant Level:	3.75x

(b) Consolidated Capitalization Ratio:
	Consolidated Funded Indebtedness	0.0
+	Vehicle Secured Indebtedness	0.0
=	Consolidated Funded Indebtedness + Vehicle Secured Indebtedness	0.0

	Consolidated Funded Indebtedness	0.0
+	Consolidated Shareholders Equity	0.0
=	Consolidated Total Capitalization	0.0
+	Vehicle Secured Indebtedness	0.0
=	Consolidated Total Capitalization + Vehicle Secured Indebtedness	0.0

	Consolidated Capitalization Ratio = (Consolidated Funded Indebtedness + Vehicle Secured Indebtedness )/(Consolidated Total Capitalization + Vehicle Secured Indebtedness)
	Actual Ratio:	[●]
	Required Covenant Level:	0.70 1.00

EXHIBIT F

Form of Interest Rate Selection Notice

To:	JPMorgan Chase Bank, N.A.
Loan & Agency
500 Stanton Christiana Road, 1st Floor
Newark, Delaware 19713
Attn: Kevin Campbell

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of March 26, 2020 (as amended, supplemented or otherwise modified from time to time, the “Agreement”) by and among AutoNation, Inc. (the “Borrower”), the Lenders (as defined in the Agreement), and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

The Borrower through its Authorized Representative hereby gives notice to the Administrative Agent of the following selection of a type of Loan and Interest Period:

Type of loan (check one)	Interest Period(1)	Aggregate Amount(2)	Date of Loan(3)

Revolving Credit Loan
Base Rate Loan

Eurodollar Rate Loan

______________________

(1)	For any Eurodollar Rate Loan, one week or one, two, three, six or (to the extent available) twelve months.

(2)	For a Base Rate Loan, must be $5,000,000, or, if greater, an integral multiple of $1,000,000. For a Eurodollar Loan, must be $10,000,000 or, if greater, an integral multiple of $1,000,000.

(3)	At least three (3) Business Days later if a Eurodollar Rate Loan.

AUTONATION, INC.

BY:	_________________
Authorized Representative

DATE:	_______________

EXHIBIT G

Form of Competitive Bid Quote Request

[Date]

To:	JPMorgan Chase Bank, N.A.
Loan & Agency
500 Stanton Christiana Road, 1st Floor
Newark, Delaware 19713
Attn: Kevin Campbell

Re:        Competitive Bid Quote Request

Pursuant to Section 2.5 of the Third Amended and Restated Credit Agreement dated as of March 26, 2020 (as amended, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by and among AutoNation, Inc., the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent, we hereby give notice that we request Competitive Bid Quotes, [with][without] the right of prepayment, for the following proposed Competitive Bid Borrowing(s):

Borrowing Date(1)	Type of Loan(2)	Date	Quotation Amount(3)	Interest Period(4)

Terms used herein have the meanings assigned to them in the Credit Agreement.

AUTONATION, INC.

By:    ______________________
Authorized Representative

______________________

1 At least four (4) Business Days later if at the Eurodollar Competitive Rate.
2 Competitive Bid Loan at
(a)    Absolute Rate; or
(b)    Eurodollar Competitive Rate
3 Each amount must be $10,000,000 or a multiple of $1,000,000 in excess thereof.
4 For Competitive Bid Loans at the Absolute Rate, a period of no less than 7 days and no longer than 90 days after the making of such Competitive Bid Loan, which period shall end on a Business Day. For any Competitive Bid Loan at the Eurodollar Competitive Rate, one week or one, two, three, six or (to the extent available) twelve months.

EXHIBIT H

Form of Competitive Bid Quote

To:	AutoNation, Inc. (the “Borrower”) [or JPMorgan Chase Bank, N.A., as Administrative Agent]

Attention:    [__________]

Re:        Competitive Bid Quote

This Competitive Bid Quote is given in accordance with Section 2.5 of the Third Amended and Restated Credit Agreement dated as of March 26, 2020 (as amended, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) by and among AutoNation, Inc., the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent. Terms defined in the Credit Agreement are used herein as defined therein.

In response to the Borrower’s invitation dated ______________, ____, we hereby make the following Competitive Bid Quote(s) on the following terms:

1.    Quoting Lender:

2.    Person to contact at Quoting Lender:

3.    We hereby offer to make Competitive Bid Loan(s) in the following principal amount(s), for the following Interest Period(s) and at the following rate(s):

Borrowing Date	Type of Loan(1)	Date(2)	Quotation Amount(3)	Interest Period(4)	Rate(5)

______________________

1 At Absolute Rate or Eurodollar Competitive Rate.
2 As specified in the related Competitive Bid Quote Request.
3 The principal amount bid for each Interest Period may not exceed the principal amount requested. Bids must be made for at least $5,000,000 or a multiple of $1,000,000 in excess thereof.
4 A period of up to 90 days after the making of such Competitive Bid Loan and ending on a Business Day for Competitive Bid Loans at the Absolute Rate. For Competitive Bid Loans at the Eurodollar Competitive Rate, one week or one, two, three, six or (to the extent available) twelve months, as specified in the related Competitive Bid Quote Request.
5 Specify positive margin or negative margin to be added to or deducted from the InterBank Offered Rate.

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement, irrevocably obligate(s) us to make the Competitive Bid Loan(s) for which any offer(s) (is/are) accepted, in whole or in part.

Dated: ______________, ____

Very truly yours,

[NAME OF COMPETITIVE BID LENDER]

By:    __________________________________
Authorized Officer

EXHIBIT I

[intentionally omitted]

EXHIBIT J

Form of Facility Guaranty

THIS GUARANTY AGREEMENT (this “Guaranty Agreement”), dated as of ________, 20__, is made by EACH OF THE UNDERSIGNED (each a “Guarantor” and collectively the “Guarantors”) to JPMORGAN CHASE BANK, N.A., a national banking association organized and existing under the laws of the United States, in its capacity as administrative agent (the “Administrative Agent”) for the Lenders (as defined below). The Lenders and the Administrative Agent are referred to collectively as the “Guaranteed Parties”. All capitalized terms not otherwise defined in this Guaranty Agreement shall have the respective meanings assigned to such terms in the Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, AutoNation, Inc. (the “Borrower”) has entered into that certain Third Amended and Restated Credit Agreement dated as of March 26, 2020, by and among the Borrower, the Administrative Agent and the lenders party thereto from time to time (the “Lenders”) (such agreement as from time to time amended, modified, supplemented or restated, being referred to as the “Credit Agreement”); and

WHEREAS, pursuant to the terms of the Credit Agreement, the Lenders have provided to the Borrower a revolving credit facility, including a letter of credit facility; and

WHEREAS, each Guarantor is, directly or indirectly, a Subsidiary of the Borrower and will materially benefit from the Loans and Advances made and to be made, and the Letters of Credit issued and to be issued, under the Credit Agreement; and

WHEREAS, each Guarantor is required to enter into this Guaranty Agreement pursuant to the terms of the Credit Agreement; and

WHEREAS, a material part of the consideration given in connection with and as an inducement to the execution and delivery of the Credit Agreement by the Guaranteed Parties was the obligation of the Borrower to cause each Guarantor to enter into this Guaranty Agreement, and the Guaranteed Parties are unwilling to maintain the credit facilities provided under the Loan Documents unless the Guarantors enter into this Guaranty Agreement;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Guaranty. Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Guaranteed Parties the payment and performance in full of the Borrower’s Liabilities (as defined below). For all purposes of this Guaranty Agreement, “Borrower’s Liabilities” means: (a) the Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower to any one or more of the Guaranteed Parties, including principal, interest, premiums, indemnification obligations, reimbursement obligations, and fees (including, but not limited to, loan fees and reasonable attorneys’ fees and expenses); (b) the Borrower’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower under the Credit Agreement and all other Loan Documents; and (c) the Borrower’s prompt payment in full, when due or declared due and at all such times, of Rate Hedging Obligations now or hereafter arising under Existing Swap Agreements (as defined below); provided, that for purposes of determining any Guarantor Obligations (as defined below) of any Guarantor under this Agreement, the definition of Borrower’s Liabilities shall not create any guarantee by any Guarantor of any Excluded Swap Obligations (as defined below) of such Guarantor. The Guarantors’ obligations to the Guaranteed Parties under this Guaranty Agreement are hereinafter collectively referred to as the “Guarantors’ Obligations” and, with respect to each Guarantor individually, the “Guarantor’s Obligations”. Notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantor’s Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Borrower’s Liabilities (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).

As used herein:

“Excluded Swap Obligation” means with respect to any Guarantor, (a) any Swap Obligation (as defined below) if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and a counterparty thereto, applicable to such Swap Obligations and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Existing Swap Agreement” means one or more agreements in effect on the Closing Date between the Borrower and any Lender or any Affiliate of any Lender with respect to Permitted Indebtedness of the Borrower, which agreements create Rate Hedging Obligations. All obligations of the Borrower under Existing Swap Agreements to which any Lender or its affiliates are a party shall be deemed to be Borrower’s Liabilities, and each Lender or affiliate of a Lender party to any such Existing Swap Agreement shall be deemed to be a Guaranteed Party hereunder with respect to such Borrower’s Liabilities; provided, however, that such obligations shall cease to be Borrower’s Liabilities at such time as such Person (or affiliate of such Person) shall cease to be a “Lender” under the Credit Agreement. No Person who obtains the benefit of this Guaranty Agreement by virtue of the provisions of this paragraph shall have any right to notice of any action or to consent to, direct or object to any action hereunder or otherwise in respect of the Guarantors’ Obligations (including the release or modification of any Guarantors’ Obligations) other than in its capacity as a Lender and only to the extent expressly provided in the Loan Documents.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” means with respect to any person, any obligation to pay or perform under any Swap.

2.    Payment.    Upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, fully pay to the Administrative Agent, for the benefit of the Guaranteed Parties, subject to any restriction on each Guarantor’s Obligations set forth in Section 1 hereof, an amount equal to all of the Borrower’s Liabilities then due and owing.

3.    Absolute Rights and Obligations. This is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guaranty Agreement to which it is a party by reason of:

(a)    any lack of legality, validity or enforceability of the Credit Agreement, of any other Loan Document (other than this Guaranty Agreement), or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Borrower’s Liabilities, this Guaranty Agreement with respect to any other Guarantor, or any other guaranty of any of the Borrower’s Liabilities (such Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b)    any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c)    any acceleration of the maturity of any of the Borrower’s Liabilities, of the Guarantor’s Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d)    any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Borrower’s Liabilities, for any of the Guarantor’s Obligations of any Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e)    any dissolution of the Borrower or any Guarantor or any other party to a Related Agreement, or the combination or consolidation of the Borrower or any Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of the Borrower or any Guarantor or any other party to a Related Agreement;

(f)    any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, and any acceptance of late or partial payments or any increase in any credit facilities available or amounts borrowed (including, without limitation, increases pursuant to Section 2.18 of the Credit Agreement) under the Credit Agreement or any other Loan Document or any other Related Agreement, in whole or in part;

(g)    the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Borrower’s Liabilities (including without limitation the Guarantor’s Obligations of any other Guarantor and obligations arising under any other Facility Guaranty now or hereafter in effect other than (subject to Section 12 hereof) the payment in full of Borrower’s Liabilities and occurrence of the Facility Termination Date);

(h)    any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, this Guaranty Agreement with respect to any other Guarantor, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Borrower’s Liabilities, any of the Guarantor’s Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;

(i)    any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which may or might in any manner or to any extent vary the risks of such Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the Borrower or any other Guarantor or to any collateral in respect of the Borrower’s Liabilities or Guarantors’ Obligations (other than (subject to Section 12 hereof) payment in full of the Borrower’s Liabilities and occurrence of the Facility Termination Date.)

Subject to Section 19 hereof, it is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantors’ Obligations hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except (subject to Section 12 hereof) by payment in full of the Borrower’s Liabilities and occurrence of the Facility Termination Date.

4.    Currency and Funds of Payment. All Guarantors’ Obligations will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Borrower’s Liabilities, or the rights of any Guaranteed Party with respect thereto as against the Borrower, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower of any or all of the Borrower’s Liabilities.

5.    Subordination. Until this Guaranty Agreement is terminated in accordance with Section 19 hereof, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (i) of the Borrower, to the payment in full of the Borrower’s Liabilities, (ii) of every other Guarantor (an “obligated guarantor”), to the payment in full of the Guarantors’ Obligations of such obligated guarantor, and (iii) of each other Person now or hereafter constituting a Loan Party, to the payment in full of the obligations of such Loan Party owing to any Guaranteed Party and arising under the Loan Documents. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default and after notice from the Administrative Agent, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Guaranteed Parties on account of the Borrower’s Liabilities, the Guarantors’ Obligations, or such other Obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Guaranteed Parties separate and apart from all other funds, property and accounts of such Guarantor.

6.    Suits. Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Guaranteed Parties, on demand, at the Administrative Agent’s place of business set forth in the Credit Agreement or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors. At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against the Borrower, any other Guarantor, or any other Person and whether or not the Guaranteed Parties have taken or failed to take any other action to collect all or any portion of the Borrower’s Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Borrower’s Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

7.    Set-Off and Waiver. Each Guarantor waives any right to assert against any Guaranteed Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantors’ Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against the Borrower or the Guaranteed Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor; provided that no Guarantor shall at any time be required to waive any defense of termination of this Guaranty Agreement and all of the Guarantors’ Obligations hereunder in accordance with Section 19 hereof. Until this Guaranty Agreement is terminated pursuant to Section 19 hereof, and subject to Section 12 hereof, each Guarantor hereby authorizes each Guaranteed Party from and after the occurrence of an Event of Default at any time or times while an Event of Default is continuing with or without prior notice to set-off and apply to such of the Guarantor’s Obligations to the Guaranteed Parties then due and in such amounts as provided for in the Credit Agreement or otherwise as they may elect, any and all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Guaranteed Party or otherwise in the possession or control of such Guaranteed Party for any purpose (other than solely for safekeeping) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Guaranteed Party, whether now existing or hereafter established; provided, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligations,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. For the purposes of this Section 7, all remittances and property shall be deemed to be in the possession of a Guaranteed Party as soon as the same may be put in transit to it by mail or carrier or by other bailee.

8.    Waiver of Notice; Subrogation.

(a)    Each Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of the Borrower, whether pursuant to the Credit Agreement or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof. Each Guarantor agrees that each Guaranteed Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Guaranteed Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantor’s Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b)    Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Administrative Agent on behalf of the Guaranteed Parties upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Borrower or any other Guarantor or any other guarantor of the Borrower’s Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Borrower, any other Guarantor or any other Person on account of the Borrower’s Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

(c)    Each Guarantor further agrees with respect to this Guaranty Agreement that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Borrower’s Liabilities unless and until one year and three days after the Facility Termination Date shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets. This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by any Guarantor against the estate of any other Loan Party within the meaning of Section 101 of the Bankruptcy Code, in the event of a subsequent case involving any other Loan Party. If an amount shall be paid to any Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 19 hereof, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Guaranteed Parties, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or otherwise as the Guaranteed Parties may elect. The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 19 hereof, and occurrence of the Facility Termination Date.

9.    Effectiveness; Enforceability. This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 19 hereof. Any claim or claims that the Guaranteed Parties may at any time hereafter have against a Guarantor under this Guaranty Agreement may be asserted by the Administrative Agent on behalf of the Guaranteed Parties by written notice directed to such Guarantor in accordance with Section 21 hereof.

10.    Representations and Warranties. Each Guarantor warrants and represents to the Administrative Agent, for the benefit of the Guaranteed Parties, that:

(a)    it is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its incorporation or creation;

(b)    it has the power and authority to execute, deliver and perform this Guaranty Agreement;

(c)    the execution, delivery and performance by such Guarantor of this Guaranty Agreement has been duly authorized by all Organizational Action of such Guarantor required for the lawful execution, delivery and performance hereof;

(d)    when executed and delivered, this Guaranty Agreement is the legal, valid and binding obligation or agreement of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity); and

(e)    the execution, delivery and performance by such Guarantor of this Guaranty Agreement does not violate any provisions of (1) any applicable law, rule or regulation, (2) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on such Guarantor or its properties, or (3) the Organizational Documents or Operating Documents of such Guarantor.

11.    Expenses. Each Guarantor agrees to be jointly and severally liable for the payment of all reasonable and documented out-of-pocket fees and expenses required to be made by the Borrower pursuant to Section 11.5 of the Credit Agreement.

12.    Reinstatement. Each Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Guaranteed Party in respect of any Borrower’s Liabilities is rescinded or must be restored for any reason, or is repaid by any Guaranteed Party in whole or in part in good faith settlement of any pending or threatened avoidance claim.

13.    Reliance. Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Guaranteed Parties, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrower, information concerning the Borrower and the Borrower’s financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement (“Other Information”), and has full and complete access to the Borrower’s books and records and to such Other Information; (b) such Guarantor is not relying on any Guaranteed Party or its or their employees, directors, agents or other representatives or affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of the Credit Agreement and such other Loan Documents as it has requested, is executing this Guaranty Agreement freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement; (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Borrower, the Borrower’s financial condition and affairs, the “Other Information”, and such other matters as it deems material in deciding to provide this Guaranty Agreement and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Guaranteed Party or its or their employees, directors, agents or other representatives or affiliates, for any information whatsoever concerning the Borrower or the Borrower’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty Agreement, or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Guaranteed Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Borrower or the Borrower’s financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Guaranteed Party or its or their employees, directors, agents or other representatives or affiliates, such Guarantor will independently verify the information and will not rely on any Guaranteed Party or its or their employees, directors, agents or other representatives or affiliates, with respect to such information.

14.    Rules of Interpretation. The rules of interpretation contained in Sections 1.2(a) through 1.2(k) of the Credit Agreement shall be applicable to this Guaranty Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

15.    Entire Agreement. This Guaranty Agreement, together with the Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Except as provided in Section 19, neither this Guaranty Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement and with the written consent of each Guarantor affected thereby.

16.    Binding Agreement; Assignment. This Guaranty Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that no Guarantor shall be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement or any other interest herein without the prior written consent of the Administrative Agent. Without limiting the generality of the foregoing sentence of this Section 16, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Credit Agreement. All references herein to the Administrative Agent shall include any successor thereof permitted under the terms of the Credit Agreement.

17.    Severability. The provisions of this Guaranty Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

18.    Counterparts. This Guaranty Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantor against whom enforcement is sought.

19.     Termination and Release. Subject to reinstatement pursuant to Section 12 hereof, this Guaranty Agreement and all of the Guarantors’ Obligations hereunder (excluding those obligations and liabilities that expressly survive such termination) shall terminate on the Facility Termination Date. A Guarantor shall be released from its obligations hereunder in accordance with the terms of Section 11.16 and, if applicable, Section 11.17 of the Credit Agreement.

20.    Remedies Cumulative; Late Payments. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other Guaranteed Party provided by law or under the Credit Agreement, the other Loan Documents or other applicable agreements or instruments. The making of the Loans and other extensions of credit to the Borrower pursuant to the Credit Agreement shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Guarantor’s guaranty of the Borrower’s Liabilities pursuant to the terms hereof. Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

21.    Notices. Any notice required or permitted hereunder shall be given, (a) with respect to each Guarantor, at the address of the Borrower indicated in Section 11.2 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Guaranteed Party, at the Administrative Agent’s address indicated in Section 11.2 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 11.2 of the Credit Agreement.

22.    Governing Law; Venue; Waiver of Jury Trial.

(a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)    EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, SUCH PARTY EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c)    EACH PARTY HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS FOR NOTICES TO SUCH PARTY IN EFFECT PURSUANT TO SECTION 21 HEREOF, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

(d)    IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH GUARANTOR AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE GUARANTEED PARTIES HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT ANY SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(e)    EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

(f)    IT IS ACKNOWLEDGED, UNDERSTOOD AND AGREED THAT (EXCEPT TO THE EXTENT THE RESPECTIVE MANUFACTURER WAIVES ANY OF THE TERMS OF A MANUFACTURER CONSENT OR A MANUFACTURER CONSENT IS TERMINATED OR CEASES TO BE IN EFFECT): (A) THE EXERCISE BY THE ADMINISTRATIVE AGENT OR ANY LENDER (WHETHER THROUGH THE ADMINISTRATIVE AGENT OR OTHERWISE) OF REMEDIES UNDER THIS GUARANTY AGREEMENT WILL BE SUBJECT TO THE TERMS OF THE MANUFACTURER CONSENTS, (B) IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE MANUFACTURER CONSENTS AND THE TERMS OF THIS GUARANTY AGREEMENT, THE TERMS OF THE MANUFACTURER CONSENTS WILL CONTROL, AND (C) THE ADMINISTRATIVE AGENT AGREES TO FURNISH SUCH NOTICES AS IT IS REQUIRED TO FURNISH UNDER SUCH MANUFACTURER CONSENTS.

23.    State Law Waivers

(a)    Certain California Law Waivers. As used in this Section 23(a), any reference to “the principal” includes the Borrower, and any reference to “the creditor” includes the Adminis-trative Agent and the Lenders. In accordance with Section 2856 of the California Civil Code:

(1)    each Guarantor agrees (i) to waive any and all rights of subrogation and reimbursement against the Borrower or against any collateral or security granted by the Borrower for any of the Guarantor’s Obligations and (ii) to withhold the exercise of any and all rights of contribution against any other guarantor of any of the Guarantor’s Obligations and against any collateral or security granted by any such other guarantor for any of the Guarantor’s Obligations until the Guarantor’s Obligations shall have been indefeasibly paid in full;

(2)    Guarantor waives any and all other rights and defenses available to Guarantor by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including any and all rights or defenses Guarantor may have by reason of protection afforded to the principal with respect to any of the Guarantor’s Obligations, or to any other guarantor of any of the Guarantor’s Obligations with respect to any of such Guarantor’s Obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal’s indebtedness or such Guarantor’s Obligations, including Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure; and

(3)    Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for any Guaranteed Obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Guarantor’s Obligations, has destroyed Guarantor’s rights of contribution against such other guarantor.

(b)    Certain Georgia Law Waivers. Each Guarantor expressly waives, without any requirement of any notice to or further assent by such Guarantor, to the fullest extent permitted by applicable law, the benefit of all principles or provisions of applicable law which are or might be in conflict with the terms of this Guaranty Agreement, including, without limitation, Section 10-7-23 and Section 10-7-24 of the Official Code of Georgia Annotated.

(c)    Certain Arizona Law Waivers. Each Guarantor hereby fully and completely waives, releases and relinquishes (i) all defenses and claims based on principles of suretyship and/or guaranty, and (ii) any and all benefits under Arizona Revised Statutes Sections 12-1641 through 12-1646 and Rule 17(f) of the Arizona Rules of Civil Procedure.

No other provision of this Guaranty Agreement shall be construed as limiting the generality of any of the covenants and waivers set forth in this Section 23. In accordance with Section 22(a) hereof, this Guaranty Agreement shall be governed by, and shall be construed and enforced in accor-dance with, the internal laws of the State of New York). This Section 23 is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California, Arizona or Georgia law are in any way applica-ble to this Guaranty Agreement or to any of the Guarantor’s Obligations.

24.    Keepwell. Each Qualified Keepwell Provider (as defined below) hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under a Facility Guaranty in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 24, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 24 shall remain in full force and effect until the Facility Termination Date. Each Qualified Keepwell Provider intends that this Section 24 constitute, and this Section 24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified Keepwell Provider” means, in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:_______________________________________
Name:
Title:

GUARANTORS:

EXHIBIT K

Form of Commitment Increase Agreement

Date: _____________, 20__

JPMorgan Chase Bank, N.A.
Loan & Agency
500 Stanton Christiana Road, 1st Floor
Newark, Delaware 19713
Attn: Kevin Campbell

Ladies and Gentlemen:

We refer to the Third Amended and Restated Credit Agreement dated as of March 26, 2020 (as amended, restated, modified, supplemented or renewed from time to time, the “Credit Agreement”) by and among AutoNation, Inc., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, “Administrative Agent”), certain other parties, and the Lenders referred to therein. Terms defined in the Credit Agreement are used herein as therein defined.

This Commitment Increase Agreement is made and delivered pursuant to Section 2.18 of the Credit Agreement.

Subject to the terms and conditions of Section 2.18 of the Credit Agreement, _______________________________ (“Increasing Revolving Credit Lender”) hereby commits to a $_______________ increase in the Increasing Lender’s Revolving Credit Commitment7, on the Increased Commitment Date applicable to it. The Increasing Revolving Credit Lender hereby confirms and agrees that on such Increased Commitment Date, the Revolving Credit Commitment of the Increasing Revolving Credit Lender shall be increased by the amount set forth above to $_____________________ (or as the Administrative Agent and the Increasing Revolving Credit Lender shall otherwise confirm), and the Increasing Revolving Credit Lender shall have all of the rights and be obligated to perform all of the obligations of a Revolving Credit Lender under the Credit Agreement and the other Loan Documents with a Revolving Credit Commitment as increased as herein provided.

Effective on the Increased Commitment Date applicable to it, the Increasing Revolving Credit Lender (i) shall fund as provided in Section 2.18 of the Credit Agreement the amount equal to the product of the increase in such Increasing Revolving Credit Lender’s applicable Revolving Percentage (after giving effect to the Added Commitment referred to herein) multiplied by the sum of Revolving Credit Outstandings and funded Participations, for the account of the assigning Revolving Credit Lenders in accordance with the provisions of the Credit Agreement and (ii) accepts and assumes from the assigning Revolving Credit Lenders, without recourse, such assignment of Revolving Credit Outstandings and funded Participations as shall be necessary to effectuate the adjustments in the pro rata shares of Revolving Credit Lenders contemplated by Section 2.18 of the Credit Agreement.

THIS COMMITMENT INCREASE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, NOTWITHSTANDING ITS EXECUTION OUTSIDE SUCH STATE.

This Commitment Increase Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Commitment Increase Agreement by telecopy or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) shall be as effective as delivery of a manually executed counterpart of this Commitment Increase Agreement.

______________________
7Must be $5,000,000 or an integral multiple of $1,000,000 if in excess of $5,000,000.

IN WITNESS WHEREOF, Increasing Revolving Credit Lender has caused this Commitment Increase Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

[INCREASING REVOLVING CREDIT LENDER]

By:    __________________
Name:     __________________
Title:     __________________

CONSENTED TO as of _________, 20__:

AUTONATION, INC.

By:    __________________
Name:    __________________
Title:    __________________

APPROVED:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:    __________________
Name:    __________________
Title:    __________________

EXHIBIT L

Form of Added Lender Agreement

Date: _______________, 20__

JPMorgan Chase Bank, N.A.
Loan & Agency
500 Stanton Christiana Road, 1st Floor
Newark, Delaware 19713
Attn: Kevin Campbell

Ladies and Gentlemen:

We refer to the Third Amended and Restated Credit Agreement dated as of March 26, 2020 (as amended, restated, modified, supplemented or renewed from time to time, the “Amended and Restated Credit Agreement”) by and among AutoNation, Inc., a Delaware corporation, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, “Administrative Agent”), certain other parties, and the Lenders referred to therein. Terms defined in the Credit Agreement are used herein as therein defined.

This Added Lender Agreement is made and delivered pursuant to Section 2.18 of the Credit Agreement.

Subject to the terms and conditions of Section 2.18 of the Credit Agreement, _________________________ (the “Added Lender”) will become a party to the Credit Agreement as a Lender, with a $_______________ [Revolving Credit Commitment]8 [Added Term Loan]9, on the Increased Commitment Date applicable to it. The Added Lender hereby confirms and agrees that on such Increased Commitment Date, the Added Lender shall be and become a party to the Credit Agreement as a Lender and have all of the rights and be obligated to perform all of the obligations of a Lender thereunder and under the other Loan Documents with [a Revolving Credit Commitment][an Added Term Loan] as herein provided.

Effective on the Increased Commitment Date applicable to it, the Added Lender [(i) shall fund as provided in Section 2.18 of the Credit Agreement the amount equal to its applicable Revolving Percentage of all Revolving Credit Outstandings and funded Participations for the account of the assigning Lenders in accordance with the provisions of the Credit Agreement and (ii) accepts and assumes from the assigning Lenders, without recourse, such assignment of Revolving Credit Outstandings as shall be necessary to effectuate the adjustments in the pro rata shares of the Lenders contemplated by Section 2.18 of the Credit Agreement][shall make an Added Term Loan to the Borrower in an amount equal to its Term Loan Commitment].

______________________
8 Must be $5,000,000 or an integral multiple of $1,000,000 if in excess of $5,000,000.
9 Must be $50,000,000 or an integral multiple of $1,000,000 if in excess of $50,000,000.

The following administrative details apply to the Added Lender:

(A)    Lending Office(s):

Lender name:
Address:

Attention:
Telephone:    ( )
Facsimile:    ( )

Lender name:
Address:

Attention:
Telephone:    ( )
Facsimile:    ( )

(B)    Notice Address:

Lender name:
Address:

Attention:
Telephone:    ( )
Facsimile:    ( )

(C)    Payment Instructions:

Account No.:
At:

Reference:
Attention:

THIS ADDED LENDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, NOTWITHSTANDING ITS EXECUTION OUTSIDE SUCH STATE.

This Added Lender Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Added Lender Agreement by telecopy or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) shall be as effective as delivery of a manually executed counterpart of this Added Lender Agreement.

IN WITNESS WHEREOF, the Added Lender has caused this Added Lender Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

[ADDED LENDER]

By:
Name:
Title:

CONSENTED TO as of ___________, 20__:

AUTONATION, INC.

By:
Name:
Title:

APPROVED:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT M-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Third Amended and Restated Credit Agreement, dated as of March 26, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among AutoNation, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 4.6(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:_____________________________________
Name:
Title:
Date: ________ __, 20__

EXHIBIT M-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Third Amended and Restated Credit Agreement, dated as of March 26, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among AutoNation, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 4.6(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:_____________________________________
Name:
Title:
Date: ________ __, 20__

EXHIBIT M-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Third Amended and Restated Credit Agreement, dated as of March 26, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among AutoNation, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 4.6(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:_____________________________________
Name:
Title:
Date: ________ __, 20__

EXHIBIT M-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Third Amended and Restated Credit Agreement, dated as of March 26, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among AutoNation, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Pursuant to the provisions of Section 4.6(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By: _____________________________________
Name:
Title:
Date: ________ __, 20__

Schedule 1.1(a)
Closing Date Existing Issuing Banks and Closing Date Existing Letters of Credit

Issuer and Letter of Credit Number	Subsidiary	Maturity	Amount
Wells Fargo Bank, National Association	AutoNation, Inc.	1/1/2021	$22,898,969.00
Wells Fargo Bank, National Association	AutoNation, Inc.	1/1/2021	$300,000.00
Wells Fargo Bank, National Association	AutoNation, Inc.	1/1/2021	$16,209,668.00
Wells Fargo Bank, National Association	Batfish, LLC.	2/3/2021	$19,394.00
Wells Fargo Bank, National Association	AutoNation, Inc.	11/30/2020	$254,237.00
TOTAL OUTSTANDING			$39,682,268.00

Schedule 1.1(b)

Manufacturer Consents

Letter Agreement, dated as of August 28, 2015, between the Borrower and Ford Motor Company

Letter Agreement, dated as of August 28, 2015, between the Borrower and Nissan North America, Inc.

Letter Agreement, dated as of September 4, 2015, between the Borrower and Toyota Motor Sales, U.S.A., Inc.

Letter Agreement, dated as of September 08, 2015, between the Borrower and BMW of North America, LLC

Schedule 1.1(c)

Existing Vehicle Lenders

Ally Bank
Ally Financial Inc.
American Honda Finance Corporation
Bank of America, N.A.
BMW Financial Services NA, LLC
Ford Motor Credit Company
JPMorgan Chase Bank, N.A
Mercedes-Benz Financial Services USA LLC (DCFS USA LLC)
Nissan Motor Acceptance Corporation
TD Bank, N.A.
Toyota Motor Credit Corporation
Truist Bank (Branch Banking and Trust Company)
VW Credit, Inc.
World Omni Financial Corporation

Each of the foregoing shall include any successors thereto.

Schedule 6.1(g)

Litigation

None.

Schedule 6.1(l)

ERISA

None.

Schedule 6.1(n)

Environmental Issues

None.

Schedule 8.3

Existing Liens

1.    Restrictions contained in any franchise agreements and/or framework agreements with Manufacturers and Liens arising from purchase money security interests in favor of Manufacturers